Exhibit 6.24

LEASE

IMPOSSIBLE KICKS HOLDING COMPANY, INC., a Delaware corporation

TENANT

“IMPOSSIBLE KICKS”

TRADE NAME

NONE

GUARANTOR

THE MALL AT GREEN HILLS

A Regional Retail Development

CITY OF NASHVILLE

COUNTY OF DAVIDSON

STATE OF TENNESSEE

THE MALL AT GREEN HILLS

STANDARD FORM

Impossible Kicks /The Mall at Green Hills/03/21/23
i	COMMON AREA CHARGE

Impossible Kicks /The Mall at Green Hills/03/21/23
ii	COMMON AREA CHARGE

EXHIBIT A	SITE PLAN; LEASED PREMISES; LEGAL DESCRIPTION (IF INCLUDED)
EXHIBIT B	CONSTRUCTION
EXHIBIT B-1	UTILITIES
EXHIBIT B-2D	STORE DESIGN DRAWINGS
EXHIBIT C	CENTRAL-AIR/CONDENSER-WATER SYSTEM (IF ANY)
GUARANTY

Impossible Kicks /The Mall at Green Hills/03/21/23
iii	COMMON AREA CHARGE

THE MALL AT GREEN HILLS

A Regional Retail Development

DAVIDSON COUNTY, TENNESSEE

THIS LEASE made as of this 29th day of March, 2023, by and between GREEN HILLS MALL TRG LLC, a Delaware limited liability company, the address of which is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304-2324 (Landlord), and IMPOSSIBLE KICKS HOLDING COMPANY, INC., a Delaware corporation, the address of which is 300 Spectrum Center Drive, Suite 400, Irvine, California 92618 (Tenant). All of the provisions of the Lease, including the Data Sheet, the standard provisions commencing with Article I and continuing through Article XXVII of the Lease (hereinafter at times referred to as the “text of the Lease” or the “Standard Form”), and all exhibits are incorporated in full in this preamble as if fully set forth at this point.

DATA SHEET

The following references furnish data to be incorporated in the specified Sections of the Lease and shall be construed to incorporate all of the terms of the entire Section as stated in the said Lease:

(1)  Section 1.01: Leased Premises: Store Number 217, situated on the upper level of Building “E”, having an irregular shape and consisting of approximately two thousand two hundred sixty-six (2,266) square feet.

The regional retail development is commonly known as “The Mall at Green Hills,” located in the County of Davidson, State of Tennessee.

(2) Section 1.02: Commencement Date of Term: February 1, 2023

Existing Lease. The parties acknowledge and agree that Tenant currently is occupying the Leased Premises pursuant to that certain Temporary Inline Space License Agreement dated as of August 4, 2022, by and between Landlord and Tenant (the “Existing TILS”). Effective as of 11:59 p.m. on January 31, 2023, the Existing TILS shall terminate, subject to the payment by Tenant of rent and all other charges due and owing or which shall have accrued up to the date of termination. Effective after such date of termination, Landlord and Tenant shall have no further rights or obligations under the Existing TILS, except those which, pursuant to the provisions of the Existing TILS, expressly survive the expiration or termination of the term of the Existing TILS.

Since Tenant currently occupies and is conducting business from the Leased Premises, the terms and conditions of Sections 1.02(b), 1.03, 5.01, 5.02 (with the exception of the language regarding Radon Gas), 5.03 and 5.04 shall not apply to this Lease.

Length of Term: Five (5) Lease Years

(3) Section 2.01 and Section 2.02: Name and Address for Rent Payments: Payments from Tenant shall be made payable to Green Hills Mall TRG LLC, and shall be sent to:

Green Hills Mall TRG LLC

P. O. Box 674523

Detroit, Michigan 48267-4523

Insurance certificates and sales reports shall be submitted via email to:

Greenhills_LAD@taubman.com

(4) Section 2.01: Minimum Rent:                                                                                                                                          per annum, payable in equal consecutive monthly installments of

(5) Section 2.02(a): Percentage Rent: Nine percent (9%) (the “percentage rent factor”) of Gross Sales made during each Lease Year of the term hereof in excess of Four Million One Hundred Fifty-Four Thousand Three Hundred Thirty-Three and 00/100ths Dollars ($4,154,333.00) (“Minimum Gross Sales”).

(6) Section 5.01(b): Design of Leased Premises: Tenant’s Store Design Drawings requirement shall be limited to fixturing information and material selections and finishes (including color and material sample boards) and the remodel required by Section 5.01(b) shall be limited to: bringing the Leased Premises to like-new condition by professionally cleaning, refinishing or replacing all flooring, replacing worn surfaces, painting, relamping light fixtures and repairing or cleaning all storefront surfaces and systems, notwithstanding the provisions of Section 5.01(b) or Exhibit B to the contrary. All such work shall be completed on or before June 1, 2023.

(7) Section 5.01(c): Tenant Reimbursement to Landlord: None

Impossible Kicks /The Mall at Green Hills/03/21/23
D1	COMMON AREA CHARGE

(8)  Section 7.01: Permitted Use: For the retail, RESALE ONLY of limited-edition sneaker brands. In no event shall Tenant sell any designer brands (e.g. Gucci, Dior, LV, or any LVMH footwear or accessories unless it is a authorized collaboration (i.e. supreme)) nor shall it offer imitations thereof nor any branded merchandise which mimics or is an obvious mock of a luxury brand’s name, their logo, their unique style or their trademark look. Also, as an ancillary permitted use, and not to exceed twenty-five percent (25%) of Tenant’s showroom floor space, for the retail sale of clothing, including streetwear clothing.

Notwithstanding anything contained in this Lease to the contrary, if Landlord shall lease space in the Shopping Center to a Competing Business (defined below) for the Restricted Use (as defined below) during the Term, then Tenant’s sole and exclusive remedy shall be the right to pay Landlord thereafter, in lieu of Minimum Annual Rental, Percentage Rental, and all other charges, a sum equal to 8% of all Gross Sales (“Alternate Rent”). By way of example, if Tenant’s Gross Sales equal $75,000.00 for a month during such period, Tenant shall pay Landlord, in lieu of Minimum Annual Rental, Percentage Rental and all other charges for such month, a sum equal to $6,000.00. Tenant shall resume payment of full Minimum Annual Rental, Percentage Rental and all other charges per the Lease once the Competing Business ceases to operate in the Shopping Center.

“Restricted Use” shall mean the operation of any retailer who is participating in the RESALE of any type of sneakers whether at retail or on a consignment basis. “Competing Business” shall mean a business not affiliated with Tenant which uses its premises in the Shopping Center primarily for the Restricted Use, excluding: (a) any portion of the Shopping Center not owned and/or controlled by Landlord; and (b) any business which engages in the Restricted Use but is not specifically permitted to do so in its lease, for less than sixty (60) days. This Reference Provision shall not be in effect during any of the following events: (i) Tenant is in default under this Lease beyond all applicable notice and cure periods; (ii) following the Opening Date, the Leased Premises ceases to be used primarily for the Restricted Use by Tenant; or (iii) any period of time following the Opening Date that Tenant is not occupying the Leased Premises.

(9) Section 7.02: Food Court Common Facilities Charge: None

(10) Section 7.03: Radius Area: Ten (10) miles from the Leased Premises.

(11) Section 8.03: Common Area Charge and Promotion Charge:

(i) Common Area Charge: Thirty-Five and 90/100ths Dollars ($35.90) per square foot of floor area in the Leased Premises per year.

Reference Year: shall mean calendar year 2023

(ii) Original Annual Promotion Charge: Four and 00/100ths Dollars ($4.00) per square foot of floor area in the Leased Premises per year. Original annual promotion charge to be paid in equal consecutive monthly installments.

Initial Promotion Charge: None

(12) Section 16.01: Trade Name: “Impossible Kicks”

(13) Section 26.01: Security Deposit: Fifteen Thousand and 00/100ths Dollars ($15,000.00).

The security deposit in the amount of Ten Thousand and 00/100ths Dollars ($10,000.00) (the “Existing Security Deposit”) paid by Tenant under the Existing License Agreement shall be applied as provided in the Existing License Agreement to the extent necessary to remedy any uncured default or satisfy any outstanding obligation of Tenant under the Existing License Agreement. Provided that all of the terms in the Existing License Agreement permitting the return of the Security Deposit are satisfied, then any remaining balance of the Existing Security Deposit shall be transferred from the Existing License Agreement to this Lease and shall become applied to the Security Deposit described in Section 1(h). In the event the amount of any such remaining balance is less than the required Security Deposit due hereunder, Tenant shall be required to deposit such deficiency with Landlord simultaneously with Tenant’s execution and delivery of this Lease.

(14) Guarantor(s): None

(15)  Exhibit B-1: Utilities: The Leased Premises is designated to receive Central Air Conditioning Supply System (see Exhibit B-1).

(16)  POS System/ Sales App. Tenant, at Tenant’s sole cost and expense, shall 1) be required to use one of the following POS systems (“Sales System”) at the Leased Premises to record all transactions conducted in, on or from the Leased Premises: Square, Shopify, Clover, Lightspeed, Vend, Hike or Toast POS System(s) in accordance with the provision of this agreement; and 2) connect its Sales System to a sharing platform of a provider (the “Sales App”) required by Landlord at the Shopping Center, if available, for the collection of all information relating to any transactions conducted in, on or from the Leased Premises. Tenant hereby agrees that Landlord shall have the right to obtain the record of such transactions as prepared by the Sales App as well as a record of all Gross Sales resulting from business conducted in, on or from the Leased Premises and shall have the right to bill Licensee and/or collect percentage rent, if applicable, based on such information. Tenant shall pay Landlord a one-time setup fee of $100 for the foregoing service and a monthly fee, which monthly fee shall be subject to annual increases capped at 3% per annum (the 2023 monthly fee is estimated to be $30).

[End of text of Data Sheet]

Impossible Kicks /The Mall at Green Hills/03/21/23
D2	COMMON AREA CHARGE

EXECUTION

In confirmation of their agreement to enter into this Lease (including the Preamble, Data Sheet, Standard Form, and all exhibits attached hereto), and intending to be bound hereby, Landlord and Tenant have signed this Lease as of the day and year first above written on page D1 of this Lease.

GREEN HILLS MALL TRG LLC,
a Delaware limited liability company

By:	/s/ Michele Walton
Its:	Authorized Signatory

LANDLORD

IMPOSSIBLE KICKS HOLDING COMPANY, INC.,
a Delaware corporation

By:	/s/ Rod Granero
Print Name: Rod Granero
Its:	Chief Financial Officer

TENANT

Tenant’s Federal Tax Identification Number:
88-3003094

Impossible Kicks /The Mall at Green Hills/03/21/23
E1	COMMON AREA CHARGE

STANDARD FORM

ARTICLE I.
GRANT AND TERM

SECTION 1.01 LEASED PREMISES

(a) Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby rents and hires from Landlord, those certain premises in the regional retail development shown on Exhibit A, subject to covenants, restrictions and easements of record, the terms and provisions of certain reciprocal easement and/or operating agreements now or hereinafter entered into by Landlord with the owners or lessees of the Anchor Store Site(s), and the terms and provisions of the underlying lease, if any. It is agreed that the term “regional retail development” as used herein shall mean and refer to the Anchor Store Sites and the Shopping Center, including the buildings located or to be located thereon, all as shown on the site plan which is set forth in Exhibit A attached hereto and made a part hereof, and that the term “Shopping Center” shall, except as otherwise specifically provided herein, mean and refer to the hatched and the shaded portions of such site plan which portions from time to time open directly on the enclosed mall, if any, and which may vary at each level of the regional retail development, together with the enclosed mall, if any, (whether or not shaded or hatched). The approximate location of the Premises leased to Tenant hereunder is shown in Exhibit A. The leased premises (herein referred to as the “Leased Premises” or “Premises”) are described as set forth in the Data Sheet attached hereto. As used in this Lease, the term “State” shall mean the state or commonwealth in which the Shopping Center is located.

(b) The exterior walls and the roof of the Leased Premises and the area beneath said Premises are not demised hereunder, and the use thereof, together with the right to locate, both vertically and horizontally, install, maintain, use, repair and replace pipes, utility lines, ducts, conduits, flues, refrigerant lines, drains, sprinkler mains and valves, access panels, wires and structural elements leading through the Leased Premises serving other parts of the regional retail development, is hereby reserved unto Landlord. Landlord reserves an easement in, over and through the area occupied by the storefront of the Leased Premises, and an easement above Tenant’s finished ceiling to the roof, or to the bottom of the floor deck above the Leased Premises, for general access purposes and in connection with the exercise of Landlord’s other rights under this Lease.

(c) The attached site plan of the regional retail development, Exhibit A, includes premises identified thereon as Anchor Store Sites, including the buildings located or to be located thereon, which sites are collectively hereinafter referred to as the “Anchor Store Site(s)” and/or “Anchor Store(s),” unless otherwise specifically set forth. It is agreed that, wherever the term “Shopping Center” is used herein, it shall be deemed to exclude the Anchor Store Sites (even if such Sites shall be within the hatched and/or shaded area shown on the site plan), except as otherwise specifically stated herein. In addition, said site plan includes other portions of the Shopping Center which Landlord may from time to time sell or lease for the purpose of construction and/or use by one or more anchor stores (as defined in Section 27.12 hereof), which portion(s) may thereupon, at Landlord’s option, be referred to and treated as “Anchor Store Site(s)” and/or “Anchor Store(s)” upon occupancy thereof by an anchor store, and which, at Landlord’s option, may be excluded from the Shopping Center. In the event Landlord elects to enlarge the regional retail development, any additional area may be included by Landlord in the definition of the Shopping Center for purposes of this Lease. Landlord shall also have the general right from time to time to include within and/or to exclude from the defined Shopping Center any existing or future areas, and the floor area of the Shopping Center shall be accordingly adjusted.

SECTION 1.02 COMMENCEMENT AND ENDING DAY OF TERM

The term of this Lease shall commence upon (a) the commencement date set forth in the Data Sheet, or (b) the date on which Tenant opens its store in the Leased Premises for business to the public, whichever of said dates is the first to occur, and shall end on the final day of the last Lease Year of the term or other specified date as set forth in the Data Sheet, unless sooner terminated as hereinafter provided. For the purpose of this Lease, the first “Lease Year” shall be a period commencing on the day the term of this Lease commences and ending on January 31 next following; after the first Lease Year, the term “Lease Year” shall mean a fiscal year of twelve (12) consecutive calendar months commencing on February 1 of each calendar year, except that the final Lease Year of the term shall be a period of less than twelve (12) consecutive calendar months in the event that an expiration date other than January 31 is set forth in the Data Sheet.

In the event Landlord elects to recapture space adjacent to the Leased Premises, combine the Leased Premises with vacant space adjacent to the Leased Premises, or cause an expansion or contraction of, or perform structural changes or alterations to, the Shopping Center or the regional retail development, and such expansion, contraction and/or structural changes or alterations directly affect all or any portion of the Leased Premises, then Landlord upon ninety (90) days’ prior notice in writing to Tenant may terminate this Lease. In the event of such termination, within thirty (30) days following the date that Tenant shall have vacated the Leased Premises, Landlord shall pay to Tenant a sum equal to the then unamortized cost (without interest) of Tenant’s leasehold improvements, such amortization to be calculated on the straight-line basis over the full term of the Lease, with Landlord’s obligation being limited to the balance of such cost remaining as of the date that Tenant shall have so vacated. Tenant shall furnish to Landlord such backup information as Landlord may reasonably require.

Impossible Kicks /The Mall at Green Hills/03/21/23
S1	COMMON AREA CHARGE

SECTION 1.03 OPENING

Tenant covenants and agrees to complete its construction within the Leased Premises in accordance with the provisions of this Lease and to open its store for business to the public not later than the date established for commencement of the term of this Lease pursuant to Section 1.02 hereof.

ARTICLE II.

RENT

SECTION 2.01 MINIMUM RENT

(a) The minimum rent during the term of this Lease shall be the amount set forth in the Data Sheet attached hereto as adjusted pursuant to Section 2.04 or other provisions of this Lease, which sum shall be payable by Tenant in equal consecutive monthly installments in the sum set forth in the Data Sheet attached hereto, on or before the first day of each month, in advance, payable as set forth, and at the address set forth, in the Data Sheet attached hereto under “Name and Address for Rent Payments,” or such other place as Landlord may designate in writing, such payments to be without any prior demand therefor and without any deductions or setoff whatsoever.

(b)  Should the term of this Lease commence on a day other than the first day of a calendar month, then the rent for such month shall be prorated on a daily basis based upon the calendar month. Should any Lease Year contain less than twelve (12) calendar months, said annual rent shall be prorated.

SECTION 2.02 PERCENTAGE RENT

(a) In addition to the payment of the minimum rent, as hereinbefore provided, Tenant shall pay to Landlord for each Lease Year of the term hereof, as percentage rent, an amount equal to the percentage rent factor (see Data Sheet) multiplied by all Gross Sales resulting from business conducted in, on or from the Leased Premises during such Lease Year in excess of the amount of Gross Sales set forth in the Data Sheet (hereinafter referred to as “Minimum Gross Sales”). Subsequent to the date upon which Tenant is initially obligated to open for business in the Leased Premises, in addition to any and all other remedies afforded to Landlord under this Lease by reason of default, “Minimum Gross Sales” shall be reduced by 1/365th for each day or portion thereof that Tenant does not operate its business. The percentage rent shall be payable as set forth, and at the address set forth, in the Data Sheet attached hereto under “Name and Address for Rent Payments,” or such other place as Landlord may designate in writing, such payments to be without any prior demand therefor and without any deductions or setoff whatsoever.

(b) Such percentage rent shall be paid monthly after Tenant’s Gross Sales during the Lease Year in question exceed Minimum Gross Sales for such Lease Year. Should any Lease Year contain less than three hundred sixty-five (365) days, the Minimum Gross Sales shall be prorated for such Lease Year.

SECTION 2.03 GROSS SALES

The term “Gross Sales” as used herein shall be construed to include the entire amount of the actual sales price, whether for cash or otherwise, of all sales of merchandise or services and all other receipts whatsoever of all business conducted in or from the Leased Premises by Tenant, or by all concessionaires (as defined in Section 3.02 hereof) or otherwise, including, without limitation, mail, internet, computer, catalogue or telephone orders paid for, received or filled at the Leased Premises, all deposits not refunded to purchasers, and orders taken, although said orders may be filled elsewhere. A “sale” shall be deemed to have been consummated for the purposes of this Lease, and the entire amount of the sales price shall be included in Gross Sales, at such time that (i) the transaction is initially reflected in the books or records of Tenant or a concessionaire (if a concessionaire makes the sale), or (ii) Tenant or such concessionaire receives all or any portion of the sales price, or (iii) the applicable goods or services are delivered to the customer, whichever first occurs, irrespective of whether payment is made in installments, the sale is for cash or for credit, or otherwise, or all or any portion of the sales price has actually been paid at the time of inclusion in Gross Sales or at any other time. No deduction shall be allowed for direct or indirect discounts, rebates, or other reductions on sales to employees or others, unless generally offered to the public on a uniform basis. In addition, no deduction shall be allowed for uncollected or uncollectible credit accounts, or for trade-ins or other credits on sales to employees or others. The term “Gross Sales” shall not include, however, any sums collected and paid out by Tenant for any sales, use, or excise tax imposed by and accounted for by Tenant to any duly constituted governmental authority, nor shall it include the exchange of merchandise between the stores of Tenant, if any, where such exchange of goods or merchandise is made solely for the convenient operation of the business of Tenant and not for the purpose of consummating a sale which has theretofore been made in or from the Leased Premises and/or for the purpose of depriving Landlord of the benefit of a sale which otherwise would be made in or from the Leased Premises, nor shall the term include the amount of returns to shippers or manufacturers, nor proceeds from the sale of trade fixtures. There shall be deductible from Gross Sales the amount of any cash or credit refund made upon any sale in or from the Leased Premises, previously included in “Gross Sales” hereunder, not to exceed the sum so previously included, where the merchandise sold is thereafter returned by the purchaser and accepted by Tenant. The term “merchandise” as used in this Lease shall include food and beverages if Tenant is permitted to sell such items in Section 7.01 hereof. The term “Gross Sales” shall not include:

(i) any sums and/or credits received in the settlement of claims for loss of or damage to merchandise;

Impossible Kicks /The Mall at Green Hills/03/21/23
S2	COMMON AREA CHARGE

(ii)  the amount of discount on price allowed on all merchandise traded in by customers for credit, provided the sale was previously included in Gross Sales;

(iii)  any and all separately stated alteration workroom charges and delivery charges, provided that no profit is intended or derived by Tenant;

(iv)  interest, service or sales carrying charges or other charges, other than credit card company fees, however, denominated, paid by customers for extension of credit on sales, provided the same are separately stated and not included in the merchandise sales price and provided, further, that no profit is intended or derived by Tenant;

(v)  receipts from any permitted pay telephones and vending machines provided that no profit is intended or derived by Tenant;

(vi)  reimbursement by customers for delivery, freight and/or postage charges rendered at no profit to Tenant solely for the convenience of Tenant’s customers;

(vii)  insurance proceeds (other than business interruption insurance proceeds which compensate Tenant for loss of sales or income);

(viii) gift wrapping charges rendered at no profit to Tenant solely for the convenience of Tenant’s customers;

(ix) so called “layaway” sales or installment sales except to the extent Tenant shall have received payments thereon;

(x)  sales of used fixtures and equipment not in the ordinary course of Tenant’s business and not to exceed one-half of one percent (.5%) of Gross Sales per annum;

SECTION 2.04 RENT ADJUSTMENT

(a) Notwithstanding any provisions to the contrary contained in this Lease, Tenant shall pay to Landlord as minimum rent for the second Lease Year of the term of this Lease, and for each subsequent Lease Year of said term, but subject to further increase pursuant to this Section 2.04 and other provisions of this Lease, the ~~greater of the~~ amount~~s~~ calculated according to the formula~~s~~ set forth in Paragraph~~s~~ (i) ~~and (ii)~~ below.

(i)  Minimum rent for the Lease Year in question shall be increased by three percent (3%) over the minimum rent in effect for the prior Lease Year.

~~(ii)  Minimum rent for the Lease Year in question shall be increased by the amount of percentage rent payable for the immediately preceding Lease Year pursuant to Section 2.02 hereof.~~

(b) For the purposes of this Section, the percentage rent payable by Tenant for any Lease Year consisting of less than twelve (12) full calendar months shall be calculated by dividing the percentage rent payable by Tenant for such Lease Year pursuant to Section 2.02 hereof by the actual number of days in such Lease Year, and by multiplying the resulting quotient by 365. Landlord shall notify Tenant of the increased minimum rent for each Lease Year following the determination of same by Landlord, and Tenant shall pay such increased minimum rent for the applicable Lease Year in the manner set forth in Section 2.01 hereof. In the event that the increase in minimum rent results from the calculation set forth above in subsection (a)(i~~i~~), then the Minimum Gross Sales otherwise applicable for such period shall be increased by a percentage equal to the percentage increase in minimum rent ~~made by reason of the percentage rent payable in the preceding Lease Year~~. The minimum rent for any period as stated in Section 2.01 hereof, if different than that stated for the immediately preceding period, shall be adjusted by multiplying such different minimum rent (“Changed Rent”) by the cumulative percentage increase in minimum rent pursuant to this Section from the commencement of the term of this Lease through and including the first Lease Year during which such Changed Rent would have become effective, with the resulting product to be added to such Changed Rent to yield the effective minimum rent for such period, subject to further adjustment as provided in this Section or elsewhere in this Lease.

~~(c) Upon the opening of any tenant in the regional retail development occupying twenty thousand (20,000) square feet or more or an expansion of the Shopping Center by twenty thousand (20,000) square feet or more after the commencement date of this Lease, the minimum rent and Minimum Gross Sales then in effect shall be immediately and automatically increased by fifteen percent (15%), subject to further increases pursuant to this paragraph, this Section and other provisions of this Lease.~~

Impossible Kicks /The Mall at Green Hills/03/21/23
S3	COMMON AREA CHARGE

SECTION 2.05 TENANT’S TAX OBLIGATION

Tenant shall pay to Landlord its proportionate share of all taxes and assessments which may be levied or assessed by any lawful authority during the term of this Lease, or with respect to each fiscal tax year falling in whole or in part during the term of this Lease, against the land, buildings and improvements comprising the Shopping Center, including but not limited to all real property taxes and of all other taxes which Landlord becomes obligated to pay with respect to the regional retail development, irrespective of whether such taxes are assessed against real or personal property. Tenant’s proportionate share of such taxes and assessments shall be equal to the product obtained by multiplying such taxes and assessments by a fraction, the numerator of which shall be the number of square feet of floor area in the Leased Premises and the denominator of which shall be the total number of square feet of gross leased and occupied floor area in the Shopping Center. In the event that any present or future enactment of the State or any political subdivision thereof or any governmental authority having jurisdiction thereover either: (a) imposes a direct or indirect tax and/or assessment of any kind or nature upon, against or with respect to the rents payable by tenants or occupants in the regional retail development to Landlord derived from the regional retail development or with respect to Landlord’s (or the individuals’ or entities’ which constitute the partners of the partnership which is Landlord, or which is the beneficiary of the Trust of which Landlord is Trustee, as applicable) ownership of the land and buildings comprising the regional retail development, either in addition to or by way of substitution for all or any part of the taxes and assessments levied or assessed against such land and such buildings, including, without limitation, any net profits tax or any comparable tax imposed on any portion of Landlord’s revenues from the regional retail development or imposes an income or franchise tax on rents in substitution for a general tax levied against the Shopping Center, or in addition thereto; and/or (b) imposes a direct or indirect tax or surcharge of any kind or nature, upon, against or with respect to the parking areas or the number of parking spaces in the regional retail development, then in either or both of such events, Tenant shall be obligated to pay its proportionate share thereof as provided herein. For purposes of this Section, the term “regional retail development” shall be deemed to include the land upon which any parking facilities, temporary or permanent off-site utility systems and any wooded area, lake, shoreline thereof or island park serving the regional retail development are located with all improvements situated thereon.

Tenant’s proportionate share of all of the aforesaid taxes and assessments levied or assessed for or during the term hereof, as determined by Landlord, shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord; provided that Landlord shall have the right to initially determine monthly estimates and to revise the estimates from time to time, and shall have the right to apply such monthly installments to tax bills according to the formula being utilized by Landlord from time to time. Upon receipt of all tax bills and assessment bills attributable to any calendar or fiscal year during the term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s proportionate share of the taxes and assessments for such year. In the event no tax bill is available, Landlord will compute the amount of such tax. If the total amount paid by Tenant under this Section for any calendar or fiscal year during the term of this Lease shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within ten (10) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar or fiscal year shall exceed such actual amount due from Tenant for such year, such excess shall be credited against the next installment of taxes and assessments due from Tenant to Landlord hereunder. In the event Landlord receives a credit following the lease termination date, Tenant waives any right it may have to its proportionate share of such tax credit. All amounts due hereunder shall be payable to Landlord at the place where the minimum rent is payable. In the event Landlord contests any taxes levied or assessed during the term hereof upon, against or with respect to the regional retail development or any portion thereof or interest therein, or in the event of Landlord’s negotiation with respect to assessed valuation for the regional retail development, or in the event that Landlord shall incur any other expenses with respect to the evaluation, administration, management or oversight of the taxes and assessments described herein, Tenant shall pay its proportionate share of Landlord’s costs, expenses and attorneys’ fees in connection therewith calculated on the same basis as set forth above in this Section, which costs, expenses and fees shall be treated as part of taxes and assessments hereunder. For the calendar or fiscal years in which this Lease commences and terminates, the provisions of this Section shall apply, and Tenant’s liability for its proportionate share of any taxes and assessments for such years shall be subject to a pro rata adjustment based on the number of days of said calendar or fiscal years during which the term of this Lease is in effect. A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and/or assessments assessed or levied against the property to which such bill relates. Prior to or at the commencement of the term of this Lease and from time to time thereafter throughout the term hereof, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due hereunder.

SECTION 2.06 PAYMENTS

Rent shall be defined in this Lease as (i) minimum rent, (ii) percentage rent and (iii) all other charges of whatever nature, including any State or local sales tax, required to be paid by Tenant under this Lease, including the Exhibits hereto. The rent charges described in item (iii) of the preceding sentence shall, unless otherwise specified, be due and payable ~~ten (10)~~twenty (20) days after demand, without any deductions or setoff whatsoever, in the manner and at the place where minimum rent is payable and Tenant’s failure to pay rent shall carry with it the consequences set forth under Article XIX hereof. Landlord’s rights and remedies pursuant to this Section shall be in addition to any and all other rights and remedies provided under this Lease or at law. Notwithstanding anything to the contrary contained in this Lease, Landlord’s demand for any and all rent may be sent to Tenant by regular mail. Rent is specifically agreed by Tenant to be a minimum reasonable use and occupancy charge for the Leased Premises. In the event any sums required hereunder to be paid are not received on or before the tenth (10th) day after the same are due, then, for each and every such payment, Tenant shall immediately pay, as additional rent, a service charge of five percent (5%) of the outstanding amount due, which service charge again shall be imposed for each month that such amount shall remain unpaid. In the event of Tenant’s failure to pay the foregoing service charge, Landlord may deduct said charge from the deposit set forth in Section 26.01 hereof. The provisions of this Section shall not be construed to extend the date for payment of any sums required to be paid by Tenant under this Lease or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by Landlord of, late payment service charges pursuant to this Section shall be construed as a cure of any default in payment by Tenant. It is agreed that the said service charge is a fair and reasonable charge under the circumstances and shall not be construed as interest on a debt payment. In the event any charge imposed hereunder or under any other section of this Lease is either stated to be or construed as interest, then no such interest charge shall be calculated at a rate which is higher than the maximum rate which is allowed under the usury laws of the State, which maximum rate of interest shall be substituted for the rate in excess thereof, if any, computed pursuant to this Lease.

Impossible Kicks /The Mall at Green Hills/03/21/23
S4	COMMON AREA CHARGE

ARTICLE III.

RECORDS AND BOOKS OF ACCOUNT

SECTION 3.01 TENANT’S RECORDS

Tenant shall prepare and keep full, complete and proper books and source documents, in accordance with generally accepted accounting principles, of the Gross Sales, whether for cash, credit or otherwise, of each separate department at any time operated in the Leased Premises and of the operations of each subtenant, concessionaire, licensee and/or assignee, and shall require and cause all such parties to prepare and keep books, source documents, records and accounts sufficient to substantiate those kept by Tenant. The books and source documents to be kept by Tenant shall include, without limitation, true copies of all Federal, State and local tax returns and reports, records of inventories and receipts of merchandise, daily receipts from all sales and other pertinent original sales records and records of any other transactions conducted in or from the Leased Premises by Tenant and any other persons conducting business in or from the Leased Premises. Pertinent original sales records shall include, without limitation: (i) cash register tapes, including tapes from temporary registers, (ii) serially pre-numbered sales slips, (iii) the original records of all internet, computer, mail and telephone orders at and to the Leased Premises, (iv) settlement report sheets of transactions with subtenants, concessionaires, licensees and assignees, (v) original records indicating that merchandise returned by customers was purchased at the Leased Premises by such customers, (vi) memorandum receipts or other records of merchandise taken out on approval, (vii) detailed original records of any exclusions or deductions from Gross Sales, (viii) sales tax records, and (ix) such other sales records, if any, which would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Tenant’s sales. Tenant shall record at the time of each sale or other transaction, in the presence of the customer, all receipts from such sale or other transaction, whether for cash, credit or otherwise, in a cash register or cash registers having a cumulative total which shall be sealed in a manner approved by Landlord and which shall possess such other features as shall be required by Landlord. All of the foregoing books, source documents and records shall be retained for a period of at least ~~four (4)~~two (2) years after the expiration of each Lease Year.

SECTION 3.02 REPORTS BY TENANT

Tenant shall furnish to Landlord within thirty (30) days after the expiration of each Lease Year a complete statement (“annual report”), certified by an officer of Tenant, of the amount of Gross Sales, as defined in Article II, Section 2.03 of this Lease, made in, on or from the Leased Premises during said period. Failure of Tenant to timely submit annual reports as aforesaid shall entitle Landlord to estimate Gross Sales based upon available data (with a reconciliation upon receipt of the annual report), and Tenant shall be obligated to pay percentage rent, as set forth in Section 2.02, on such estimated Gross Sales. Tenant shall furnish to Landlord within ~~five (5)~~ten (10) days after the end of each month of the term of this Lease a written statement of Gross Sales covering the preceding month, the statement to be in such form and style and contain such details and breakdown as Landlord may reasonably require. Tenant shall require and cause all its concessionaires, if any, to furnish statements at the times and in the form and content specified in this Section, relating to their operations within the Leased Premises. All reports of Gross Sales submitted or caused to be submitted by Tenant to Landlord shall be conclusive and binding upon Tenant unless such reports are corrected within two (2) years after the date of issuance. The term “concessionaire” as used in this Lease shall mean and include any and all concessionaires, licensees, franchisees, department operators, subtenants, permittees or others directly or indirectly operating or conducting a business in or from the Leased Premises. In addition to all other rights and remedies available to Landlord, Tenant shall pay to Landlord ~~Five~~Two Hundred and 00/100ths Dollars ($~~500.00~~200.00) for each failure to timely provide any required report in order to partially compensate Landlord for the administrative costs and other damages arising from Tenant’s failure to comply with this Section. Such amount shall be immediately due and payable as additional rent under this Lease.

Any Gross Sales reports required under this Section shall be submitted via email to the address provided on the Data Sheet or such other place designated by Landlord in writing.

Impossible Kicks /The Mall at Green Hills/03/21/23
S5	COMMON AREA CHARGE

ARTICLE IV.

AUDIT

SECTION 4.01 RIGHT TO EXAMINE BOOKS

Notwithstanding the acceptance by Landlord of payments of percentage rent, Landlord shall have the right to all rents and other charges actually due hereunder, and the right to examine, make extracts from and copy, at the Leased Premises or (at the option of Landlord) at the corporate headquarters office of Tenant in the United States, Tenant’s and all concessionaires’ books, source documents, accounts, records and sales tax reports filed with applicable government agencies in order to verify the amount of Gross Sales in and from the Leased Premises. Tenant shall make all such documents and records available at the Leased Premises (or at Tenant’s corporate headquarters, if elected by Landlord) upon ~~three (3)~~fifteen (15) days’ prior written notice from Landlord.

SECTION 4.02 AUDIT

At its option, Landlord may at any time, upon ~~three (3)~~fifteen (15) days’ prior written notice to Tenant, arrange for an auditor selected by Landlord to conduct a complete audit (including a physical inventory) of the entire records and operations of Tenant and/or any concessionaire concerning business transacted upon or includable in Gross Sales from the Leased Premises during the period covered by any statement issued by Tenant or a concessionaire as above set forth in Article III. Tenant shall make available to Landlord’s auditor at the Leased Premises (or at Tenant’s corporate headquarters, if elected by Landlord) within ~~three (3)~~fifteen (15) days following Landlord’s notice requiring such audit, all of the books, source documents, accounts and records referred to in Section 3.01 of this Lease and any other materials which such auditor deems necessary or desirable for the purpose of making such audit. Tenant shall promptly pay to Landlord the amount of any deficiency in percentage rent payments disclosed by any such audit. If such audit shall disclose that Tenant’s statement of Gross Sales is at variance to the extent of one percent (1%) or more, Landlord may bill to Tenant the amount of any deficiency and the cost of such audit, which shall be paid by Tenant within ~~ten (10)~~thirty (30) days after Tenant’s receipt of Landlord’s invoice; in the event Tenant fails to pay such discrepancy and costs after being delivered notice of such and has not cured the default within seven (7) days of such notice, Landlord may terminate this Lease as set forth below and/or shall have such other rights and remedies as may be provided herein or at law arising by virtue of Tenant’s failure to pay rent. If such audit shall disclose that Tenant’s statement of Gross Sales is at variance to the extent of ~~three~~five percent (~~3~~5%) or more, then Landlord, in addition to the foregoing remedy and other remedies available to Landlord, shall have the option, upon at least ~~ten (10)~~thirty (30) days’ notice to Tenant, to declare this Lease terminated and the term ended, in which event this Lease shall cease and terminate on the date specified in such notice with the same force and effect as though the date set forth in such notice were the date originally set forth herein and fixed for the expiration of the term, and Tenant shall vacate and surrender the Leased Premises but shall remain liable for all obligations arising during the balance of the original stated term as provided in this Lease. In addition to the foregoing, and in addition to all other remedies available to Landlord, in the event Landlord or Landlord’s auditor shall schedule a date for an audit of Tenant’s records in accordance with this Section, and Tenant shall fail to be available or shall otherwise fail to comply with the requirements for such audit, Tenant shall pay all costs and expenses associated with the scheduled audit.

In addition to all other remedies available to Landlord, in the event that any such audit shall disclose that Tenant’s records and other documents as referred to in Articles III and IV hereof and such other materials provided by Tenant to Landlord’s auditor are inadequate, in the opinion of Landlord or Landlord’s auditor, to accurately disclose Tenant’s Gross Sales, then Landlord shall be entitled to collect as additional rent from Tenant an amount equal to ~~fifteen~~five percent ~~(15%)~~(5%) of the highest Effective Rent (minimum rent plus percentage rent) payable by Tenant in any of the three (3) preceding Lease Years. Landlord’s exercise of the foregoing remedy shall in no way limit or otherwise affect Landlord’s ability to exercise other remedies available to it, nor shall Tenant’s obligations pursuant to the terms, covenants and conditions of this Lease (including, without limitation, Tenant’s obligation with respect to reporting Gross Sales and payment of percentage rent) be in any manner reduced or diminished by the exercise of such remedy. In the event that Tenant shall, following the exercise of such remedy, provide to Landlord all records and documentation as required to be provided pursuant to the terms of this Lease so as to permit Landlord’s auditor to accurately establish Tenant’s Gross Sales for the period in question, then Tenant shall be permitted a credit with respect to any amount of additional rent collected by Landlord from Tenant pursuant to this paragraph, with such credit to be applied first against the installment of percentage rent due from Tenant for the period in question, with any remaining credit to be applied against the next installment of percentage rent payable by Tenant. Neither the provisions of this Section 4.02 nor any other provisions in this Lease shall restrict Landlord’s rights to discovery in any litigation or arbitration proceeding.

Impossible Kicks /The Mall at Green Hills/03/21/23
S6	COMMON AREA CHARGE

ARTICLE V.

CONSTRUCTION OF LEASED PREMISES

SECTION 5.01 CONSTRUCTION OF LEASED PREMISES

(a) The Leased Premises shall be constructed substantially as set forth in Exhibit B, which is attached hereto and made a part hereof. Each of the parties hereto does hereby agree to perform the obligations imposed upon such party in said Exhibit B at the times and in the manner therein provided. All references in the text of the Lease to Exhibit B shall include Exhibit B-1. Minor changes from any plans or specifications covering Landlord’s Work which may be, or which may have been, necessary or appropriate during construction of the Shopping Center or Leased Premises shall not affect or change this Lease or invalidate same. If this Lease is executed after the opening of the regional retail development or if the Leased Premises are in an expansion wing of the regional retail development which opened prior to the date of this Lease, the parties hereto acknowledge that the work to be performed by Landlord pursuant to Exhibit B has been fully performed (except to the extent specifically otherwise set forth in Exhibit B).

(b)  Tenant agrees, prior to the commencement of the term of this Lease, at Tenant’s sole cost and expense, to provide all work of whatsoever nature in accordance with its obligations set forth in Exhibit B as “Tenant’s Work.” Tenant agrees to furnish to Landlord the Working Drawings and Specifications (and Demolition Drawings, as applicable) with respect to the Leased Premises prepared in the manner and within the time periods required in Exhibit B. If such Working Drawings and Specifications (and Demolition Drawings, as applicable) are not furnished by Tenant to Landlord within the required time periods in form to permit approval by Landlord, then Landlord may at its option at any time while Tenant is in default of this provision, in addition to any and all other remedies provided in this Lease, by notice to Tenant, declare this Lease null and void and of no further force or effect, in which event this Lease shall terminate, but Tenant shall remain liable for all obligations arising during the original stated term as provided in this Lease. In addition, if Landlord determines that Landlord and Tenant are unable to agree upon Working Drawings and Specifications (and Demolition Drawings, as applicable), Landlord shall have the option, upon notice to Tenant, to declare this Lease null and void and of no further force or effect, in which event this Lease shall terminate on the date specified in such notice, in the same manner as provided in the preceding sentence. No deviation from the final set of plans and specifications, once approved by Landlord, shall be made by Tenant without Landlord’s prior written consent. Approval of the plans and specifications by Landlord shall not constitute the assumption of any responsibility by Landlord or Landlord’s architect for their accuracy, efficacy or sufficiency, and Tenant shall be solely responsible for such items. Unless Landlord otherwise directs in writing, Tenant shall not open the Leased Premises for business until all construction has been completed pursuant to the provisions of Exhibit B. Until such time as Tenant’s final Working Drawings and Specifications (and Demolition Drawings, as applicable) have been approved in writing by Landlord, the right of Tenant to enter upon the Leased Premises shall be solely for the purpose of inspection, measurement and obtaining information necessary to prepare architectural drawings and construct its premises. Tenant shall not be deemed to have taken possession of the Leased Premises until, and Landlord shall be deemed to have delivered and Tenant shall be deemed to have taken such possession when, Tenant actually commences construction of its leasehold improvements following Landlord’s approval of Tenant’s final Working Drawings and Specifications (and Demolition Drawings, as applicable). Until Tenant is so deemed to have taken possession, in the event of a default by Tenant under this Article V, Landlord, upon notice to Tenant, shall have the right to declare this Lease null and void and of no further force or effect and thereafter may demise and lease the Premises described in Section 1.01 free from any rights of Tenant. Tenant shall not open its store for business until Tenant’s storefront sign is installed, the store is fully fixtured, lighted, stocked with merchandise in place and staffed, and Tenant is prepared to engage in the sale of goods and/or services to the public pursuant to Article VII. Under no circumstances shall Tenant remove the storefront barricade, unless Landlord shall specifically otherwise direct in writing. Landlord shall remove the storefront barricade (or Tenant shall remove the same if so directed in writing by Landlord) when Tenant is so prepared to open for business as determined by Landlord, and Tenant shall reimburse Landlord for all costs and expenses in connection with such removal (or Tenant shall pay for all such costs and expenses directly (including transportation of the barricade to storage in the regional retail development), if Tenant shall be directed by Landlord to perform such removal). If all or any part of the Leased Premises shall have been previously occupied, Tenant acknowledges that Tenant’s Work described in Exhibit B has been initially performed by a tenant previously occupying the Leased Premises and that Tenant accepts the Leased Premises in an “as is” condition without representation by Landlord or any person, firm or corporation on behalf of Landlord as to the condition thereof. Tenant shall submit Working Drawings and Specifications and Demolition Drawings showing the work to be performed by Tenant to completely remodel and refurbish the Leased Premises and, subject to Landlord’s approval, will cause such work to be performed prior to the commencement of the term of this Lease. All such additional work and permitted alterations, repairs and improvements shall be in accordance with the provisions of Exhibit B.

(c)   Upon execution of this Lease, Tenant shall pay to Landlord, as a reimbursement to Landlord for costs and expenses with respect to the Leased Premises, the sum set forth in the Data Sheet as “Tenant Reimbursement to Landlord.” The payment of such sum by Tenant shall not in any manner reduce or limit the obligation of Tenant for payment of other charges under this Lease, including, without limitation, the charges set forth in the Exhibits attached hereto.

Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is subject to or incurs impact fees from the local municipality, County or State government(s) due to Tenant’s particular manner of use of the Leased Premises, then Tenant shall reimburse Landlord the actual amount of the impact fee(s) incurred within ten

(10) days after said fees are due.

SECTION 5.02 AVAILABILITY AND POSSESSION OF PREMISES FOR TENANT’S WORK

(a)  The Leased Premises shall be considered available to Tenant when Landlord furnishes Tenant with a written notice to such effect (the “Notice of Availability”). Upon receipt of such Notice of Availability, Tenant shall have only limited access to the Leased Premises for purposes of inspection and measurement verification. The Notice of Availability shall not constitute delivery of the Leased Premises, and Landlord (or a current occupant of the Leased Premises) will retain possession of the Leased Premises until delivery of possession is made to Tenant as provided below. Landlord may furnish the Notice of Availability at any time subsequent to Landlord’s obtaining possession of the Leased Premises. If the Leased Premises are presently occupied by another tenant, Landlord will not make the Leased Premises available to Tenant until a date after Landlord regains possession of the Leased Premises from the tenant presently occupying the same.

Impossible Kicks /The Mall at Green Hills/03/21/23
S7	COMMON AREA CHARGE

(b) Landlord covenants to deliver possession of the Leased Premises to Tenant upon written approval by Landlord of Tenant’s Working Drawings, but only if said approval is subsequent to or simultaneous with a furnishing to Tenant of a Notice of Availability. Upon receiving actual possession, Tenant shall have access to the Leased Premises for all purposes set forth under this Lease.

(c) Upon delivery of possession, Tenant accepts the Leased Premises and acknowledges that the Leased Premises are in the condition required by this Lease, subject to all field conditions existing at the time of delivery of possession. Failure of Landlord to deliver possession of the Leased Premises in the manner and condition as provided for in this Lease will not give rise to any claim for damages by Tenant against Landlord, or against Landlord’s contractor, or permit Tenant to rescind or terminate this Lease.

SECTION 5.03 LANDLORD’S AND TENANT’S OPTIONAL RIGHT OF CANCELLATION

If for any reason the Leased Premises are not ready for Tenant’s Work on the date eighteen (18) months following the date of this Lease, then, for a period of thirty (30) days thereafter, Tenant shall have the option, and for a period of forty-five (45) days following such eighteen (18) month period, Landlord shall have the option, of canceling and terminating this Lease by not more than sixty (60) days’ written notice, one to the other, and, in the event that either party shall exercise such option, this Lease shall terminate with neither party being liable to the other in damages or otherwise, and any money deposited pursuant to Section 26.01 hereof shall be returned to Tenant. In the event that neither Tenant nor Landlord gives such written notice of cancellation, then said options shall be null and void and of no further force or effect, and this Lease shall be considered as continuing in full force and effect. In addition, if another tenant is presently in possession of the Leased Premises, and Landlord shall not have delivered possession of the Leased Premises to Tenant by the lease commencement date (as specifically identified in the Data Sheet), then Landlord shall have the right to thereafter terminate this Lease at any time prior to delivery of possession to Tenant by written notice to Tenant, with like result as set forth in the first sentence of this paragraph. If as of the date of this Lease the Leased Premises are (i) in a regional retail development, or in an expansion wing of a regional retail development, which development or wing, as applicable, has not initially opened for business to the public, or (ii) presently occupied by another entity, then the foregoing eighteen (18) month period under this Section 5.03 (and the four (4) year period set forth in Section 5.04) shall be modified to commence as of (i) the currently projected date of such initial opening, or (ii) the currently projected date of Landlord’s repossession of the Leased Premises from such present entity, as applicable.

SECTION 5.04 ULTIMATE COMMENCEMENT DATE

Notwithstanding anything to the contrary contained herein, if for any reason whatsoever (including without limitation, excusable delay) the term of this Lease shall not have commenced prior to such date as shall be four (4) years from the date of this Lease (subject to extension as set forth in Section 5.03), then this Lease shall be automatically terminated without further act of either party hereto, and the parties hereto shall be released from all obligations hereunder.

ARTICLE VI.

ALTERATIONS, CHANGES AND ADDITIONS

SECTION 6.01 INSTALLATION BY TENANT

Tenant shall not make or cause to be made any alterations, additions or improvements to the Leased Premises (for example, but without limiting the generality of the foregoing, Tenant shall not install or cause to be installed any signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, canopies or awnings, electronic detection devices, antennas, mechanical, electrical or sprinkler systems, or make any changes to the storefront) without the prior written approval of Landlord in each instance. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought, in accordance with criteria and procedures as provided in Exhibit B.

SECTION 6.02 REMOVAL BY TENANT

All alterations, decorations, additions, trade fixtures and improvements made by Tenant that are permanently affixed shall be deemed to have attached to the leasehold and to have become the property of Landlord upon such attachment. Upon expiration or earlier termination of the term of this Lease, Tenant shall not remove any of such permanently attached alterations, decorations, additions, trade fixtures or improvements. Landlord may, however, designate by written notice to Tenant those alterations, decorations, additions, improvements, or trade fixtures which shall be removed by Tenant at the expiration or earlier termination of the Lease, and Tenant shall promptly remove the same and repair any damage to the Leased Premises caused by such removal. Landlord shall have the right to padlock or otherwise secure the Leased Premises upon the expiration or earlier termination of the term of the Lease. Landlord shall also have the right, at any time during the term of this Lease, and upon expiration or earlier termination of the term of this Lease, to immediately enter the Leased Premises in order to remove any items which shall be determined by Landlord to be a violation of existing health, safety, security or other similar codes or regulations affecting or applicable to the Leased Premises or the regional retail development. Landlord shall ~~attempt to~~ provide prior written notification to Tenant of such removal, subject to the then existing circumstances.

Impossible Kicks /The Mall at Green Hills/03/21/23
S8	COMMON AREA CHARGE

SECTION 6.03 CHANGES AND ADDITIONS

Landlord, for itself and for the underlying lessor, if any, hereby reserves the right at any time, and from time to time, to make alterations to, and to build additional stories on the building in which the Leased Premises are located, and to construct other buildings and improvements in the regional retail development, including any modifications of the Common Areas in connection therewith, to enlarge or reduce the Shopping Center or the regional retail development, to add decks or elevated parking facilities, and to sell or lease any part of the land comprising the regional retail development, as shown on the site plan attached hereto as Exhibit A, for the construction thereon of a building(s) to be occupied by an Anchor Store(s) which may or may not be part of the regional retail development. Landlord also reserves for itself and for the underlying lessor, if any, the right at any time, and from time to time, to change, modify, or abolish any temporary off-site utility or any storm sewer or retention pond system (if applicable) serving the regional retail development. The purpose of Exhibit A is to show the approximate location of the Leased Premises within the Shopping Center and Landlord reserves for itself and for the underlying lessor, if any, the right at any time to relocate, enlarge, or reconfigure the various buildings, parking areas and other Common Areas on said site plan. Tenant hereby consents to the exercise by Landlord of the rights set forth in this Section 6.03 and agrees that the exercise of such rights by Landlord or by the underlying lessor, if any, shall not diminish Tenant’s obligations under this Lease.

ARTICLE VII.

CONDUCT OF BUSINESS BY TENANT

SECTION 7.01 USE OF PREMISES

Tenant shall continuously use and occupy the entire Leased Premises during the term of this Lease, which use and occupancy shall be solely for the purpose of conducting the business specifically set forth in the Data Sheet and for no other purpose or purposes. It is agreed that the use specified in the Data Sheet has been, and is, a material inducement to Landlord in entering into this Lease with Tenant, and that Landlord would not enter into this Lease without this inducement. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Leased Premises or if a failure to procure such a license or permit might or would in any way affect Landlord or the Shopping Center, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the requirements of each such license or permit.

SECTION 7.02 OPERATION OF BUSINESS

Tenant shall be open for business and operate continuously, during all days and hours established by Landlord, in all of the Leased Premises during the entire term of this Lease, and shall conduct its business at all times in a first class and reputable manner, maintaining at all times a full staff of employees and a full and complete stock of merchandise. Failure by Tenant so to be open for business and to operate shall entitle Landlord, in addition to other remedies provided in this Lease, to mandatory injunctive relief, and shall give Landlord the right, after notification to Tenant of such default and Tenant’s failure to cure such default in twenty-four (24) hours (but in any event only for one such instance whereas no notice shall be granted to Tenant after such first instance) to erect a storefront barricade in front of the Leased Premises at Tenant’s expense, which barricade shall not be removed except upon Landlord’s prior written consent and with Tenant paying the cost of such removal. The erection of such a barricade by Landlord shall not be construed as a re-entry by Landlord into the Leased Premises or as an acceptance by Landlord of any surrender of possession of the Leased Premises by Tenant. In the event the maximum hours during which the Shopping Center (or any separate part thereof) is legally permitted to be open to the public are regulated by any lawful authority, then Landlord shall be the sole judge of which days and hours shall be Shopping Center business days and hours (and the days and hours applicable to any such separate part). Tenant shall install and maintain at all times a display of merchandise in the display windows, if any, of the Leased Premises and shall keep the same well lighted during such hours as Landlord shall designate. Tenant, at Tenant’s expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, affecting or applicable to the Leased Premises or the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation or requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, or shall necessitate structural changes or improvements or interfere with the use and enjoyment of the Leased Premises. Tenant shall not do or permit anything to be done in or about the Leased Premises, or bring anything therein, which will in any way conflict with any such law, ordinance, order, rule, regulation or requirement affecting the occupancy or use of the Leased Premises or the regional retail development which is or may hereafter be enacted or promulgated by governmental authorities, or in any way obstruct or interfere with the rights of others, nor shall Tenant use or allow the Leased Premises to be used for any improper, immoral or objectionable purposes as determined by Landlord. Tenant shall not cause or permit the use, generation, storage or disposal in or about the Leased Premises or the regional retail development of any substances, materials or wastes subject to regulation under any federal or state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials unless Tenant shall have received Landlord’s prior written consent, which Landlord may withhold or at any time revoke in its sole discretion.

Impossible Kicks /The Mall at Green Hills/03/21/23
S9	COMMON AREA CHARGE

Tenant shall comply with all federal, state and local laws in effect from time to time prohibiting discrimination or segregation by reason of race, color, creed, age, religion, sex, national origin, gender identity or expression, sexual orientation, ancestry, or disability. In addition, public accommodations are prohibited from denying full and equal access to a woman because she is breastfeeding a child. No auction, liquidation, going out of business, fire or bankruptcy sales may be conducted or advertised by sign or otherwise in the Leased Premises. Tenant shall display and sell only first- quality, current-season merchandise and Tenant’s sales practices shall be in accord with standards and practices generally acceptable in first-class, full-retail-price regional shopping centers. Tenant shall be obligated to permit returns of merchandise and shall allow cash refunds on such returns, except in connection with special sales and close outs. Tenant shall not offer any goods or services which Landlord determines, in its sole discretion, to be inconsistent with the image of a first-class, family-oriented regional retail development, nor shall Tenant display or sell any goods containing portrayals which Landlord determines, in its sole discretion, to be lewd, graphically violent or pornographic. Tenant agrees that it will conduct its business in good faith, and will not do any act tending to injure the reputation of the Shopping Center (or any part thereof) as determined by Landlord. Tenant shall not sell or display any paraphernalia used in the preparation or consumption of controlled substances. In the event Landlord has approved Tenant’s remaining open for business after normal Shopping Center hours (and/or any hours applicable to that part of the Shopping Center containing the Leased Premises), then such approval shall be conditioned upon Tenant’s paying for all additional costs incurred by Landlord as a result thereof. Tenant shall not permit noise or odors in the Leased Premises which are objected to by Landlord and, upon written notice from Landlord, Tenant shall immediately cease and desist from causing such noise or odor, and failing of which Landlord may deem the same a material breach of this Lease. Tenant shall not permit the operation of any coin operated or vending machines or pay telephones on the Leased Premises, other than in the areas reserved solely for the use of Tenant’s employees. Tenant shall not sell or display any merchandise within five feet (5’) of the storefront leaseline or opening unless such sale or display shall be expressly approved on the Store Design Drawings or otherwise approved by Landlord, in writing, except that Tenant shall be permitted to display merchandise in the display windows, if any. Tenant shall not use the areas adjacent to the Leased Premises for business purposes. Tenant shall not store anything in service or exit corridors. Tenant agrees that all receiving and delivery of goods and merchandise, and all removal of merchandise, supplies, equipment, trash and garbage, and all storage of trash and garbage, shall be made only by way of or in the areas provided therefor by Landlord. Tenant shall not use or permit the use of any portion of the Leased Premises as sleeping quarters, lodging rooms, or for any unlawful purposes. Tenant shall not install any radio or television or other similar device exterior to the Leased Premises and shall not erect any aerial on the roof or exterior walls of any building within the regional retail development. Tenant shall not transmit any electronic or cellular signal into other leased or occupied premises, or into the Common Areas beyond twenty feet (20’) from any part of the leaseline of the Leased Premises. Landlord may direct the use of all pest extermination contractors at the sole cost and expense of Tenant and at such intervals as Landlord may require. Failure of Tenant to employ the pest extermination contractor designated by Landlord shall entitle Landlord to employ such contractor with respect to Tenant’s Leased Premises and Tenant shall reimburse Landlord for the cost thereof. Landlord shall have the option to provide pest extermination services for the Shopping Center or the regional retail development or any part thereof, in which event Tenant shall pay to Landlord Tenant’s proportionate share of the cost of such service, with such proportionate share to be calculated in the manner provided in Section 2.05 of this Lease. In the event that Tenant is permitted pursuant to this Lease to engage in the sale of food and beverages from the Leased Premises, then Tenant shall: (i) offer such food and beverages only pursuant to a menu approved by Landlord, which shall not be changed without Landlord’s prior written consent (which consent Landlord may grant or withhold in its sole and absolute discretion), (ii) serve its customers in containers or dishes and with utensils to be approved by Landlord, subject to change by Landlord from time to time, (iii) be solely responsible for prompt disposal within the Leased Premises of all trash, garbage and debris, and (iv) inspect and maintain all grease traps, pans and hood ventilators in good order, condition and repair, and shall contract for same if and as required by Landlord. The covenants of Tenant regarding hazardous, toxic or radioactive materials, as set forth in this Lease, shall survive the expiration or earlier termination of the term of this Lease. Without limiting any of the foregoing provisions, Tenant also shall be required to maintain, at all times, a minimum staff of two (2) employees for operation of the Leased Premises, and Tenant shall not permit the Leased Premises to be left unattended at any time. In the event that the Leased Premises, at any time, shall not be staffed by at least two (2) employees, or shall be left unattended, then, in addition to all other remedies available to Landlord, Landlord shall have the right to terminate this Lease upon ten (10) days’ prior written notice to Tenant, in which event this Lease shall terminate on the date specified in such notice, but Tenant shall remain liable for all obligations arising during the original stated term as provided in this Lease. If Landlord shall exercise such termination right, Tenant shall have the right to vitiate such termination by written agreement (entered into within such ten (10) day period) to increase the minimum rent set forth in Section 2.01 hereof (as increased pursuant to other provisions of this Lease) to three (3) times the amount otherwise required. In the event of such vitiation, such increased rent shall become effective immediately and shall continue in effect for the remaining term of the Lease (subject to further increase pursuant hereto and pursuant to the other provisions of this Lease), and Tenant shall continue to be obligated to operate with a minimum staff of two (2) employees and shall not permit the Leased Premises to be left unattended.

Notwithstanding anything contained in the Lease to the contrary, occasional de minimis failures (i.e. a late opening or early closing by no more than thirty (30) minutes each, not to exceed more than two (2) times per consecutive twelve (12) month period) to continuously use and occupy the Premises shall not be deemed a violation of this Section 7.02.

Impossible Kicks /The Mall at Green Hills/03/21/23
S10	COMMON AREA CHARGE

SECTION 7.03 RADIUS

During the term of this Lease, in the event Tenant, its parent corporation or subsidiary corporation, or its franchisor or franchisee, or its licensor or licensee, or any person, firm, corporation or other entity who or which controls or is controlled by Tenant, or by any person, firm, corporation or other entity which directly or indirectly controls or is controlled by Tenant, shall, directly or indirectly, either individually or as a partner or stockholder or otherwise, own, operate or become financially interested in any business similar to or in competition with the business of Tenant described in Section 7.01 within the radius area from the Leased Premises which is set forth in Section 7.03 of the Data Sheet, then the Gross Sales (as defined in this Lease) of any such business or businesses within said radius shall be included in the Gross Sales made from the Leased Premises and the percentage rent hereunder shall be computed upon the aggregate of the Gross Sales made from the Leased Premises and by any such other business or businesses then conducted within said radius and Tenant shall report and maintain records of such sales in the manner provided in Article III hereof. This Section 7.03 shall not apply to any such business or businesses open and being operated by Tenant within said radius as of the date of this Lease as long as such business or businesses shall continue to be operated in the same location(s) existing as of said date. If Tenant fails to make payments required pursuant to this Section 7.03, Landlord or Landlord’s authorized representative or agent shall have the right at all reasonable times during the term hereof and for a period of at least ~~four (4)~~two (2) years after the expiration of the term of this Lease, to inspect, audit, copy and/or make extracts of the books, source documents, records and accounts pertaining to such other business or businesses conducted within said radius, in accordance with the provisions of Article IV hereof, for the purpose of determining or verifying the additional rents due to Landlord pursuant to this Section. Moreover, in the event Tenant fails to supply to Landlord sales records with respect to any such similar or competing business, Landlord shall have the right to estimate the sales for such businesses based upon Tenant’s Gross Sales in the Leased Premises, and the additional percentage rent generated from the inclusion of such estimated sales and Tenant’s Gross Sales shall be deemed additional rent to be paid by Tenant in accordance with the provisions of Section 2.02 and 2.06 of this Lease.

SECTION 7.04 STORAGE, OFFICE SPACE

Tenant shall warehouse, store and/or stock in the Leased Premises only such goods, wares and merchandise as Tenant intends to offer for sale at retail at, in, from or upon the Leased Premises. This shall not preclude occasional emergency transfers of merchandise from the other stores of Tenant, if any, not located in the Shopping Center. Tenant shall use for office, clerical or other non-selling purposes only such space in the Leased Premises as is from time to time reasonably required for Tenant’s business in the Leased Premises.

SECTION 7.05 CARE OF PREMISES

Tenant, at Tenant’s expense, shall at all times keep the Leased Premises (including the service areas adjacent to the Leased Premises, display windows and signs) orderly, neat, safe, clean and free from rubbish and dirt, and vermin, and shall store all trash, garbage and other solid waste within the Leased Premises. Tenant shall not burn any trash or garbage at any time in or about the regional retail development. Landlord may direct the use by Tenant at Tenant’s expense of all solid waste disposal contractors at such intervals as Landlord may require. If Landlord shall provide or contract for any services or facilities for solid waste pickup or sewer cleaning, then Tenant shall be obligated to use the same and shall pay to Landlord (or, at Landlord’s option, to the contractor providing such service) the fee for such service (as determined by Landlord or by Landlord’s contractor, which fee may include Landlord’s customary administrative or overhead charge) within ~~ten (10)~~thirty (30) days after being billed therefor. If Landlord does not provide or contract for such services, Tenant shall arrange for the regular pickup of all solid waste at Tenant’s expense, which pickup shall be at such locations and by such contractors as shall be designated or approved by Landlord.

ARTICLE VIII.

COMMON AREAS AND CENTER PROMOTION

SECTION 8.01 OPERATION AND MAINTENANCE OF COMMON AREAS AND CENTER PROMOTION

Landlord agrees to cause to be operated and maintained during the term of this Lease all Common Areas within the Shopping Center, and to promote the Shopping Center, all in such manner as determined by Landlord from time to time in Landlord’s sole judgment to attract the shopping public.

Impossible Kicks /The Mall at Green Hills/03/21/23
S11	COMMON AREA CHARGE

SECTION 8.02 USE OF COMMON AREAS

The term “Common Area,” as used in this Lease, shall mean (i) the following areas within the regional retail development: parking areas and facilities as determined by Landlord (collectively “parking facilities”), roadways, pedestrian sidewalks and walkways, pedestrian plazas, pedestrian passage areas, driveways, public transportation loading and unloading facilities, truckways, loading docks, delivery areas, landscaped areas, community rooms, office facilities, the enclosed mall, if any, berms, elevators and escalators and stairs and ramps and vertical transportation facilities not contained within any Leased Premises, public restrooms and comfort stations, service areas, service and fire and exit corridors, passageways, retention ponds (if applicable), and other areas, amenities, facilities and improvements provided by Landlord, (ii) those areas within the regional retail development and areas adjacent to the regional retail development which from time to time may be provided by the owners of such areas for the convenience and use of Landlord, the tenants of the Shopping Center, the owners and occupants of the Anchor Store Site(s), and their respective concessionaires, agents, employees, customers, invitees and all other licensees and others entitled to the use thereof and (iii) any other facilities or areas, whether within or outside the regional retail development, as may be designated by Landlord from time to time. The use and occupancy by Tenant of the Leased Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas have been or may hereafter be provided by Landlord or by the owners of Common Areas not within the Shopping Center, subject, however, to rules and regulations for the use thereof as prescribed from time to time by Landlord or the owner of such Common Area, including, without limitation, the right of Landlord to determine the hours and mode of operation of the elevators, escalators and vertical transportation facilities serving the Shopping Center, and including the right of Landlord or such owner to impose parking charges, whether by meter or otherwise, with respect to any parking facilities. In no event, however, shall Tenant, its agents or employees, use the Common Areas for the display or sale of merchandise. Without limiting the generality of the foregoing, Landlord may include in Common Areas those portions of the Shopping Center presently or hereafter sold or leased to Anchor Store(s), until the building thereon has been opened for business, at which time there shall be withdrawn from the Common Areas those areas not provided by the owner thereof for common use. Tenant and its employees and agents shall park their cars and other vehicles only in areas specifically designated from time to time by Landlord for that purpose, and shall not in any case park their vehicles in any private or non-public portions of the parking facilities. Tenant covenants that it will enforce the parking by its employees and agents in such designated areas and in only public areas. Automobile license numbers of employees’ and agents’ vehicles shall be furnished by Tenant to Landlord upon Landlord’s request. In the event any vehicle is parked by Tenant or by an employee or agent of Tenant in a private or non-public parking area or in any portion of the parking facilities other than the area of such parking facilities as shall be designated by Landlord, Tenant shall be obligated to pay Landlord the sum of One Hundred and 00/100ths Dollars ($100.00) per day for each such vehicle in order to partially compensate Landlord for the loss of percentage rent arising from the business lost to Tenant and to other tenants in the Shopping Center due to the lack of available parking space in the said parking facilities, and Landlord shall have the right to cause the vehicle to be towed to a location designated by Landlord and Tenant shall be obligated to reimburse Landlord for all towing charges. Similarly, Landlord shall have the right to cause any vehicle to be towed if the parking charges, if any, or the per diem charge or reimbursement due to Landlord hereunder, with respect to such vehicle have not been paid; with any such vehicle to be towed to a location designated by Landlord and with Tenant being obligated to pay all parking charges, fines and towing charges imposed by Landlord with respect to such vehicles. Tenant further agrees to hold harmless Landlord and defend Landlord, its agents and employees against any and all claims of the employee, agent and/or owner of the vehicle towed. Landlord shall have the further option of prohibiting Tenant and its employees and agents from parking their cars or other vehicles in the parking facilities, and the violation of such prohibition shall be subject to the same provisions as set forth above. Landlord may at any time close temporarily any Common Area to make repairs or changes, to prevent the acquisition of public rights in such area, to discourage non- customer parking, to use areas for attendant or valet parking, and may do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience thereof. Tenant shall not provide, nor shall Tenant authorize any person or entity to provide, valet or attendant parking for Tenant’s customers or others; Landlord shall have the exclusive right, but shall not be obligated, to provide valet or attendant parking at the regional retail development.

SECTION 8.03 COMMON AREA CHARGE AND CENTER PROMOTION CHARGE

Tenant shall pay to Landlord a common area charge equal to the amount set forth in Section 8.03 of the Data Sheet (payable monthly, in advance, on the first day of each month), and, as payment to Landlord for promoting the Shopping Center, an initial promotion charge, and an annual promotion charge (payable monthly, in advance, on the first day of each month), in the amounts also set forth in the Data Sheet, provided such common area charge and annual promotion charge amounts apply only until expiration of the “Reference Year” set forth in Section 8.03 of the Data Sheet, and the common area charge and annual promotion charge shall both be increased on each January 1st following expiration of the Reference Year by a percentage equal to five percent (5%) of the amount for the prior calendar year. The common area charge and annual promotion charge payable by Tenant to Landlord under this Section shall be flat rate charges for reimbursement for costs and expenses incurred by Landlord in connection with the operation, maintenance, repair and replacement of the regional retail development and the promotion (at Landlord’s option by means of a merchant’s association or otherwise) of the Shopping Center and Landlord shall be under no obligation to return to Tenant any portion of such flat rate common area charge or flat rate annual promotion charge after payment. The flat rate nature of such charges are intended to benefit Landlord and Tenant and such charges shall not necessarily reflect Landlord’s actual costs and expenses for any given period of time.

If Landlord pays or incurs amounts to make homeland security related changes to the Shopping Center or regional retail development in any year which are:

(1) required by law or governmental order; or

(2) required by its insurance carrier as a condition of maintaining then current coverages at rates that are no more than one hundred five percent (105%) of those then current; or

Impossible Kicks /The Mall at Green Hills/03/21/23
S12	COMMON AREA CHARGE

(3)  recommended by a recognized homeland security expert as part of a plan to defend the Shopping Center from potential acts of violence and cost more than Two Hundred Fifty Thousand and 00/100ths Dollars ($250,000.00) (the “Threshold Amount”) in a single calendar year, then the above flat rate common area charge shall be increased for such year by an amount equal to Tenant’s proportionate share (as such term is defined in Section 2.05) of the costs and expenses paid or incurred by Landlord for such homeland security related changes; provided that, in the calculation of such increase, costs and expenses incurred under subparagraph (3) up to the Threshold Amount under subparagraph (3) shall be excluded.

ARTICLE IX.

SIGNS

SECTION 9.01 SIGNS

Tenant shall affix a sign to the exterior surface of the storefront of the Leased Premises fronting on the enclosed mall, if any, and shall maintain said sign in good condition and repair during the entire term of this Lease. Said sign shall conform to the criteria for signs contained in Exhibit B, and the size, content, design and location thereof shall be subject to the prior written approval of Landlord. Except as hereinabove mentioned, Tenant shall not place or cause to be placed, erected or maintained on any exterior door, wall, window or the roof of the Leased Premises, or on the glass of any window or door of the Leased Premises, or on any sidewalk or other location outside the Leased Premises, or within any display window space in the Leased Premises, or within five feet (5’) of the front of the storefront leaseline or opening, whether or not there is a display window space in the Leased Premises, or within any entrance to the Leased Premises, or otherwise visible from the mall or street, any sign (flashing, moving, hanging, handwritten, or otherwise), decal, placard, decoration, flashing, moving or hanging lights, lettering, or any other advertising matter of any kind or description. Moreover, Tenant is prohibited from utilizing any displays which are not part of the fixture plan approved in writing by Landlord for the Leased Premises. If Tenant places or causes to be placed or maintained any of the foregoing, the same may be removed by Landlord or Landlord’s representative without notice and without such removal constituting a breach of this Lease or entitling Tenant to claim damages on account thereof. No symbol, design, name, mark or insignia adopted by Landlord for the Shopping Center shall be used without the prior written consent of Landlord. No illuminated sign located in the interior of the Leased Premises and which is visible from the outside thereof shall be permitted without the prior written approval of Landlord. All signs located in the interior of the Leased Premises shall be in good taste and professionally printed so as not to detract from the general appearance of the Leased Premises and the Shopping Center.

ARTICLE X.

MAINTENANCE

SECTION 10.01 LANDLORD’S OBLIGATIONS FOR MAINTENANCE

Landlord shall keep and maintain the exterior surfaces of the exterior walls of the building in which the Leased Premises are located (exclusive of doors, door frames, door checks, other entrances, windows and window frames which are not part of Common Areas, and storefronts) in good repair, except that Landlord shall not be called upon to make any such repairs occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall not be called upon to make any other improvements or repairs of any kind upon the Leased Premises and appurtenances, except as may be required under Articles XVII and XVIII hereof, and nothing contained in this Section 10.01 shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs conferred elsewhere in this Lease.

SECTION 10.02 TENANT’S OBLIGATIONS FOR MAINTENANCE

(a)  Except as provided in Section 10.01 of this Lease, Tenant, at Tenant’s expense, shall keep and maintain in first-class appearance, in a condition at least equal to that which existed when Tenant initially opened the Leased Premises for business, and in good order, condition and repair as determined by Landlord (including replacement of parts and equipment, if necessary) the Leased Premises and every part thereof and any and all appurtenances thereto wherever located, including, but without limitation, the interior surfaces of the exterior walls, the exterior and interior portion of all doors, door frames, door checks, other entrances, windows, window frames, plate glass, storefronts, all plumbing and sewage facilities within the Leased Premises, including free flow up to the ~~main~~tenant’s point of connection to sewer branch line, fixtures, ventilation, heating and air conditioning and electrical systems (whether or not located in the Leased Premises), sprinkler systems, walls, floors and ceilings, and all other repairs, replacements, renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen, and all other work performed by or on behalf of Tenant pursuant to the exhibits attached hereto or Articles V or VI hereof or otherwise in accordance with the provisions of this Lease. Further, Tenant shall be responsible for repairs necessitated by the negligence or wrongful acts of Tenant, its agents, employees or contractors. When Tenant ~~shall remodel~~remodels the Leased Premises ~~as required~~, it shall do so following the criteria in Exhibit B.

Impossible Kicks /The Mall at Green Hills/03/21/23
S13	COMMON AREA CHARGE

(b) Tenant shall keep and maintain the Leased Premises in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officials of the governmental agencies having jurisdiction, and Tenant shall comply with all requirements of law, ordinances and otherwise, affecting the Leased Premises, all at the sole cost and expense of Tenant. At the time of the expiration or sooner termination of the tenancy created herein, Tenant shall surrender the Leased Premises in good order, condition and repair.

(c)  Tenant shall keep the Leased Premises and all other parts of the regional retail development free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant, and agrees to bond against or discharge any such lien (including, without limitation, any construction, mechanic’s or materialman’s lien) within ~~ten (10)~~thirty (30) days after written request therefor by Landlord. Tenant shall give Landlord at least fifteen (15) days’ notice prior to commencing or causing to be commenced any work on the Leased Premises (whether prior or subsequent to the commencement of the lease term), so that Landlord shall have reasonable opportunity to file and post notices of non-responsibility for Tenant’s work. In addition, prior to commencing or causing to be commenced any work on the Leased Premises, Tenant shall file a notice of commencement (or other similar instrument limiting lien rights related to Tenant’s Work) as provided by applicable statutory provisions and shall deliver a copy of such notice of commencement (or similar instrument) to Landlord. Tenant shall reimburse Landlord for any and all costs and expenses which may be incurred by Landlord by reason of the filing of any such liens and/or the removal of same, such reimbursement to be made within ~~ten (10)~~thirty (30) days after written notice from Landlord to Tenant setting forth the amount of such costs and expenses.

(d) Tenant, at its own expense, shall install and maintain fire extinguishers, other fire protection devices as may be required from time to time by any agency having jurisdiction thereof. Should Landlord’s insurance carrier require that Tenant’s fire protection system be modified, Tenant shall make such modification at its sole expense within thirty (30) days after notice in writing by Landlord. Failure of Tenant to do so shall entitle Landlord to enter the Leased Premises and make such modification at the expense of Tenant. Tenant shall pay all charges billed by Landlord within ten (10) days after invoice. Tenant shall also be liable for any additional insurance premiums assessed to Landlord relating to the Leased Premises.

(e)  (1) Tenant agrees to operate its heating and its ventilating and air conditioning system(s) serving the Leased Premises during regular Shopping Center business hours so as to maintain comfortable conditions. Temperatures in the Leased Premises shall be compatible with temperatures in the enclosed mall (if any). Tenant’s installation of its heating and ventilating and air conditioning system shall be as set forth in Exhibit B, attached hereto and made a part hereof. Tenant shall be fully obligated for its maintenance and repair. If the Shopping Center contains an enclosed mall, Tenant shall not drain heat or ventilation or air conditioning from the enclosed mall into the Leased Premises and Tenant shall at all times maintain adequate temperatures within the Leased Premises to prevent any such drainage; likewise, Tenant shall not discharge air from the Leased Premises into the enclosed mall or other interior areas. Landlord shall not be obligated to Tenant for any damages or cost or expense resulting, directly or indirectly, from any failure or malfunction of any air conditioning supply system or condenser water system serving the Shopping Center or any component parts of any such system.

(2) To the extent the Leased Premises shall be serviced by a central air conditioning or condenser water system, Tenant’s obligation for connecting to, and all charges for, the central system, as well as Tenant’s installation, operation and maintenance of its heating and ventilating and air conditioning portion of the system shall be as set forth in Exhibit B (and any separate exhibit relating to such central system) attached hereto and made a part hereof. Landlord shall not be obligated to Tenant for any damages or cost or expense resulting, directly or indirectly, from any failure or malfunction of the central air conditioning supply system (or central condenser water system, as applicable) or any component parts thereof. Tenants approved by Landlord for the installation of a separate heating, ventilating and air conditioning system, serving the Leased Premises, shall construct the same in accordance with Landlord’s criteria. If Tenant shall install such a system, Tenant shall be fully obligated for its maintenance and repair.

(f)  Tenant expressly waives all rights to make repairs at the expense of Landlord as provided for in any statute or law in effect during the term of this Lease.

(g)  In the event that Tenant fails, refuses or neglects to commence and complete repairs promptly and adequately, to remove any lien, to pay any cost or expense, to reimburse Landlord, or otherwise to perform any act or fulfill any obligation required of Tenant pursuant to this Section 10.02, Landlord may, but shall not be required to, make or complete any such repairs, remove such lien (without inquiring into the validity thereof), pay such cost or perform such act or the like without prior notice to, but at the sole cost and expense of, Tenant, and Tenant shall reimburse Landlord for all costs and expenses of Landlord thereby incurred within ~~ten (10)~~thirty (30) days after receipt by Tenant from Landlord of a statement setting forth the amount of such costs and expenses. The failure by Tenant so to make repairs, to remove any lien, to pay any such cost or expense, or to so reimburse Landlord (in the case of reimbursement, within such ten-day period) shall constitute a default by Tenant under this Lease and shall carry with it the same consequences as failure to pay any installment of rent. Landlord’s rights and remedies pursuant to this subsection (g) shall be in addition to any and all other rights and remedies provided under this Lease or at law.

Impossible Kicks /The Mall at Green Hills/03/21/23
S14	COMMON AREA CHARGE

ARTICLE XI.

INSURANCE AND INDEMNITY

SECTION 11.01 TENANT’S INSURANCE

(a)  Tenant, at its sole cost and expense, shall, at all times, commencing with the date upon which the Leased Premises shall be made available for Tenant’s Work, procure, pay for and keep in full force and effect: (i) a commercial general liability policy (ISO form or equivalent which shall have no exclusions or limitations that differ from ISO), including insurance against assumed or contractual liability under this Lease with respect to the Leased Premises and the operations of Tenant and any subtenants of Tenant in, on or about the Leased Premises in which the limits with respect to bodily injury, personal liability, advertising injury and property damage shall be not less than Two Million and 00/100ths Dollars ($2,000,000.00) per occurrence (an excess liability policy may be used to increase the general liability limit); (ii) special form (“all risk”) property insurance, including business interruption and theft and, if applicable, boiler and machinery coverage (or equipment breakdown), written at replacement cost value in an adequate amount to avoid coinsurance and a replacement cost endorsement insuring Tenant’s merchandise, trade fixtures, furnishings, equipment and all items of personal property of Tenant and including property of Tenant’s customers located on or in the Leased Premises; (iii) workers’ compensation coverage in accordance with State statutory limits and employers liability insurance of not less than One Million and 00/100ths Dollars ($1,000,000.00) per accident; (iv) with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builder’s risk insurance, in amounts satisfactory to Landlord; (v) product liability coverage, including, without limitation, liquor liability coverage (if applicable to Tenant’s business) and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the Leased Premises, of not less than Two Million and 00/100ths Dollars ($2,000,000.00) per occurrence for personal injury and death and property damage; (vi) the insurance required under Exhibit B; and (vii) such insurance as may from time to time be required by city, county, state or federal laws, codes, regulations or authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances. The minimum limits of coverage as set forth in this paragraph may from time to time, at Landlord’s option, be increased by not more than ten percent (10%) per annum, on a cumulative basis, with such increase to occur not more often than once during each Lease Year during the term hereof. The deductibles under any of such insurance policies to be carried by Tenant shall not exceed Fifty Thousand and 00/100ths Dollars ($50,000.00). Tenant may not use a self insurance or a self insured retention without Landlord’s written approval.

(b)  All policies of insurance required to be carried by Tenant pursuant to this Section 11.01 shall be written by responsible insurance companies authorized to do business in the State and acceptable to Landlord. Any such insurance required of Tenant hereunder may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor; provided, however, that: (1) any such blanket policy carried with respect to the insurance required under subparagraphs (i), (iv), (v), (vi) and (vii) of Section 11.01(a) shall contain a “per location” endorsement assuring that any aggregate limit under such blanket policy shall apply separately to the Leased Premises and that Tenant shall provide written notice to Landlord if the available portion of such aggregate is reduced to less than the minimum amounts required under Section 11.01(a) by either payment of claims or the establishment of reserves for claims (whereupon Tenant shall be obligated to take immediate steps to increase the amount of its insurance coverage in order to satisfy the minimum requirements set forth above), and (2) any such blanket policy carried with respect to the property insurance required under subparagraph (ii) of Section 11.01(a) shall contain an “agreed value” endorsement with respect to all of the items of property identified in such subparagraph. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

(c) Each policy evidencing insurance required to be carried by Tenant pursuant to this Section 11.01 shall provide coverage on an occurrence basis (and not on a “claims-made” basis) and shall contain the following provisions and/or clauses: (i) a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance; (ii) a provision including Landlord, the beneficial ownership entity of the Shopping Center (if any), the managing agent of the Shopping Center and any other parties in interest designated by Landlord or such beneficial ownership entity (if any), as additional insureds (except with respect to workers’ compensation insurance); (iii) a waiver by the insurer of any right of subrogation against Landlord, the underlying lessor, if any, and their respective agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives; (iv) a separation of insureds clause; (v) a provision that the insurer will not cancel, materially change or fail to renew the coverage provided by such policy without first giving Landlord and the underlying lessor, if any, thirty (30) days’ prior written notice; and (vi) a provision (to the extent available) that no act or omission of Landlord shall affect or limit the obligation of the insurer to pay the amount of any loss sustained.

(d)  In the event that Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified in this Section 11.01, any insurance required by this Section, or fails to carry insurance required by law or governmental regulation, Landlord may (but without obligation to do so) at any time or from time to time, and without notice, procure such insurance and pay the premiums therefor, in which event Tenant shall repay to Landlord all sums so paid by Landlord together with interest thereon as provided elsewhere herein and any costs or expenses incurred by Landlord in connection therewith, within ten (10) days following Landlord’s written demand to Tenant for such payment.

Impossible Kicks /The Mall at Green Hills/03/21/23
S15	COMMON AREA CHARGE

(e)   Tenant shall not carry any stock of goods or do anything in or about the Leased Premises which will in any way tend to increase the insurance rates on the Shopping Center, the regional retail development, the Leased Premises and/or the building of which they are a part and/or the contents thereof. If Tenant installs any electrical equipment that overloads the lines in the Leased Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of Landlord’s insurance underwriters and governmental authorities having jurisdiction.

SECTION 11.02 LANDLORD’S INSURANCE

(a)  Landlord may from time to time provide, to the extent the same is available from Landlord’s insurance carrier, in amounts and coverages determined by Landlord, with or without self insurance retainage and/or deductibles, insurance coverage as follows: (i) commercial general liability insurance for the Shopping Center and/or regional retail development, (ii) standard extended property insurance covering buildings, improvements and/or leasehold improvements within the Shopping Center and/or regional retail development, with such special extended coverage endorsements and other special insurance coverages (including, without limitation, earthquake, terrorism, coastal windstorm and flood coverages) as Landlord may elect from time to time, (iii) rent interruption insurance. Tenant agrees to pay Landlord its proportionate share (as such term is defined in Section 2.05) of the total cost paid or incurred by Landlord for all of such insurance coverages in equal monthly installments on the first day of each calendar month, in advance, in an amount estimated by Landlord; Tenant’s proportionate share of deductible amounts and self insurance coverage amounts shall be paid by Tenant following a casualty occurrence within ~~ten (10)~~thirty (30) days following written notice from Landlord. If the total amount paid by Tenant under this Section for any calendar, lease or fiscal year (at Landlord’s option) shall be less than the actual amount due from Tenant for such year as shown on Landlord’s statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing of each such statement, and if the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment due from Tenant to Landlord under this Section 11.02.

(b)  Any insurance required of Landlord hereunder may be furnished by or for Landlord under any blanket or umbrella policy carried by or for Landlord or under a separate policy therefor.

SECTION 11.03 COVENANT TO HOLD HARMLESS

Tenant covenants to indemnify Landlord, the underlying lessor, if any, and their respective officers, directors, stockholders, beneficiaries, partners, representatives, agents and employees, and save them harmless (except for loss or damage resulting solely from the negligence of Landlord and not required to be insured against by Tenant pursuant to this Article XI) from and against any and all claims, actions, damages, liability, cost and expense, including attorneys’ fees, in connection with all losses, including loss of life, personal injury and/or damage to property, arising from or out of any occurrence in, upon or at the Leased Premises or the occupancy or use by Tenant of the Leased Premises or any part thereof, or arising from or out of Tenant’s failure to comply with any provision of this Lease or occasioned wholly or in part by any act or omission of Tenant, its concessionaires, agents, contractors, suppliers, employees, servants, customers or licensees. For the purpose of this Section 11.03, the Leased Premises shall include the service areas adjoining the same and the loading platform area allocated to the use of Tenant and the parking facilities servicing the Shopping Center. In case Landlord or any other party so indemnified shall, without fault, be made a party to any litigation commenced by or against Tenant, or if Landlord or any such party shall, in its sole discretion, determine that it must intervene in such litigation to protect its interest hereunder, including, without limitation, the incurring of costs, expenses, and attorneys’ fees in connection with relief of Tenant ordered pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), then Tenant shall protect and hold them harmless by attorneys satisfactory to Landlord and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by such party in connection with such litigation. Landlord shall have the right to engage its own attorneys in connection with any of the provisions of this Section 11.03 or any other provision of this Lease, including, without limitation, any defense of Landlord or intervention by Landlord, notwithstanding any contrary provisions or court decisions of the State. The foregoing provisions of this Section shall survive the expiration or earlier termination of the term of this Lease.

Impossible Kicks /The Mall at Green Hills/03/21/23
S16	COMMON AREA CHARGE

ARTICLE XII.

UTILITY CHARGES

SECTION 12.01 UTILITY CHARGES

(a)  Tenant shall be solely responsible for and shall promptly pay all necessary fees, deposits and charges, including use and/or connection fees, hook-up fees, standby fees, and/or penalties for discontinued or interrupted service, and the like, for water, gas (if applicable), heat, electricity, centrally conditioned cold air supply, sewer and sanitation, solid waste disposal and any other service or utility used in or upon or furnished to the Leased Premises, irrespective of whether Landlord has paid for these services in advance, or otherwise. Landlord, at its sole option, may elect to furnish any or all of the above services on a “rent inclusion basis” without separate charge therefor to Tenant, by metering or otherwise, such charge to be included in the minimum rent payable hereunder, in which event the minimum rent specified in Section 2.01 shall be increased to reflect the value of such service(s) as provided in paragraph (h) below. Alternatively, Landlord, at its sole option, may provide for any or all of such services on a separate-charge basis, and in such event Tenant shall purchase such service(s) from Landlord, and within ~~ten (10)~~thirty (30) days after Landlord bills Tenant for any such service Tenant shall pay Landlord such rates, charges and fees, upon terms and conditions as Landlord may establish; provided that, if the rates, charges or fees for any such service are regulated by a public agency, the rates, charges and/or fees to Tenant shall be computed using the maximum rate schedules which would be applicable if Tenant were at the time a direct customer of the applicable public utility corporation serving the Shopping Center, but in no event shall the rate be less than Landlord’s cost to furnish the utility. If the cost of any such service for any month has not been made known to Landlord at the time of billing, Landlord shall have the right to estimate the amount thereof, and to base its billing to Tenant upon said estimated amount, and Landlord may adjust such billing when the actual amount is made known to Landlord. Landlord shall also have the right to periodically estimate the monthly amount required to be paid by Tenant to Landlord with respect to any or all of such services provided by Landlord and such estimated monthly amount or amounts shall be paid by Tenant on the first day of each calendar month, in advance, at the place and in the manner specified for payments of minimum rent hereunder. Landlord shall have the right to change such estimated amount or amounts at any time and from time to time, by notice to Tenant. If the total of the estimated monthly payments made by Tenant for any Lease Year or calendar year shall be less than the actual amount due from Tenant pursuant to the provisions of this Section, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due within ~~ten (10)~~thirty (30) days after submission to Tenant of Landlord’s statement and invoice therefor; and if the total of the estimated payments made by Tenant for any such year shall exceed the actual amount due from Tenant, the excess amount paid shall be credited against the next payment due from Tenant to Landlord under this Section. Landlord, at its sole option, may require Tenant to install separate, appropriate meters for measuring Tenant’s consumption of water, electricity or the like, and may require Tenant to remove any or all such meters upon Landlord’s discontinuing the service in question to Tenant. The failure by Tenant to pay when due any amount payable to Landlord under this Section 12.01 shall carry with it the same consequences as failure to pay any installment of rent when due. Notwithstanding the foregoing, if a separate exhibit describing applicable rates for a utility service is attached to this Lease, Tenant shall pay for such service pursuant to such exhibit.

(b)  In the event Landlord furnishes electricity on a rent inclusion basis as provided above, at such time as Tenant’s lighting and electrical equipment has been completely installed, Landlord may, at Landlord’s sole option (and to the extent permitted by applicable regulations), cause a survey of Tenant’s usage of electricity to be made by an independent electrical consultant selected by Landlord. The consultant shall render a report to Landlord and Tenant showing the estimated amount of electricity which Tenant will consume, the value thereof, and the minimum rent reserved hereunder shall thereupon be increased to reflect such value. Tenant shall promptly pay to Landlord the difference between the minimum rent hereunder and the increased minimum rent as so determined for all months of the term of this Lease which have therefore elapsed, and each monthly installment of rent thereafter paid by Tenant shall be based upon such increased rent. Subject to applicable utility regulations, each party to this Lease shall thereafter have the right whenever such party believes there has been a material increase or decrease in Tenant’s regular usage of electric current (that is, a change therein other than on a temporary basis) to request, by notice to the other party, a redetermination of the fair rent value of the electric service then furnished by Landlord. When any such request occurs, the redetermination shall be made as promptly as possible by an independent electrical consultant selected by Landlord, and, based upon its report, the minimum rent theretofore required to be paid hereunder shall thereafter be adjusted to reflect such new fair rent value. Any change or adjustment in such report shall be binding on both Landlord and Tenant. It is agreed that the cost of conducting the redetermination shall be borne solely by the party requesting same. Tenant agrees, on request of Landlord, to execute and deliver from time to time a supplement to this Lease, setting forth the new minimum rent, as then determined as above provided. After the making of the initial survey referred to above, Tenant shall not without prior written notice to Landlord make any alterations in or additions to the electrical equipment and/or appliances in the Leased Premises. Tenant shall promptly execute a separate utility letter or utility agreement if requested by Landlord or by the applicable utility company.

(c) Any furnishing by Landlord of electric current to the Leased Premises shall be limited to the extent of the capacity of Landlord’s existing feeders, switches, risers, wiring installations and other electrical system serving the Leased Premises (the “electric distribution system”). Tenant agrees that Tenant’s use of electrical current will at no time exceed the capacity of the electric distribution system, and that Tenant will not make any alteration or addition to the electric distribution system without Landlord’s prior written consent in each instance.

Impossible Kicks /The Mall at Green Hills/03/21/23
S17	COMMON AREA CHARGE

(d) In the event that, at any time during the term of this Lease, Tenant desires to connect or install any additional electric fixtures, equipment or appliances to the electric distribution system and such fixtures, equipment or appliances require additional electric current which, in combination with Tenant’s existing electrical requirements exceeds the capacity of the electric distribution system, then, provided that Landlord shall have consented in writing to such connections or installations, Landlord, upon the written request of Tenant and at the sole cost and expense of Tenant, will install any additional riser or risers (and all other equipment necessary and proper in connection therewith) to supply Tenant’s electric requirements, but only if such riser or risers (and such other equipment) are necessary to supply Tenant with the electric current required by it and will not cause permanent damage or injury to the Leased Premises or the regional retail development of which the Leased Premises form a part or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs, expense or interference with or disturbance of other tenants or occupants of the regional retail development. Notwithstanding any provisions contained in this Section 12.01, Landlord shall not be obligated to provide any new utility services or increased utility capacities to the Leased Premises to the extent that the Leased Premises shall have been previously occupied by another tenant, and, if the Leased Premises have not been previously occupied, Landlord shall not be obligated to provide any utility services or utility capacities other than as specifically set forth in Exhibit B. Tenant shall promptly advise Landlord of any increase in Tenant’s connected load to the electric distribution system. Any additional utility services or any increase in utility capacities beyond that in existence if the Leased Premises shall have been previously occupied (or beyond the specifications set forth in Exhibit B if the Leased Premises have not been previously occupied) shall be subject to the prior written approval of Landlord, and such additional services or capacities shall be provided at the sole cost and expense of Tenant.

(e) Tenant agrees further to provide and install, at Tenant’s sole cost and expense, all lamps, tubes, bulbs, starters, ballasts, transformers and the like items used or required in the Leased Premises.

(f) At any time during the term hereof, Landlord may, upon thirty (30) days’ prior written notice to Tenant, discontinue furnishing electric current (or such other utility being furnished by Landlord) to the Leased Premises without thereby affecting this Lease in any manner or otherwise incurring any liability to Tenant, except that the minimum rent reserved herein (if applicable) shall be reduced by the amount then being paid by Tenant on account of Landlord’s service of electricity (or such other utility) to the Leased Premises, determined as provided above (as the same may have been adjusted from time to time pursuant to other provisions of this Article), and Landlord shall no longer be obligated to furnish electric current (or such other utility) to the Leased Premises. If Landlord shall give Tenant notice of intention to cease furnishing electric current (or other utility) to the Leased Premises, Tenant may contract for and receive such electric current (or such other utility) directly from the public utility corporation then serving the Shopping Center, and if Tenant does so, Landlord shall permit Tenant, at Tenant’s sole cost, to use Landlord’s risers, wiring and electric installations (or other utility conduits, as applicable) then serving the Leased Premises for such purpose to the extent that the same are available, suitable and may be safely so used consistent with concurrent and anticipated future use by Landlord and other tenants.

(g) If at any time after the date hereof, the electrical energy rates (or other utility rates) as filed by the public utility corporation then serving the Shopping Center shall be reduced or increased, or any tax shall be imposed thereon (or subsequently increased or decreased), then the minimum rent reserved herein shall be equitably adjusted as of the first day of the month next following the effective date of such rate change to reflect the resulting reduction or increase in the value of Landlord’s service of providing Tenant with electric current (or other utility service) on a rent inclusion basis, but in no event shall the minimum rent be reduced below the amount stated in Article II hereof.

(h)  Notwithstanding any other provisions of this Lease, the value of, or (as applicable) the rate or cost to be charged to Tenant for, each utility furnished by Landlord under any section or provision of this Lease, which utility shall be subject to regulation by a public agency, shall be computed for the purposes of this Lease in accordance with the maximum rate schedules which would be applicable if Tenant were at the time a direct customer of the applicable public utility company serving the Shopping Center, but in no event shall the rate be less than Landlord’s cost to furnish the utility (subject to any separate rate schedules for utility services as may be included in the exhibits to this Lease). The value of, or (as applicable) the rate or cost to be charged to Tenant for, any nonregulated utility service provided by Landlord under any section or provision of this Lease shall be computed at the prevailing rates which would be paid by Tenant for direct comparable service from contractors in the local area, except to the extent that specific rates are otherwise set forth in this Lease. The public utility corporation referred to in this Section 12.01 shall be a utility company named in Exhibits B or C attached hereto (if any), or the successor to such company or such other company designated by Landlord.

(i)  Landlord shall not be liable to Tenant for any loss, damage or expense which Tenant may sustain if the quality or character of utilities used upon or furnished to the Leased Premises are no longer available or suitable for Tenant’s requirements, or if said utilities are interrupted as a result of actions by the public utility companies or any other cause and no such change, interruption, or cessation of service shall constitute an eviction of Tenant.

(j)   Any obligation of Landlord to furnish light, heat, conditioned air, or power or any utility service shall be conditioned upon the availability of adequate energy sources. Landlord shall have the right to reduce heat, lighting, air conditioning or other utility services within the regional retail development, including without limitation, the Leased Premises and the Common Areas, as required by any mandatory or voluntary fuel or energy saving allocation, or any similar statute, regulation, order or program without such action diminishing Tenant’s obligations hereunder.

Impossible Kicks /The Mall at Green Hills/03/21/23
S18	COMMON AREA CHARGE

ARTICLE XIII.

ESTOPPEL STATEMENT, ATTORNMENT AND SUBORDINATION

SECTION 13.01 ESTOPPEL STATEMENT

Tenant shall, without charge, at any time and from time to time, within ten (10) business days after receipt by Tenant of written request therefor from Landlord or from any mortgagee under any mortgage or any beneficiary under any deed of trust on the real property on which the building containing the Leased Premises is located or of which the Leased Premises are a part, deliver, in recordable form, a duly executed and acknowledged certificate or statement to the party requesting said certificate or statement or to any other person, firm or corporation designated by Landlord, certifying: (a) that this Lease is unmodified and in full force and effect, or, if there has been any modification, that the same is in full force and effect as modified, and stating any such modification; (b) the date of commencement of the term of this Lease; (c) that rent is paid currently without any off-set or defense thereto; (d) the dates to which the rent and other charges payable hereunder by Tenant have been paid, and the amount of rent and other charges, if any, paid in advance; (e) whether or not there is then existing any claim of Landlord’s default hereunder and, if so, specifying the nature thereof; and (f) any other matters relating to the status of such Lease as shall be requested by Landlord or any such mortgagee or beneficiary from time to time; provided that, in fact, such facts are accurate and ascertainable. Any such certificate or statement by Tenant may, at the election of the requesting party, include Tenant’s undertaking not to pay rents or other charges for more than a specified period in advance of the due dates therefor set forth herein.

SECTION 13.02 ATTORNMENT

In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage and/or deed of trust made by Landlord covering the Leased Premises, or in the event Landlord sells, conveys or otherwise transfers its interest in the Shopping Center or any portion thereof containing the Leased Premises, this Lease shall remain in full force and effect and Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as Landlord under this Lease. Payment by or performance of this Lease by any person, firm or corporation claiming an interest in this Lease or the Leased Premises by, through or under Tenant without Landlord’s consent in writing shall not constitute an attornment or create any interest in this Lease or the Leased Premises.

SECTION 13.03 SUBORDINATION

Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any underlying lease and to any mortgages or deeds of trust that are now, or may hereafter be, placed upon the Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided that the lessor under any such underlying lease or the mortgagees or beneficiaries named in said mortgages or trust deeds shall agree to recognize the interest of Tenant under this Lease in the event of foreclosure, if Tenant is not then in default; such provisions are self-operative and may be undertaken unilaterally by Landlord or by any such lessor, mortgagee or beneficiary. Tenant also agrees that any underlying lessor or mortgagee or beneficiary may elect to have this Lease constitute a prior lien to its underlying lease or mortgage or deed of trust, and in the event of such election and upon notification by such underlying lessor or such mortgagee or beneficiary to Tenant to that effect, this Lease shall be deemed prior in lien to such underlying lease or mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said underlying lease or mortgage or deed of trust. Tenant agrees that upon the request of Landlord, or any mortgagee or beneficiary, Tenant shall execute whatever instruments may be required by Landlord or by any mortgagee or beneficiary to carry out the intent of this Section.

SECTION 13.04 REMEDIES

Failure of Tenant to execute any statements or instruments necessary or desirable to effectuate the foregoing provisions of this Article, within ~~ten (10)~~thirty (30) days after written request so to do by Landlord, shall constitute a breach of this Lease. In the event of such failure, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such statements or instruments, which appointment shall be in addition to any other rights or remedies available to Landlord. In addition, for each day beyond the referenced ~~ten (10)~~thirty (30) day period that Tenant shall fail to execute said statements or instruments, Tenant shall pay to Landlord Five Hundred and 00/100ths Dollars ($500.00) in order to partially compensate Landlord for the administrative costs and other damages arising from Tenant’s failure. Such per diem amount shall be immediately due and payable as additional rent under this Lease.

Impossible Kicks /The Mall at Green Hills/03/21/23
S19	COMMON AREA CHARGE

ARTICLE XIV.

ASSIGNMENT AND SUBLETTING

SECTION 14.01 NO ASSIGNMENT OR SUBLETTING

Notwithstanding any provision herein to the contrary or reference herein to concessionaires or subtenants or otherwise, Tenant agrees not to assign or in any manner transfer this Lease or any estate or interest therein, and not to lease or sublet the Leased Premises or any part or parts thereof or any right or privilege appurtenant thereto, and not to allow anyone to conduct business at, upon or from the Leased Premises (whether as concessionaire, franchisee, licensee, permittee, subtenant, department operator or otherwise), or to come in, by, through or under it, and not to allow any lien or mortgage against this Lease or any estate or interest therein, and not to in any way hypothecate Tenant’s interest in this Lease, in all cases either by voluntary or involuntary act of Tenant or by operation of law or otherwise. Without limiting any of the other provisions contained in this Section 14.01, the restrictions of this Section shall apply to any merger, consolidation or other reorganization of Tenant or of Tenant’s Guarantor or of any corporate entity which directly or indirectly controls Tenant, and any such merger, consolidation or other reorganization shall be deemed to be an assignment of this Lease within the meaning of this Section 14.01. The sale, issuance or transfer of any voting capital stock of Tenant or Tenant’s Guarantor or any voting capital stock of any corporate entity which directly or indirectly controls Tenant (if any one of such entities, Tenant or Tenant’s Guarantor or any such controlling corporate entity, is a corporation the stock of which is not traded on the NYSE or the NASDAQ), or any interests in any noncorporate entity which directly or indirectly controls Tenant or Tenant’s Guarantor which results in a change in the direct or indirect voting control (or a change in the identity of any person, persons, entity or entities with the power to vote or control at least fifty percent (50%) of the voting shares of any class of stock) of Tenant, or Tenant’s Guarantor, or any corporate or noncorporate entity which directly or indirectly controls Tenant or Tenant’s Guarantor shall be deemed to be an assignment of this Lease within the meaning of this Section 14.01. If Tenant is a partnership, trust or an unincorporated association, then the sale, issuance or transfer of a controlling interest therein, or the transfer of a majority interest in or a change in the voting control of any partnership, trust, unincorporated association, or corporation which directly or indirectly controls Tenant, or the transfer of any portion of any general partnership or managing interest in Tenant or in any such entity, or any change or conversion of Tenant or of any such entity to a limited liability company, a limited liability partnership, or any other entity which possesses the characteristics of limited liability, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Section 14.01. Any such prohibited act by Tenant or Tenant’s Guarantor (or any attempt at same), either voluntarily or involuntarily or by operation of law or otherwise, shall, at Landlord’s option, terminate this Lease without relieving Tenant of any of its obligations hereunder for the balance of the stated term, and any such act shall be null and void. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination thereof by Landlord pursuant to any provision contained herein, shall not work a merger and shall, at the option of Landlord, terminate all or any existing franchises, concessions, licenses, permits, subleases, subtenancies, departmental operating arrangements or the like, or may, at the option of Landlord, operate as an assignment to Landlord of the same. Nothing contained elsewhere in this Lease shall authorize Tenant to enter into any franchise, concession, license, permit, subtenancy, departmental operating arrangement or the like, except pursuant to the provisions of this Section. Landlord has entered into this Lease with Tenant in order to obtain for the benefit of the entire regional retail development the unique attraction of Tenant’s trade name set forth in Section 16.01 and the unique merchandising mix and product line associated with Tenant’s business as described in Section 7.01, and Landlord has specifically relied on the identity and special skill of Tenant in its ability to conduct the specific business identified in Section 7.01, and the foregoing prohibition on assignment or subletting or the like is expressly agreed to by Tenant as an inducement to Landlord to lease to Tenant. Tenant hereby acknowledges that the foregoing provisions of this Section 14.01 constitute a freely negotiated restraint on alienation.

Without limiting any of the foregoing provisions, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Leased Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which provides for rent or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises.

Notwithstanding the provisions of this Section 14.01 to the contrary, Landlord shall not withhold its consent to an assignment of this Lease by Tenant (by merger, consolidation or otherwise) to another entity simultaneously acquiring a controlling interest in Tenant’s (and Tenant’s Guarantor’s, if any) ownership interests or all or substantially all of Tenant’s (and Tenant’s Guarantor’s, if any) assets, including, without limitation, the entire chain of stores conducted under the trade name herein set forth, provided that: (1) the assignee shall simultaneously be acquiring control of the entire chain of stores conducted under the trade name herein set forth and such chain must consist of at least as many stores on the date of and prior to the effective date of the assignment as such chain presently consists of and in no event shall such chain consist of less than ten (10) stores, (2) Tenant shall not at the time of such assignment be in default under any of the terms, covenants and conditions of this Lease beyond any applicable grace or cure period provided by this Lease, (3) such assignee shall, as of the date immediately prior to the effective date of the assignment, have a net worth (based on assets contained within the United States) equal to or greater than the combined net worth of Tenant and Tenant’s Guarantor (if any) as of the date of Tenant’s execution of this Lease or as of the date immediately preceding the effective date of such transfer, whichever of such net worth amounts shall be the greater, (4) such assignee (and any person or entity acquiring a controlling interest in Tenant’s ownership interests) shall agree in writing to perform all of the unperformed terms, covenants and conditions of this Lease (whether accruing prior to, on, or after the effective date of the assignment), (5) Tenant and Tenant’s Guarantor (if any) shall agree in writing to at all times remain primarily obligated for the performance of the terms, covenants and conditions of this Lease, (6) the assignee shall deposit with Landlord a sum equal to four (4) months’ minimum rent (at the then current rate) which Landlord may apply against any monetary obligations of Tenant which are not satisfied as of the effective date of the assignment (any portion of such sum which has not been so applied within fourteen (14) months following the effective date of the assignment shall be promptly returned to the assignee), (7) such assignee shall have demonstrated experience in the operation of first class retail stores of the type described in Section 7.01 of the Data Sheet (or shall have retained management personnel with such experience) and (8) no later than thirty (30) days prior to the effective date of the assignment, Tenant shall have supplied Landlord with all back-up information reasonably required by Landlord to establish that all of the foregoing conditions have been satisfied. In the event of an assignment of this Lease by virtue of a transfer of Tenant’s ownership interests in the absence of a merger, then the use of the term “assignee” shall refer to Tenant as Tenant shall exist on the date following the date of the transfer.

Impossible Kicks /The Mall at Green Hills/03/21/23
S20	COMMON AREA CHARGE

ARTICLE XV.

WASTE

SECTION 15.01 WASTE OR NUISANCE

Tenant shall not commit or suffer to be committed any waste upon the Leased Premises and shall not place a load upon any floor of the Leased Premises which exceeds the floor load per square foot which such floor was designed to carry. Tenant shall not commit or suffer to be committed any nuisance or other act or thing which may disturb the quiet enjoyment of any other occupant or tenant of the regional retail development. Tenant agrees that business machines and mechanical equipment used by Tenant which cause vibration or noise that may be transmitted to the building or buildings comprising the regional retail development or to the Leased Premises, to such a degree as to be reasonably objectionable to Landlord or to any occupant, shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring-type vibration isolators sufficient to eliminate such vibrations or noise. Tenant shall take such action as Landlord reasonably deems necessary to prevent or terminate any such nuisance or waste arising out of Tenant’s business, including, without limitation, any nuisance created by employees, agents, contractors, invitees or licensees of Tenant.

ARTICLE XVI.

TRADE NAME, SOLICITATION

SECTION 16.01 TRADE NAME

Tenant agrees (a) to operate its business in the Leased Premises under the name specifically set forth in the attached Data Sheet; (b) not to change the advertised name or character of the business operated in the Leased Premises; and (c) to refer to the Shopping Center by the name set forth in Section 1.01 for the regional retail development in designating the location of the Leased Premises in all advertising and in all other references to the location of the Leased Premises. Landlord shall have the right to include Tenant’s trade name in any public relations, promotional or advertising materials or information. By its execution of this Lease, Tenant authorizes Landlord to utilize Tenant’s trade name in the foregoing manner.

SECTION 16.02 SOLICITATION OF BUSINESS

Tenant and Tenant’s employees and/or agents shall not solicit business in the parking areas, sidewalks or other Common Areas, or any part of the regional retail development other than in the Leased Premises, nor shall Tenant distribute any handbills or other advertising matter in the parking area, sidewalks, or other Common Areas, or any part of the regional retail development other than in the Leased Premises. Tenant shall not give samples or approach customers outside the Leased Premises for purposes of soliciting sales. Moreover, and generally, Tenant shall not give away any promotional items which could create a nuisance or require Landlord to incur additional Common Area expenses.

Impossible Kicks /The Mall at Green Hills/03/21/23
S21	COMMON AREA CHARGE

ARTICLE XVII.

DESTRUCTION OF LEASED PREMISES

SECTION 17.01 RECONSTRUCTION OF DAMAGED PREMISES

In the event the Leased Premises shall be partially or totally destroyed by fire or other casualty insured under the insurance carried by Landlord pursuant to Section 11.02 of this Lease so as to become partially or totally untenantable, then the damage to the Leased Premises shall be promptly repaired ~~(to the extent covered by the insurance carried by Landlord under Section 11.02), unless~~to not less than the condition existing as of original delivery of the Leased Premises. However, if Landlord shall elect not to rebuild as hereinafter provided, and the minimum rent and other charges payable by Tenant to Landlord (to the extent that such charges are based upon the square foot area of the Leased Premises) shall be abated in proportion to the floor area of the Leased Premises rendered untenantable, and the Minimum Gross Sales above which percentage rent is computed and payable shall likewise be proportionately reduced. Payment of full rent and all other charges so abated shall commence and Tenant shall be obligated to reopen for business on the thirtieth (30th) day following the date that Landlord advises Tenant that the Leased Premises are tenantable, unless Tenant opens at an earlier time in the damaged area or remains open in such area following destruction or damage, in which event there shall be no abatement or any such abatement shall terminate as of the date of Tenant’s earlier reopening. If Landlord shall elect to cause Tenant to make the necessary repairs to the Leased Premises, as provided below, payment of full rent and all other charges so abated shall commence and Tenant shall be obligated to reopen for business on the sixtieth (60th) day following the date that Landlord advises Tenant of Landlord’s election for Tenant to perform such work. Landlord shall be obligated to cause such repairs to be made unless Landlord, at its sole option, elects to cause Tenant to make such repairs, in which event Tenant shall promptly complete the same and Landlord will make available to Tenant for the sole purpose of reconstruction of Tenant’s improvements such portion of any insurance proceeds received by Landlord from its insurance carrier, under a policy carried pursuant to Section 11.02 of this Lease, allocated to the Leased Premises by Landlord. In the event of any such reconstruction by Tenant, an architect duly registered in the State shall be selected by Landlord and shall direct the payment of such insurance proceeds. Such insurance proceeds shall be payable to Tenant only upon receipt by Landlord of certificates of said architect stating that the payments specified therein are properly payable for the purpose of reimbursing Tenant for expenditures actually made by Tenant in connection with such work. At the election of Landlord or Landlord’s mortgagee, direct payments may be made to material suppliers and laborers upon written certification by said architect that such payments are due and payable. Any such insurance proceeds in excess of Tenant’s actual expenditures in restoring the damage or destruction shall belong to Landlord. In making repairs, restoration or reconstruction, Tenant, at its expense, shall comply with all laws, ordinances, and governmental rules or regulations, and shall perform all work or cause such work to be performed with due diligence and in a first-class manner. All permits required in connection with said repairs, restoration and reconstruction shall be obtained by Tenant at Tenant’s sole cost and expense. Any amount expended by Tenant in excess of such insurance proceeds received by Landlord and made available to Tenant shall be the sole obligation of Tenant. In the event of reconstruction or repair by Landlord, any amount expended by Landlord in repairing the Leased Premises in excess of the proceeds of insurance received by Landlord pursuant to Section 11.02 of this Lease allocated to the Leased Premises shall be repayable by Tenant to Landlord within ~~ten (10)~~thirty (30) days after receipt by Tenant from Landlord of a statement setting forth the amount of such excess. The party required hereunder to repair the damage to the Leased Premises shall reconstruct such Leased Premises in accordance with the working drawings originally approved by Landlord or with (at Landlord’s sole election) new drawings prepared by Tenant and acceptable to Landlord and Tenant. In the event Landlord has opted to complete the repairs and reconstruct the Leased Premises, Tenant shall provide Landlord with a list of all suppliers and tradesmen that originally constructed the Leased Premises within ~~three (3)~~five (5) business days of Landlord’s request for such information. Landlord shall also have the option of requiring Tenant to order any necessary materials for Landlord’s reconstruction of the Leased Premises directly from Tenant’s suppliers and Landlord shall make available to Tenant any insurance proceeds received by Landlord from its insurance carrier covering any such items. Tenant shall remove all of its merchandise, trade fixtures, furnishes and equipment from the Leased Premises within three (3) business days of Landlord’s request that such items be removed. In the event that Tenant does not timely remove its merchandise, trade fixtures, furnishes and equipment, Landlord shall have the right to remove and store them at Tenant’s cost in Landlord’s sole discretion. In no event shall Landlord be required to repair or replace Tenant’s merchandise, trade fixtures, furnishings or equipment. If (i) more than thirty-five percent (35%) of the floor area of the building in which the Leased Premises are located or of the Shopping Center shall be damaged or destroyed by fire or other casualty, or (ii) during the last three (3) years of the term hereof more than twenty-five percent (25%) of the floor area of the Leased Premises or of the building in which the Leased Premises are located or of the Shopping Center shall be damaged or destroyed by fire or other casualty, or (iii) all or any part of the Shopping Center or said building or the Leased Premises are damaged or destroyed at any time by the occurrence of any risk not insured under the insurance carried by Landlord pursuant to Sections 8.03 or 11.02(a), then Landlord, at its sole option, may terminate this Lease by giving written notice to Tenant of Landlord’s election so to terminate, such notice to be given within ninety (90) days after the occurrence of such damage or destruction. If Landlord repairs or rebuilds, or requires Tenant to repair or rebuild the Leased Premises as herein provided, Tenant, at Tenant’s sole cost, shall repair or replace Tenant’s merchandise, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to the damage or destruction thereof. Notwithstanding the foregoing, if the insurance proceeds allocated to the Leased Premises are insufficient to permit restoration and reconstruction to not less than the condition existing as of original delivery of the Leased Premises, then Tenant and Landlord may terminate this Lease by giving written notice to the other of their election so to terminate, such notice to be given within one hundred twenty (120) days after the occurrence of such damage or destruction.

Impossible Kicks /The Mall at Green Hills/03/21/23
S22	COMMON AREA CHARGE

SECTION 17.02 WAIVER OF SUBROGATION

Each party hereto does hereby waive, remise, release and discharge the other party hereto and any officer, director, shareholder, beneficiary, partner, agent, employee or representative of such other party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance containing a waiver of subrogation is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance or to the extent such recovery would have been made had the injured party carried the insurance it is required to carry under the terms of this Lease.

ARTICLE XVIII.

EMINENT DOMAIN

SECTION 18.01 TOTAL CONDEMNATION OF LEASED PREMISES

If the whole of the Leased Premises shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such a taking, then the term of this Lease shall cease as of the day possession shall be taken by such public authority, and the rent shall be paid up to that day with a proportionate refund by Landlord of such rent and other charges as may have been paid in advance for a period subsequent to the date of the taking.

SECTION 18.02 PARTIAL CONDEMNATION

(a)  (i) If less than the whole but more than ~~twenty~~ten percent ~~(20%)~~(10%) of the Leased Premises or more than fifty percent (50%) of the Common Areas shall be so taken under eminent domain, or sold to public authority under threat or in lieu of such a taking, Tenant shall have the right either to terminate this Lease and declare the same null and void as of the day possession is taken by public authority, or, subject to Landlord’s right of termination as set forth in Section 18.02(b) of this Article, to continue in the possession of the remainder of the Leased Premises, upon notifying Landlord in writing within ten (10) days after such taking of Tenant’s intention. In the event Tenant elects to remain in possession, all of the terms herein provided shall continue in effect, except that, as of the day possession of such percentage of the Leased Premises is taken by public authority, the minimum rent and other charges payable by Tenant to Landlord (to the extent that such charges are based upon the square foot area of the Leased Premises) shall be reduced in proportion to the floor area of the Leased Premises taken and the Minimum Gross Sales above which percentage rent is computed and payable shall likewise be proportionately reduced; thereafter, Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the basic building, so as to constitute the remaining Leased Premises a complete architectural unit, and Tenant, at Tenant’s sole cost, shall similarly act with respect to Tenant’s improvements, trade fixtures, furnishings and equipment.

Impossible Kicks /The Mall at Green Hills/03/21/23
S23	COMMON AREA CHARGE

(ii) If ~~twenty~~ten percent ~~(20%)~~(10%) or less of the Leased Premises shall be so taken, the lease term shall cease only on the part so taken, as of the day possession shall be taken by such public authority, and Tenant shall pay rent and other charges up to that day, with appropriate credit by Landlord (toward the next installment of such rent or charges due from Tenant) of such rent or charges as may have been paid in advance for a period subsequent to the date of the taking; thereafter, the minimum rent and other charges payable to Landlord (to the extent that such charges are based upon the square foot area of the Leased Premises) shall be reduced in proportion to the amount of the Leased Premises taken and the Minimum Gross Sales above which percentage rent is computed and payable shall likewise be proportionately reduced. Landlord shall, at its expense, make all necessary repairs or alterations to the basic building, so as to constitute the remaining Leased Premises a complete architectural unit, and Tenant, at Tenant’s sole cost, shall similarly act with respect to Tenant’s improvements, trade fixtures, furnishings and equipment.

(b)  If more than fifty percent (50%) of the building in which the Leased Premises are located, or more than fifty percent (50%) of the Leased Premises, or more than fifty percent (50%) of the Shopping Center or of the Common Areas, shall be taken under power of eminent domain, or sold to public authority under the threat or in lieu of such a taking, Landlord may, by written notice to Tenant delivered on or before the tenth (10th) day following the date of surrendering possession to the public authority, terminate this Lease as of the day possession is taken by public authority. The rent and other charges shall be paid up to the day possession is taken by public authority, with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to that date.

SECTION 18.03 LANDLORD’S AND TENANT’S DAMAGES

All damages awarded for such taking under the power of eminent domain or sale under threat or in lieu of such a taking, whether for the whole or a part of the Leased Premises, shall belong to and be the property of Landlord, irrespective of whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Leased Premises, and Tenant shall have no claim against either Landlord or the condemning authority with respect thereto; provided, however, that Landlord shall not be entitled to any award specifically designated as compensation for, depreciation to, and cost of removal of, Tenant’s stock and trade fixtures, provided that any such award to Tenant would not reduce the award which would otherwise have been received by Landlord in absence of any such award to Tenant.

ARTICLE XIX.

DEFAULT

SECTION 19.01 RIGHT TO RE-ENTER

(a)  In the event of (1) any failure of Tenant to pay any rent or other charges due hereunder when due, or (2) if Tenant shall fail to move into the Leased Premises and to commence the conduct of its business on the date specified in Section 1.02 hereof, or fail to perform any obligation hereunder prior to such commencement date, or fail to continuously operate its business pursuant to Section 7.02 for the purpose specified in Section 7.01 hereof, or fail to operate under the name specified in Section 16.01 hereof, or if Tenant shall abandon said Leased Premises, or permit this Lease to be taken under any writ of execution, or if there shall be any default by Tenant (or by any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with Tenant) under any other lease with Landlord (or with any person or entity which is affiliated with Landlord or which, directly or indirectly, controls, is controlled by, or is under common control with Landlord, or which is managed by the managing agent utilized by Landlord for the Shopping Center) which shall not be remedied within the applicable grace period, if any, provided therefor under such other lease, or if there shall be any default by Tenant or any entity affiliated with Tenant with respect to any financing instrument or arrangement, if any, relating to any items used in, or the operation of business upon, the Leased Premises, or (3) any failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such default shall have been mailed to Tenant; then Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and the term ended (in which event, this Lease and the term hereof shall expire, cease and terminate with the same force and effect as though the date set forth in any required notice were the date originally set forth herein and fixed for the expiration of the term and Tenant shall vacate and surrender the Leased Premises but shall remain liable for all obligations arising during the balance of the original stated term as hereafter provided as if this Lease had remained in full force and effect) and Landlord shall have the right to bring a special proceeding to recover possession from Tenant holding over and/or Landlord may, in any of such events, without notice, re-enter the Leased Premises either by force or otherwise, and dispossess, by summary proceedings or otherwise, Tenant and the legal representative of Tenant or other occupant of the Leased Premises and remove their effects and hold the Leased Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter ~~or to institute legal proceedings to that end~~.

Impossible Kicks /The Mall at Green Hills/03/21/23
S24	COMMON AREA CHARGE

(b)  In addition to the remedies set forth herein for such failure by Tenant, Landlord shall have the further remedy of erecting a barricade at the storefront of the Leased Premises at such time as possession of the Leased Premises is deemed vested in Landlord, which barricade may be erected, at Tenant’s expense, and without notice to Tenant or resort to legal process, and without Landlord in any manner becoming liable for any loss or damage which may be occasioned thereby. Notwithstanding the foregoing provisions of this Section, in the event Tenant shall fail to perform or shall default in the performance of any term, covenant or condition of this Lease on ~~two (2)~~four (4) or more separate occasions during any twelve-month period, then, even though such failures or defaults may have been cured by Tenant, any further failure or default by Tenant during the term of this Lease shall be deemed a default without the ability for cure by Tenant. Further if any failure or performance of any non-monetary default cannot be completed if commenced within the provided thirty (30) days and if Tenant shall be diligently in good faith using all proper and professional best efforts to cure such default, then Tenant shall be afforded reasonable additional time for diligent completion of cure, not to exceed sixty (60) days. During the continuance of any failure of performance or any default by Tenant in the performance of any term, covenant or condition of this Lease, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held under or pursuant to this Lease, notwithstanding any contrary provisions contained herein. In the event of re-entry by Landlord, Landlord may remove all persons and property from the Leased Premises and such property may be stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, without notice or resort to legal process and without Landlord being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In addition, and to the extent permitted by law, in the event of re-entry by Landlord, Landlord may, but shall not be required to, padlock or otherwise secure the entrances to the Leased Premises without prior notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage; all costs and expenses incurred by Landlord in securing the entrances to the Leased Premises shall be borne by Tenant and shall be payable to Landlord on ~~ten (10)~~thirty (30) days’ written notice; and any such padlocking or securing of the Leased Premises shall not constitute or be deemed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention shall be given to Tenant or unless the termination of this Lease is decreed by a court of competent jurisdiction. In the event Tenant shall not remove its property from the Leased Premises within ~~ten (10)~~thirty (30) days after Tenant has vacated the Leased Premises, then such property shall be deemed abandoned by Tenant and Landlord may dispose of the same without liability to Tenant. At any time that Tenant has failed to pay rent or other charges within ~~ten (10)~~thirty (30) days after the same shall be due, thereafter Landlord shall not be obligated to accept any payment from Tenant unless such payment is made in certified funds. To the extent that this Lease specifically provides for any abatement of rent otherwise payable by Tenant under this Lease, or any payment by Landlord to Tenant, such abatement shall not be effective, nor shall such payment be required to be made, if Tenant shall have failed to observe or perform any of Tenant’s obligations hereunder or if Tenant shall otherwise be in default hereunder, and Tenant shall be obligated to immediately repay to Landlord the amount of any rent previously abated or the amount of any payment previously made by Landlord to Tenant hereunder, notwithstanding anything contained in this Lease to the contrary.

SECTION 19.02 RIGHT TO RELET

Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises, and relet said Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rent and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting all rents and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and the costs of any alterations and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rents and other sums received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord; if such rents and the sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly. No re-entry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Leased Premises, reasonable attorneys’ fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Leased Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord. In determining the rent which would be payable under this Lease by Tenant subsequent to default, the percentage rent for each year of the unexpired portion of the term shall be equal to the average percentage rent payable by Tenant from the commencement of the term to the time of default, or during the preceding three (3) full Lease Years, whichever period is shorter. The failure or refusal of Landlord to relet the Leased Premises shall not affect Tenant’s liability. The terms “entry” and “re-entry” are not limited to their technical meanings. Nothing contained in this Lease shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry of the Leased Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount shall be greater than any of the sums referred to in this Section 19.02.

Impossible Kicks /The Mall at Green Hills/03/21/23
S25	COMMON AREA CHARGE

SECTION 19.03 EXPENSES

In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept and performed, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorneys’ fees. In addition, in the event Landlord shall incur expenses, including reasonable attorneys’ fees, as a result of Tenant’s failure to perform or comply with any term, covenant or condition set forth in this Lease, Tenant shall pay to Landlord all such expenses. Any amounts payable by Tenant to Landlord pursuant to this Section 19.03 or Section 11.03 of this Lease may be included in any subsequent monthly rent bill to Tenant, and the failure of Tenant to promptly pay same shall entitle Landlord to all remedies for failure to pay rent as available under this Lease or at law or in equity.

SECTION 19.04 WAIVER OF COUNTERCLAIMS AND TRIAL BY JURY

Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of said Leased Premises, and any emergency statutory or any other statutory remedy. Tenant shall not interpose any counterclaim or counterclaims or claims for set-off, recoupment or deduction of rent in a summary proceeding for nonpayment of rent or other action or summary proceeding based on termination, holdover or other default in which Landlord seeks repossession of the Leased Premises from Tenant, unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim.

ARTICLE XX.

BANKRUPTCY OR INSOLVENCY

SECTION 20.01 TENANT’S INTEREST NOT TRANSFERABLE

Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC § 101 et. seq.), or to any receiver or assignee for the benefit of creditors or otherwise by operation of law.

SECTION 20.02 TERMINATION

In the event the interest or estate created in Tenant hereby shall be taken in execution or by other process of law, or if Tenant or Tenant’s Guarantor, if any, or Tenant’s executors, administrators, or assigns, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state law or an order for the relief of such entity shall be entered pursuant to the Bankruptcy Code, or if a receiver or trustee of the property of Tenant or Tenant’s Guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant’s Guarantor, if any, to pay its debts, or if any assignment shall be made of the property of Tenant or Tenant’s Guarantor, if any, for the benefit of creditors, then and in any such events, this Lease and all rights of Tenant hereunder shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally established herein and fixed for the expiration of the term, and Tenant shall vacate and surrender the Leased Premises but shall remain liable as herein provided. Notwithstanding the foregoing provisions of this Section, in the event that such termination shall result solely from the bankruptcy or insolvency of, or such other described event relating to, Tenant’s Guarantor, Landlord shall have the option to reinstate all of the provisions of this Lease (including, without limitation, the obligation of Tenant to continuously operate pursuant to Article VII hereof) upon written notice to Tenant.

SECTION 20.03 TENANT’S OBLIGATION TO AVOID CREDITORS’ PROCEEDINGS

Tenant or Tenant’s Guarantor, if any, shall not cause or give cause for the appointment of a trustee or receiver of the assets of Tenant or Tenant’s Guarantor, if any, and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under any insolvency law except under the Bankruptcy Code or the appointment of a trustee or receiver of Tenant or Tenant’s Guarantor, if any, or of the assets of either of them, shall be conclusive evidence that Tenant caused, or gave cause, therefor, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment. Any act described in this Section 20.03 shall be deemed a material breach of Tenant’s obligations hereunder, and this Lease shall thereupon automatically terminate in the same manner and with the same force and effect as set forth in Section 20.02 hereof. Landlord does, in addition, reserve any and all other remedies provided in this Lease or in law. Notwithstanding the foregoing provisions of this Section, in the event that such termination shall result solely from the bankruptcy or insolvency of, or such other described event relating to, Tenant’s Guarantor, Landlord shall have the option to reinstate all of the provisions of this Lease (including, without limitation, the obligation of Tenant to continuously operate pursuant to Article VII hereof) upon written notice to Tenant.

Impossible Kicks /The Mall at Green Hills/03/21/23
S26	COMMON AREA CHARGE

SECTION 20.04 RIGHTS AND OBLIGATIONS UNDER THE BANKRUPTCY CODE

(a)  Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform each and every obligation of Tenant under this Lease including, but not limited to, the manner of “operation” as provided in Section 7.02 of this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month, as reasonable compensation for use and occupancy of the Leased Premises, an amount equal to all minimum rent and other charges otherwise due pursuant to this Lease and to pay percentage rent monthly at the percentage set forth in this Lease for the Lease Year in which such month falls on all sales during such month in excess of one twelfth (1/12th) of the Minimum Gross Sales for such Lease Year, with payment of all such percentage rent to be made by the tenth (10th) day of the succeeding month; (iii) to reject or assume this Lease within sixty (60) days of the appointment of such trustee under Chapter 7 of the Bankruptcy Code or within sixty (60) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable, so long as notice of such period is given) of the filing of a petition under any other Chapter; provided that no extension of either of the foregoing periods by or on behalf of Tenant shall be permitted; (iv) to give Landlord at least forty-five (45) days’ prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days’ prior written notice of any abandonment of the Leased Premises, with any such abandonment to be deemed a rejection of this Lease and an abandonment of any property not previously removed from the Leased Premises; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

(b)  No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(c)   It is understood and agreed that this is a Lease of real property in a shopping center and that, therefore, Section 365(b)(3) of the Bankruptcy Code is applicable to any proposed assumption of this Lease in a bankruptcy case.

(d)  Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the cure of any monetary defaults and the reimbursement of pecuniary loss (including, without limitation, any attorneys’ fees, costs or expenses paid or incurred by Landlord in connection with this matter) immediately upon entry of a court order providing for assumption and/or assignment; (ii) the deposit of an additional sum equal to three (3) months’ rent to be held pursuant to the terms of Section 26.01 of this Lease (notwithstanding any alteration or modification of the terms of said Section); (iii) the use of the Leased Premises as set forth in Section 7.01 of this Lease and the quality, quantity and/or lines of merchandise of any goods or services required to be offered for sale are unchanged; (iv) the payment of any sums which may then be due or which may thereafter become due pursuant to the provisions of Section 2.04 of this Lease; (v) the debtor, debtor in possession, trustee, or assignee of such entity demonstrates in writing that it has sufficient background including, but not limited to, substantial retailing experience in shopping centers of comparable size and financial ability to operate a retail establishment out of the Leased Premises in the manner contemplated in this Lease, and meets all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (vi) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vii) the Leased Premises, at all times, remains a single store and no physical changes of any kind may be made to the Leased Premises unless in compliance with the applicable provisions of this Lease. Without limitation of the foregoing, any assignee of Tenant’s rights and obligations under this Lease shall be liable for any and all adjustments to charges under this Lease (including, without limitation, charges under Sections 2.05 and 8.03) which shall occur during the year in which such assignee assumes the obligations.

(e) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption, which instrument shall be in a form satisfactory to Landlord.

(f)   Landlord shall specifically be entitled to recover attorneys’ fees, costs and expenses in accordance with 11 U.S.C. Section 503 as a result of Landlord’s participation in any bankruptcy proceedings.

Impossible Kicks /The Mall at Green Hills/03/21/23
S27	COMMON AREA CHARGE

ARTICLE XXI.

ACCESS BY LANDLORD

SECTION 21.01 RIGHT OF ENTRY

Landlord or Landlord’s agents shall have the right to enter the Leased Premises at all reasonable times to examine the same and to show them to prospective purchasers or mortgagees. Landlord or Landlord’s agents shall have the further right to enter the Leased Premises to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, irrespective of whether the work shall be for the Leased Premises or for other premises or facilities, and Landlord shall be allowed to take all material into and upon the Leased Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the rent and other charges reserved shall in no wise abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. Landlord may, at any time, exhibit the Leased Premises to prospective tenants. If an excavation shall be made upon land adjacent to the Leased Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Leased Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which Leased Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent. Notwithstanding the foregoing, any rights to enter the Leased Premises, shall not unreasonably materially interfere with tenant’s operations. Further, Landlord will endeavor to use commercially reasonable efforts not to avoid undertaking construction that would materially interfere with Tenant’s normal business operations.

ARTICLE XXII.

TENANT’S PROPERTY

SECTION 22.01 TAXES ON TENANT’S PROPERTY

Tenant shall be responsible for, and shall pay, prior to delinquency, any and all taxes, assessments, levies, fees and other governmental charges of every kind or nature (for all purposes under this Lease, collectively called “taxes”) levied or assessed by municipal, county, state, federal or other taxing or assessing authority upon, against or with respect to (i) the Leased Premises or any leasehold interest, (ii) all furniture, fixtures, equipment and any personal property of any kind owned by Tenant or any previous tenant and occupant, and placed, installed or located in, within, upon or about the Leased Premises, (iii) all alterations, additions or improvements of whatsoever kind or nature, if any, made to the Leased Premises, by Tenant or any previous tenant or occupant, and (iv) rents or other charges payable by Tenant to Landlord, irrespective of whether any of the terms described in clauses (i) through (iv) above are assessed against real or personal property, and irrespective of whether any of such items are assessed to or against Landlord or Tenant. If at any time during the term of this Lease any of such taxes are not levied and assessed separately and directly to Tenant (for example, if the same are levied or assessed to Landlord, or upon or against the building containing the Leased Premises and/or the land underlying said building), Tenant shall pay to Landlord Tenant’s share thereof as determined by Landlord.

SECTION 22.02 LOSS AND DAMAGE

Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises hereby leased or any part of the building of which the Leased Premises are a part, or any other area in the regional retail development, or for any loss or damage resulting to Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes, or (without limiting the foregoing) for any damages or loss of property within the Leased Premises from any cause whatsoever.

SECTION 22.03 NOTICE BY TENANT

Tenant shall give immediate notice to Landlord in case of any damage to or destruction of all or any part of, or accidents in, the Leased Premises or of defects therein or in alterations, decorations, additions or improvements, including, without limitation, any fixtures or equipment.

ARTICLE XXIII.
HOLDING OVER

SECTION 23.01 HOLDING OVER

(a)  Any holding over by Tenant after expiration or termination of the term of this Lease without Landlord’s consent shall entitle Landlord to re-enter the Leased Premises as provided in Section 19.01 of this Lease. Furthermore, in the event of any such holding over, Tenant shall be liable to Landlord for all expenses, costs and damages incurred by Landlord by reason of the holding over by Tenant. No holding over by Tenant after the end of the term shall operate to extend the term. In the event of any unauthorized holding over, Tenant shall indemnify and hold harmless Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective upon the termination of this Lease. Anything in this Section to the contrary notwithstanding, the acceptance of any rent paid by Tenant pursuant to this Section shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. Nothing contained in this Section shall (i) imply any right of Tenant to remain in the Leased Premises after the termination of this Lease without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser.

Impossible Kicks /The Mall at Green Hills/03/21/23
S28	COMMON AREA CHARGE

(b) Any holding over after the expiration or termination of the term hereof with the consent of Landlord, shall be construed to be a tenancy from month to month at a monthly minimum rent of not less than one-~~sixth~~ninth (~~1/6~~1/9) the annual minimum rent effective for the final Lease Year or partial Lease Year preceding expiration of the term (subject to further adjustment pursuant to the various provisions of this Lease, including, without limitation, Section 2.04), together with an amount estimated by Landlord for the monthly additional charges payable pursuant to this Lease, and shall otherwise be on the same terms and conditions (including, without limitation, payment of percentage rent) as herein specified so far as applicable, subject to any changes in any of the foregoing terms or conditions as may be submitted by Landlord to Tenant.

SECTION 23.02 SUCCESSORS

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties; and if there shall be more than one person or entity comprising Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant.

ARTICLE XXIV.

RULES AND REGULATIONS

SECTION 24.01 RULES AND REGULATIONS

Tenant agrees to comply with and observe all rules and regulations established by Landlord from time to time, provided Landlord agrees not to discriminate against Tenant in applying such rules and regulations with respect to all similarly situated tenants in the Shopping Center. Tenant’s failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if the rules and regulations were contained herein as covenants. In the case of any conflict between said rules and regulations and this Lease, this Lease shall be controlling.

ARTICLE XXV.

QUIET ENJOYMENT

SECTION 25.01 LANDLORD’S COVENANT

Upon payment by Tenant of the rents herein provided, and upon the observance and performance of all covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease and any mortgage, deed of trust or underlying lease to which this Lease is subordinate.

SECTION 25.02 TENANT’S COVENANT

Tenant hereby acknowledges and agrees that Landlord has specifically relied upon the identity, skill, product line, and trade name of Tenant in entering into this Lease with Tenant. Tenant recognizes that its use of the Leased Premises in accordance with the use clause set forth in the Data Sheet and its compliance with the particular provisions of Article VII hereof, regarding the conduct and continuous operation of Tenant’s business in the Leased Premises throughout the term of this Lease, forms a material inducement to Landlord, and Tenant specifically covenants that it will strictly adhere to these provisions. Any ambiguities in Article VII or in the use clause set forth in the Data Sheet shall be construed against Tenant and in favor of Landlord. Tenant further acknowledges and agrees that any indebtedness from Tenant to Landlord existing as of the date of this Lease shall be deemed additional rent hereunder, and Tenant’s commitment and obligation to pay all such indebtedness as additional rent under this Lease has formed an additional necessary consideration to Landlord in entering into this Lease and in hereby granting Tenant the right to use the Leased Premises as set forth herein.

Impossible Kicks /The Mall at Green Hills/03/21/23
S29	COMMON AREA CHARGE

ARTICLE XXVI.

SECURITY PROVISION

SECTION 26.01 SECURITY

The amount set forth in the Data Sheet as a security deposit is payable by Tenant, upon the execution of this Lease by Tenant, in the manner and at the place where minimum rent is payable. Landlord is to retain said amount as security for the faithful performance of all covenants, conditions and agreements of this Lease. Such amount is occasionally referred to herein as the “security.” Landlord may, at its option, apply the security to remedy defaults in the payment of any rent or other charge hereunder, to repair damages to the Leased Premises caused by Tenant, or to clean the Leased Premises upon the expiration or termination of this Lease; in no event however, shall Landlord be obligated so to apply the security. Landlord’s right to bring a special proceeding to recover or otherwise to obtain possession of the Leased Premises before or after Landlord’s declaration of the termination of this Lease for nonpayment of rent or for any other reason shall not in any event be affected by reason of the fact that Landlord holds such security. Such security, if not applied toward the payment of rent in arrears or toward the payment of damages suffered by Landlord by reason of Tenant’s breach of the covenants, conditions and agreements of this Lease, is to be returned to Tenant without interest, except as provided by law, when this Lease is terminated according to its terms, but in no event is such security to be returned until Tenant has vacated the Leased Premises and delivered possession thereof to Landlord. In the event that Landlord repossesses itself of the Leased Premises, whether by special proceeding or re-entry or otherwise, because of Tenant’s default or failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply such security upon all damages suffered to the date of said repossession and may retain the security to apply upon such damages as may be suffered or shall accrue thereafter by reason of Tenant’s default or breach. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, or its successors or assigns, or any guarantor of Tenant hereunder, such security shall be deemed to be applied first to the payment of any rents and/or other charges due Landlord for all periods prior to the institution of such proceedings, and the balance, if any, of such security may be retained by Landlord in partial liquidation of Landlord’s damages. Landlord shall not be obligated to keep such security as a separate fund but may commingle the security with its own funds. In the event Landlord applies the security in whole or in part, Tenant shall, upon demand by Landlord, deposit sufficient funds to maintain the security in the initial amount. Failure of Tenant to deposit such additional security shall entitle Landlord to avail itself of the remedies provided in this Lease for nonpayment of rent by Tenant. The acceptance by Landlord of the security deposit submitted by Tenant shall not render this Lease effective unless and until Landlord shall have executed and actually delivered to Tenant a fully-executed copy of this Lease.

ARTICLE XXVII.

MISCELLANEOUS

SECTION 27.01 WAIVER; ELECTION OF REMEDIES

The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. In particular, but without limitation, if Tenant assigns or transfers its interest in this Lease contrary to the terms of this Lease, any acceptance by Landlord of such assignee’s or transferee’s payment shall not be deemed to be a waiver of the restrictions set forth in Section 14.01 hereof. In the event that Tenant shall be at any time in default of both monetary and nonmonetary terms, covenants or conditions of this Lease, any acceptance by Landlord of any payment rendered by Tenant shall not have the effect of curing Tenant’s nonmonetary defaults and shall not have the effect of curing any monetary default other than the particular amount owing for which such payment is specifically accepted by Landlord. Following notice of termination or any other remedy exercised by Landlord with respect to any monetary default of Tenant, such default shall not be deemed cured by the payment of rent owing by Tenant for the current period only, and Landlord may apply such payments to current rent only without any effect upon Tenant’s existing indebtedness and continuing monetary default, notwithstanding any contrary instructions by or on behalf of Tenant, which instructions shall be null and void and of no effect. In addition, after the service of notice or the commencement of a suit, or after final judgment for the possession of the Leased Premises, Landlord may receive and collect rent due from Tenant, and the payment of rent by Tenant shall not waive or affect said notice or suit or judgment. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. The failure of Landlord to insist upon a strict performance of any term, condition or covenant contained in this Lease shall not be deemed a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions or covenants herein contained, and any such failure shall not be construed as creating a custom of Landlord’s accepting other than strict performance or as modifying in any way the terms, covenants or conditions of this Lease. No breach by Tenant of a covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. No act or thing done by Landlord or Landlord’s agents shall be deemed an acceptance of surrender of the Leased Premises and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. In addition to any and all other remedies available to Landlord, Landlord may obtain an injunction to restrain any breach or threatened breach of any term, covenant or condition of this Lease. The rights and remedies of Landlord under this Lease or under any specific section, subsection or clause hereof shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have elsewhere under this Lease or at law or equity, whether or not such section, subsection or clause expressly so states. Nothing contained in this Lease shall be construed to confer upon any person or entity other than Landlord or Tenant any rights, benefits or causes of action, except to the extent specifically otherwise provided in this Lease and except to the extent provided for the benefit of any mortgagee, deed-of-trust beneficiary, ground lessor or trustee for the Shopping Center.

Impossible Kicks /The Mall at Green Hills/03/21/23
S30	COMMON AREA CHARGE

SECTION 27.02 ENTIRE AGREEMENT

All exhibits attached hereto form a part of this Lease and shall be given full force and effect, as fully as if set forth at length herein. This Lease and said exhibits so attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. Tenant has not relied upon any representation of Landlord or its agents, other than any items contained in this Lease, as an inducement to enter into this Lease. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party. Tenant specifically disclaims any reliance whatsoever upon public disclosures made by Landlord or Landlord’s managing agent regarding any aspect of the regional retail development. Tenant hereby represents and warrants to Landlord that it is fully informed of all aspects of this Lease, including, without limitation, all economic provisions hereof, and that all rental amounts set forth herein have been specifically agreed upon by Tenant, without any reliance on any particular application of such amounts to any specific category of expense (except to the extent that such specific application is explicitly set forth in the relevant rental provisions). Tenant hereby waives any right it may have to inspect or examine (or to pursue any similar remedy with respect to) any records of Landlord relating to any such application or any category of expense under this Lease. Tenant shall be entitled only to receive such statements and summaries of categories of expenses as are customarily provided by Landlord to tenants upon written request. In addition, Tenant specifically hereby agrees that Landlord is not, and shall not be construed to be, a fiduciary of Tenant in any manner with respect to the application of any such rental amounts paid by Tenant or with respect to any other matter.

Tenant acknowledges and agrees that:

a. No Representations by Landlord. Landlord has made no representations regarding the presence of a certain tenant or store, or the number, types, or hours of operation of tenants or stores at the regional retail development, and no prior information provided or statements made by Landlord or its agents(s) have in any way induced Tenant to enter into this Lease;

b. Investigation by Tenant. Prior to entering into this Lease, Tenant has satisfied itself of all concerns by conducting an independent investigation of the validity of any statements made by Landlord or its agent(s);

c. No Release for Tenant. An abandonment or cessation of business by any other tenant or occupant shall not release Tenant from its obligations under this Lease; and

d. Site Plan Not Warranty. Any site or lease plan attached hereto as an exhibit:

(i) Is intended only to show the general layout of the Shopping Center or a part thereof;

(ii) Shall not be deemed a warranty or agreement by Landlord as to the regional retail development, the Leased Premises, the existence of any particular Anchor Store(s) or other stores or occupants, or any matter shown thereon; and

(iii) Contains measurements and distances that are approximate and are not to be scaled.

SECTION 27.03 INTERPRETATION AND USE OF PRONOUNS

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular number is used the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Impossible Kicks /The Mall at Green Hills/03/21/23
S31	COMMON AREA CHARGE

SECTION 27.04 DELAYS

In the event that either party hereto shall be delayed in the performance of its initial construction or maintenance and/or repair obligations by reason of strikes, lockouts, labor troubles, inability to procure materials (due to an industry wide shortage) or shall at any time be so delayed by reason of failure of power, restrictive governmental laws or reasons of a similar nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Nothing contained in this Section shall excuse Tenant from the continuous operation of its business in the Leased Premises in accordance with the provisions of Sections 7.01 and 7.02 hereof. The provisions of this Section 27.04 shall not operate to delay the commencement of the term of this Lease or to excuse Tenant from payment of minimum rent, percentage rent or any other payments required by the terms of this Lease; provided, however, that the obligation of Tenant to open for business pursuant to Section 1.03 hereof may be delayed pursuant to the provisions of this Section 27.04. Further, Landlord’s reduction of heat, light, air conditioning, or any other services whatsoever to the Shopping Center because of any similar or dissimilar event constituting a cause for excusable delay hereunder shall not relieve Tenant from its obligations under Article VII of this Lease.

SECTION 27.05 NOTICES

Unless specifically stated to the contrary in this Lease, any notice, demand, request or other instrument which may be or is required to be given by Tenant under this Lease or by law shall be sent by United States certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given as of the third day following receipt of same by Landlord; or, if required to be given by Landlord under this Lease or by law, such notice, demand, request or other instrument may be sent by certified mail, by regular mail, by overnight courier (using Federal Express, United Parcel Service, or a similar reputable courier service), by personal delivery or by other comparably reliable means, and shall be deemed to have been given upon the date of mailing or the date of other submission to Tenant, whichever of such dates shall be the first to occur; and shall be addressed (a) if to Landlord, at the address set forth for Landlord on Page D1 of this Lease or at such other address as Landlord may designate by written notice, Attention Lease Administration, together with copies thereof to such other parties designated by Landlord, and (b) if to Tenant, at the Leased Premises or the address set forth for Tenant on Page D1 of this Lease, or such other address as Tenant shall designate by written notice. All notices given from Landlord to Tenant, including, without limitation, notices of default and/or termination of Tenant’s interests under this Lease, may be given by Landlord’s attorney acting as agent on behalf of Landlord.

SECTION 27.06 CAPTIONS AND SECTION NUMBERS

The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease, nor in any way affect this Lease.

SECTION 27.07 BROKER’S COMMISSION

Each party represents and warrants to the other party that the warrantor has dealt with no brokers and that there are no claims for brokerage commissions or finder’s fees, nor will there be any such claim, arising from any act or omission of the warrantor in connection with this Lease, and the warrantor agrees to indemnify the other party and hold it harmless from all liabilities arising from any such claim, including, without limitation, the cost of attorneys’ fees in connection therewith. Such agreement shall survive the termination of this Lease. In the event that this Lease is terminated prior to the expiration of the stated lease term, Tenant shall immediately pay to Landlord an amount equal to the then unamortized portion of the broker fee, if any, which Landlord had paid to Tenant’s broker, which amortization shall be on a straight-line basis over the full stated lease term, plus interest on such unamortized portion at a rate equal to three (3) percentage points above the prime rate then charged by a plurality of FDIC member banks headquartered in the State, which interest shall accrue from the date of payment of the broker fee to Tenant’s broker through the date of termination of the Lease.

SECTION 27.08 RECORDING

Tenant shall not record this Lease or any memorandum, affidavit or other notice of this Lease.

SECTION 27.09 FURNISHING OF FINANCIAL STATEMENTS

Upon the execution of this Lease by Tenant and upon each succeeding anniversary date of the date of this Lease, or at any earlier time upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, with financial statements (including, without limitation, operating statements including an annual profit and loss statement for the individual store unit covered by this Lease) reflecting Tenant’s current financial condition, and written evidence of then current ownership of managing and controlling interests in Tenant and in any entities which directly or indirectly control or manage Tenant (which written evidence shall include, without limitation, the names of all existing managers, shareholders and partners, as applicable, of record and their respective management/ownership interests as of the date of such writing), which financial statements and written evidence shall be certified as being true and correct by the chief financial officer or partner and by the chief executive officer or partner of Tenant. Landlord shall not request financial statements more than once per Lease Year except in the instance of a financing of the Shopping Center.

SECTION 27.10 LANDLORD’S USE OF COMMON AREAS

Landlord reserves the right, from time to time, to utilize portions of the Common Areas and/or public streets or sidewalks for carnival type shows, rides and entertainment, outdoor shows, displays, cultural programs, automobile and other product shows, the leasing of permanent and temporary kiosks, or such other uses which in Landlord’s judgment tend to attract the public. Further, Landlord reserves the right to utilize the lighting standards and other areas in the parking facilities for advertising purposes. Any revenues derived by Landlord from the use of the Common Areas or other areas of the regional retail development, whether from usage fees or otherwise (including, without limitation, revenues from facilities utilized to provide services to tenants), shall not be applied as a deduction against any cost or expense required to be paid by Tenant under this Lease.

Impossible Kicks /The Mall at Green Hills/03/21/23
S32	COMMON AREA CHARGE

SECTION 27.11 TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer or transfers of Landlord’s interest in the Leased Premises, including a so-called sale- leaseback, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such interest, to the then transferee; and (b) notice of such sale, transfer or lease shall be delivered to Tenant as required by law. Upon the termination of any such lease in a sale-leaseback transaction prior to termination of this Lease, the former lessee thereunder shall become and remain liable as Landlord hereunder until a further transfer. No holder of a mortgage or deed of trust, or underlying lessor on an underlying lease, to which this Lease is or may be subordinate, and no lessor under a so-called sale-leaseback shall be responsible in connection with the security deposited hereunder, unless such mortgagee, holder of such deed of trust, underlying lessor or lessor shall have actually received the security deposited hereunder.

SECTION 27.12 FLOOR AREA

(a) The term “floor area” as used in this Lease means, with respect to any leasable area in the Shopping Center or in the regional retail development, the aggregate number of square feet of floor space of all floor levels (to the extent reflected as floor area in the applicable leases), measured from (i) the outside faces of all perimeter walls thereof other than any party wall separating such Premises from other leasable premises, (ii) the center line of any such party wall, (iii) the outside face of any interior wall, and (iv) the building and/or leaseline adjacent to any entrance to such Premises. In the event Landlord determines that the square foot area of the Leased Premises is at variance with the square foot area stated in this Lease, Landlord may, at its option, adjust the floor area of the Leased Premises and make proportional adjustments in minimum rent, percentage rent, and promotional/Merchants’ Association charges, and other charges to Tenant under this Lease.

(b) In determining the gross leasable floor area or the gross leased and occupied floor area of the Shopping Center for the purposes of calculating Tenant’s proportionate share in the manner provided in Section 2.05 of this Lease, there shall be excluded therefrom, at the sole option of Landlord, the leasable area of twenty thousand (20,000) square feet or more occupied by a single entity (which, for purposes of this Lease, shall be defined as an anchor store), the floor area of any premises leased for the operation of a post-office type or packaging or delivery facility or other public/consumer-service or governmental facility, the floor area of any space without direct customer access from the enclosed mall, if any, and the total floor area utilized by Landlord for the operation of a management office, theater, skating rink or other recreational area, child care center, community room, library, project offices, and related rooms, Common Areas and project areas, which shall be deemed amenities to the Shopping Center. The term “gross leased and occupied floor area” shall include only such areas as are leased and occupied by tenants subsequent to the dates of commencement of the terms of their respective leases. Areas shall not be considered occupied to the extent that Landlord shall not be receiving full proportionate share contributions for the same. No deduction or exclusion from floor area shall be made by reason of columns, ducts, stairs, elevators, escalators, shafts, or other interior construction or equipment. Any leasable area of fifty thousand (50,000) square feet or more which has been leased or occupied by an anchor store shall, at Landlord’s option, continue to be excluded from Shopping Center gross leasable floor area following the conversion of such area to other uses. The measurement of the gross leasable floor area and gross leased and occupied floor area of the Shopping Center, as determined from time to time by Landlord’s architect, shall be binding upon the parties. The gross leased and occupied floor area in effect for the whole of any Lease Year shall be the average of the gross leased and occupied floor area in effect on the first day of each calendar month in such Lease Year.

SECTION 27.13 INTEREST ON PAST DUE OBLIGATIONS

Any amount due from Tenant to Landlord hereunder which is not paid when due (including, without limitation, amounts due as reimbursement to Landlord for costs incurred by Landlord in performing obligations of Tenant hereunder upon Tenant’s failure to so perform) shall bear interest at the highest rate then allowed under the usury laws of the State from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

SECTION 27.14 LIABILITY OF LANDLORD

If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Shopping Center and out of net income from such property received by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Shopping Center, subject, nevertheless, to the rights of Landlord’s mortgagee, and neither Landlord, nor the individuals or entities which constitute the partners of the partnership which is Landlord, nor the individuals or entities which constitute the partners of the partnership which is the beneficiary of the Trust of which Landlord is Trustee (if applicable), shall be liable for any deficiency. If Landlord is identified in this Lease as a Trustee, Tenant hereby recognizes that Landlord is executing this Lease as Trustee under an express trust, and it is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, covenants, undertakings and agreements herein made on the part of Landlord while in form purporting (except as herein otherwise expressed) to be the representations, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them, made and intended not as personal representations, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding said Landlord personally but are made and intended for the purpose of binding only that portion of the trust property specifically leased hereunder, and this Lease is executed and delivered by said Landlord not in its own right, but solely in the exercise of the powers conferred upon it as such Trustee; that no duty shall rest upon Landlord to sequester the trust estate or the rents, issues and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof; and that no personal liability or personal responsibility is assumed by nor shall at any time be asserted or enforceable against Trustee, or any successor trustee, or any of the beneficiaries under said trust, on account of this Lease or on account of any representation, covenant, undertaking or agreement of the said Landlord in this Lease contained, either expressed or implied, all such personal liability, if any, being expressly waived and released by Tenant herein and by all persons claiming by, through or under said Tenant.

Impossible Kicks /The Mall at Green Hills/03/21/23
S33	COMMON AREA CHARGE

SECTION 27.15 ACCORD AND SATISFACTION

Payment by Tenant or receipt by Landlord of a lesser amount than the rent or other charges herein stipulated may be, at Landlord’s sole option, deemed to be on account of the earliest due stipulated rent or other charges, or deemed to be on account of rent owing for the current period only, notwithstanding any instructions by or on behalf of Tenant to the contrary, which instructions shall be null and void, and no endorsement or statement on any check or any letter accompanying any check payment as rent or other charges shall be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other charges or pursue any other remedy in this Lease or in law or in equity against Tenant.

SECTION 27.16 EXECUTION OF LEASE; NO OPTION

The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Leased Premises or any other premises situated in the Shopping Center. Execution of this Lease by Tenant shall be irrevocable. The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant. This Lease may be executed in any number of counterparts, all of which taken together shall constitute one agreement. The counterparts of this Lease may be executed and delivered by email, facsimile or other electronic signature, by any of the parties, to any other party, and the receiving party may rely on the receipt of such document so executed and delivered by email, facsimile or other electronic means, as if the original had been received. Copies of signatures, whether hard copies or electronic copies, shall be treated the same as original signatures for all purposes.

SECTION 27.17 GOVERNING LAW

This Lease shall be governed by and construed in accordance with the laws of the State. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each remaining provision of the Lease shall be valid and enforceable to the full extent permitted by the law. Tenant appoints the following persons at the following locations as agent to receive service of process, writs, notices, summonses, or other legal documents in any suit, action or proceeding which Landlord may commence against Tenant: (a) the person in charge at the Leased Premises, or (b) any officer, partner or other principal of Tenant, or any person in charge, at Tenant’s address as set forth on Page D1 of this Lease. Where permitted by law or local court rule, Tenant consents to service of such process by United States mail, in the manner specified in the applicable law or court rule. The managing agent of Landlord is domiciled in Michigan.

SECTION 27.18 SPECIFIC PERFORMANCE OF LANDLORD’S RIGHTS

Landlord shall have the right to obtain specific performance of any and all of the covenants or obligations of Tenant under this Lease, and nothing contained in this Lease shall be construed as or shall have the effect of abridging such right.

SECTION 27.19 CERTAIN RULES OF CONSTRUCTION

Time is of the essence in this Lease. Notwithstanding the fact that certain references elsewhere in this Lease to acts required to be performed by Tenant hereunder omit to state that such acts shall be performed at Tenant’s sole cost and expense, unless the context clearly implies to the contrary, each and every act to be performed or obligations to be fulfilled by Tenant pursuant to this Lease shall be performed or fulfilled at Tenant’s sole cost and expense. Any breach or default by Tenant of its obligations under this Lease shall be deemed material. Tenant shall be fully responsible and liable for the observance and compliance by concessionaires with all the terms and conditions of this Lease, which terms and conditions shall be applicable to concessionaires as fully as if such concessionaires were Tenant hereunder; any failure by a concessionaire fully to observe and comply with the terms and conditions of this Lease shall constitute a default hereunder by Tenant. Nothing contained in the preceding sentence shall constitute a consent by Landlord to any concession, subletting or other arrangement proscribed by Section 14.01. All provisions of this Lease have been freely negotiated by and between the parties.

SECTION 27.20 INDEX

The term “Index” as used in this Lease shall be the “Consumer Price Index for All Urban Consumers (1982-84 = 100), U.S. City Average, All Items,” as published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index is not published by the Bureau of Labor Statistics or another governmental agency at any time during the term of this Lease, or if the Index is otherwise re-named, discontinued or superseded, then the calculations based on the Index shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority and selected by Landlord.

Impossible Kicks /The Mall at Green Hills/03/21/23
S34	COMMON AREA CHARGE

SECTION 27.21 SURVIVAL; NONDISCLOSURE; FREE ACT

The obligations of Tenant for payment of rent and charges under this Lease shall survive the expiration or earlier termination of the term of this Lease. Tenant covenants that neither Tenant nor any attorney or other representative for Tenant shall disclose the contents of this Lease to any other person or entity. Tenant shall be fully responsible for the actions of its attorneys and representatives. By its execution of this Lease, Tenant acknowledges and agrees that it has read this Lease, understands the contents hereof, and is signing this Lease as its own free act and deed, and as the free act and deed of the representatives signing on Tenant’s behalf, without any persuasion or coercion by any person or entity, and with full advice of counsel.

SECTION 27.22 WAIVER OF CONSEQUENTIAL DAMAGES

Landlord and Tenant waive claims against one another for punitive and consequential damages arising out of this Lease, except with respect to any holding over in the Leased Premises by Tenant after expiration or termination of the term of this Lease without Landlord’s consent.

SECTION 27.23 OFAC REPRESENTATION

Tenant represents and warrants to Landlord that Tenant is not a party with whom Landlord is prohibited from doing business with pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Tenant is currently in compliance with, and shall at all times during the lease term remain in compliance with, the regulations of OFAC and any governmental requirement relating thereto. In the event of any violation of this section, Landlord shall be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity. Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) incurred by Landlord arising from or related to any breach of the foregoing certifications. These indemnity obligations shall survive the expiration or termination of this Lease.

SECTION 27.24 REIT QUALIFICATIONS

Landlord and Tenant agree that all Rent paid to Landlord under this Lease shall qualify as “rents from real property” as defined in Internal Revenue Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4, as each is amended from time-to-time. Should the requirements of the said Internal Revenue Code Section or Treasury Regulation Section be amended so that any rent no longer qualifies as “rents from real property” for the purposes of the Internal Revenue Code or the Treasury Regulation, the Rent payable to Landlord shall be adjusted so that such Rent will qualify as “rents from real property” under the Internal Revenue Code and Treasury Regulation; provided that such adjustments required pursuant to the provisions of this Section shall not increase the monetary obligations of Tenant. If any adjustment of Rent under this Section, or if Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code or the Treasury Regulation will be jeopardized because of any provision of this Lease, Tenant shall, without charge therefor and within ten (10) days after Landlord’s written request therefor, execute and deliver to Landlord such amendments to this Lease as may be reasonably required by Landlord to avoid such jeopardy.

[End of Standard Form; signature page for the Lease
appears immediately following the Data Sheet.]

Impossible Kicks /The Mall at Green Hills/03/21/23
S35	COMMON AREA CHARGE

EXHIBIT A

CRESTMOOR ROAD
CLEGHORN AVENUE
HILLSBORO PIKE
ANCHOR #1
ANCHOR #2
ANCHOR #3
ABBOTT MARTIN ROAD
N

THE MALL AT GREEN HILLS

A REGIONAL RETAIL DEVELOPMENT

NASHVILLE, TENNESSEE

SITE PLAN OF SHOPPING CENTER

SHOPPING CENTER SITE

This exhibit is not a representation as to the identity, size, location or opening date of any store, tenant, space user, occupant, or facility, or the occupancy of any premises, building, or future premises or future building within the regional retail development. Landlord reserves the right to not construct, or to construct differently (in any manner, including, without limitation, location, size, shape, height and/or design), any item shown on this Exhibit, as well as the right, after any buildings, common areas or other improvements have been constructed, to change, alter, modify, delete or add buildings, common areas or other improvements to and from the Shopping Center and/or the regional retail development (including, without limitation, any future phases of additions--there being no representation that any future phase or addition will, in fact, be built). Landlord further reserves the right to change the access points to the regional retail development, the parking areas, and/or the common areas and to otherwise modify any items or matters indicated on this Exhibit at any time and from time to time.

EXHIBIT 'A'

PAGE 1 OF 2

06/07/18

Exhibit A, Page 1
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

K.99
K.06
J.12
H.18
104'-2 3/8"
Frontage: 33'-3"
24'-2 3/4"
25'-8 3/4"
17
17.98A
18

E-217 2,266 SF

E-217
N

THE MALL AT GREEN HILLS - UPPER LEVEL
DATE: 12-15-2022
EXHIBIT # E-7656

EXHIBIT A

Exhibit A, Page 2
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

EXHIBIT B
CONSTRUCTION

This Exhibit B shall be deemed to include Exhibit B-1 and any additional construction exhibits as may be attached to this Lease. Such additional exhibits may have the effect of providing further specifications or criteria or may serve to amplify or adjust certain of the provisions contained in this Exhibit B.

SECTION I. EXISTING IMPROVEMENTS

The reuse by Tenant of existing improvements, if any, within the Leased Premises shall be as dictated by practicality and Landlord’s existing design criteria and shall be subject to Landlord’s written approval.

SECTION II. LANDLORD’S WORK

A.	A complex of building shells and Common Area improvements of exterior and interior design and materials as determined by Landlord substantially as shown in Exhibit A.

B.	If any partitions are required to separate the Leased Premises from adjacent spaces, Landlord shall install metal stud framing only, after Tenant has performed any demolition necessary to accommodate installation of said framing. Such stud framing shall extend from the floor slab of the Leased Premises to the underside of the floor or roof structure. Tenant’s reimbursement to Landlord for Tenant’s share of the cost of such work is included in the fee identified in Exhibit B-1 for Landlord provided facilities. Tenant shall install gypsum board on Tenant’s side of stud framing to underside of structure as required for a one-hour fire resistant separation.

C.	In the event that the Leased Premises are located in a retail development, or in an expansion wing of a retail development, which development or expansion wing shall not yet have opened for business to the public, and Tenant shall be able to complete its construction within the Leased Premises prior to such opening, Landlord shall not provide a temporary barricade at the storefront lease line, except to the extent that Landlord shall determine that such barricade is necessary or desirable. If the Leased Premises are not located in such a development or in such an expansion wing, or if Tenant shall be unable to complete the construction of the Leased Premises and to open for business at the time that such development or expansion wing, as applicable, first opens for business to the public, Landlord shall provide, for Tenant’s use during construction and demolition, a temporary barricade at the storefront lease line. ~~Tenant shall reimburse Landlord $45.00 per lineal foot of storefront lease line for any such temporary barricade provided by Landlord.~~ Landlord shall remove the storefront barricade upon completion of Tenant’s Work and when Tenant is prepared to open for business as determined by Landlord. Landlord shall have the option, by written notice to Tenant, to require Tenant to remove the storefront barricade and to store the same at a location specified by Landlord within the regional retail development. In the event of such removal by Tenant, Tenant shall be responsible for any damage caused to the barricade by such removal and storage. In either case, Tenant shall immediately repair any damage caused to the Leased Premises by the removal of the barricade.

D.	If the entire Leased Premises shall not have been previously occupied by another tenant or occupant, the provision of utility connections by Landlord shall be as set forth under Section II of Exhibit B-1. If the entire Leased Premises shall have been previously occupied, and the following utilities or utility stubs are not contained within the Leased Premises, Landlord shall cause said utilities to be extended to within the Leased Premises at a point which is closest to Landlord’s pickup point. Such utilities shall include: sanitary, domestic cold water, plumbing vent (where applicable), fire protection, and air conditioning supply duct stub (where applicable). Refer to Exhibit B-1 (and/or to other construction exhibits, if any, attached to this Lease) for additional information on certain utilities.

SECTION III. TENANT’S WORK

Tenant at its sole cost and expense shall perform all work required to complete the Leased Premises to a finished condition ready for the conduct of business therein. Tenant’s Work shall conform to criteria, procedures, and schedules as set forth in Sections IV, V, and VI respectively, of this Exhibit, and shall include, but not be limited to, the following:

A.	Field Conditions

Prior to the commencement of its construction, Tenant shall survey the site to inspect, verify and coordinate all existing conditions within the Leased Premises. Such survey shall include the location of existing mall utilities which are to remain, placement of wall stud framing defining the Leased Premises, and identification of various improvements made by previous occupant(s), if any, which are to remain, be relocated or removed and the determination of the extent of demolition or repair to be performed by Tenant. Tenant shall advise Landlord immediately of any discrepancies with respect to Landlord’s Space Layout drawings.

Any resultant revisions from such survey shall be incorporated into Tenant’s Working Drawings and Specifications. Tenant shall verify conditions pertaining to the Leased Premises from time to time after commencement of construction of its Leased Premises. Any adjustments to the work arising from field conditions not apparent on drawings and other building documents shall receive the prior written approval of Landlord.

Exhibit B, page 1
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

Immediately following the installation by Landlord of wall stud framing defining the Leased Premises, Tenant shall verify the accuracy of said installation and shall immediately advise Landlord of any discrepancies. Failure to so notify Landlord shall be deemed as acceptance by Tenant of said installation and layout.

Tenant shall coordinate its work with the work of others or with existing conditions occurring above or below the Leased Premises and shall make changes from time to time as required to accommodate such work or conditions.

B.	Working Drawings and Specifications

Working Drawings and Specifications as set forth in Section V of this Exhibit.

C.	Demolition

1.	All demolition required to facilitate Tenant’s construction shall be performed by Tenant at Tenant’s expense, and shall be as approved by Landlord on Tenant’s demolition plans, prior to commencing such work.

a.	Floors: Tenant shall repair or replace any part of the existing concrete slab which may have been removed by Landlord or Tenant to allow for extension of underground utilities. Backfill and compaction shall be provided by Tenant.

b.	Interior Finishes: Tenant shall demolish any existing improvements made by previous occupant(s) within the Leased Premises which Tenant has indicated are not to remain or designated to be reused. Such work shall include but not be limited to: storefront and storefront enclosure, abandoned party walls, interior partitions and finishes, floor coverings, ceilings and miscellaneous improvements. Removal of demolition debris shall be performed by Tenant. In no event shall removal of debris take place through the malls during the hours in which the Shopping Center is open for business.

c.	Mechanical and Electrical Equipment: Tenant shall remove all mechanical and electrical systems existing on the Leased Premises which are no longer functional or designated to be reused. Such work shall include but not be limited to: roof top and interior HVAC equipment and supports, duct work, wire and conduits, electrical distribution equipment, plumbing fixtures, sprinkler lines, telephone equipment and any specialty equipment as may exist in the Leased Premises.

2.	Repairs:

Tenant shall make all repairs to the Leased Premises necessitated by the removal of the improvements made by previous occupant(s). Such work shall include but not be limited to: concrete slab, roof, structural members, mechanical and electrical equipment, telephone equipment, party walls and interior finishes.

D.	Architectural and Finishing Work

1.	Storefront work.

2.	Partitions.

a.	To the extent that new corridor-partitions are required, Landlord will erect stud framing and one (1) layer of 5/8” firecode gypsum wallboard on the corridor side of one-hour fire resistant partitions separating the Leased Premises from adjacent service/exit corridors. Such stud framing shall extend from the floor slab of the Leased Premises to the underside of the floor or roof structure. Tenant’s reimbursement to Landlord for Tenant’s share of the cost of such work is included in the fee identified in Exhibit B-1 for Landlord provided facilities, and gypsum wallboard. Tenant shall install one (1) layer of 5/8” firecode gypsum wallboard on Tenant’s side of stud framing to underside of structure as required for a one-hour fire resistant separation.

Note: Service/exit corridors where a two-hour fire resistant partitions separating the Leased Premises from the adjacent service/exit corridor is required, Landlord will erect stud framing and two (2) layers of 5/8” firecode gypsum wallboard on the corridor side of two-hour fire resistant partitions separating the Leased Premises from adjacent service/exit corridors. Tenant’s reimbursement to Landlord for Tenant’s share of the cost of such work is included in the fee identified in Exhibit B-1 for Landlord provided facilities. Tenant shall install two (2) layers of 5/8” firecode gypsum wallboard on Tenant’s side of stud framing to underside of structure as required for a two-hour fire resistant separation.

Exhibit B, page 2
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

3.	All required interior partitioning, fire separations and doors, service exit door, ceiling work, floor coverings, commercial grade finish hardware, and painting and finishing work.

4.	Covering and finishing of columns to achieve a one-hour fire resistant rating.

5.	Toilet facilities.

6.	Sign(s) and sign panel backgrounds.

7.	Floors:

a.	In upper level Tenant spaces with a depressed structural concrete floor, concrete topping to achieve a finished floor elevation at the same elevation as the mall.

b.	Repairs as may be required to accommodate extension of underground utilities.

c.	All slabs on grade. Tenant shall provide sand fill and/or remove excess as required and compact same to ninety-five percent (95%) modified proctor and install a vapor barrier (minimum .004 mill visqueen) and a concrete minimum strength of 3,000 pounds with 6 x 6 W2.9 woven wire mesh (minimum thickness 4”) in accordance with Standard Project Details, finished as required to receive floor finishes.

d.	Finished floor elevation at all store entrances shall be at the same elevation as adjacent areas. All carpet areas are to be depressed.

E.	Structural

1.	Any alterations and/or additions and reinforcements to Landlord’s structure required to accommodate Tenant’s Work, all of which must be designed by a certified structural engineer at Tenant’s expense. Performance of such work is subject to prior written approval of Landlord.

F.	Mechanical

1.	All plumbing, heating, ventilating, and air conditioning systems within or directly related to Tenant’s Leased Premises, proceeding from the points of connection to utilities as listed in Exhibit B-1, or modifications to existing mechanical systems, all in accordance with Landlord’s design criteria.

G.	Electrical

1.	All electrical and telephone systems within or directly related to the Leased Premises proceeding from points of connection to utilities as listed in Exhibit B-1 (or in other construction exhibits, if any, attached to this Lease), or modifications to existing systems, all in accordance with Landlord’s design criteria.

2.	Tenant shall be required to use the facilities installed by Landlord at the Shopping Center to transmit voice and data to the Leased Premises. Access to such facilities must be coordinated by Tenant through Landlord’s designated system administrator at Tenant’s cost. Any necessary cross connects that are required by Landlord to be done off premises.

H.	Fire Protection

1.	A complete, hydraulically calculated fire protection sprinkler system, proceeding from the point of connection to Landlord’s system or modifications or removal of existing fire protection sprinkler system and existing fire retardant materials in accordance with Landlord’s design criteria. All such work shall be performed, at Tenant’s sole cost and expense, by a qualified sprinkler contractor acceptable to Landlord. Landlord’s approval of the foregoing shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency thereof, and Tenant shall be solely responsible therefor.

Tenant shall be responsible for the cost of the complete removal of all existing fire-retardant materials and all demolition associated with this removal. All work will be done in strict compliance with all local, state, and federal codes and requirements. All demolition and removal work will be performed by contractors under contract with Landlord.

All of the work performed pursuant to this Section III shall, for the purpose of the Lease to which this Exhibit is attached and made a part, be deemed to be improvements made to the Leased Premises by Tenant.

Exhibit B, page 3
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

SECTION IV. CRITERIA -- TENANT’S WORK.

The requirements, criteria and/or outline specifications as set forth herein represent minimum standards for the preparation of working drawings, construction and finish of the Leased Premises by Tenant:

A.	Standard Project Details and Construction Information

1.	Standard Project Details and Construction Information, issued by Landlord, as they pertain to Tenant’s Work, shall govern with respect to such work. Such details shall be reviewed by Tenant and incorporated as required in Tenant’s Working Drawings and Specifications for the Leased Premises.

B.	Design Loads

1.	Structural loading imposed by any of Tenant’s Work on a temporary or permanent basis shall not exceed the following allowable live loads:

a.	Stores located on supported slabs (levels other than on-grade): 75 lbs. per square foot.

b.	Common Areas, mall courts, and galleries: 75 lbs. per square foot.

c.	On-grade slabs: 125 lbs. per square foot.

d.	Roof: 20 lbs. per square foot.

C.	Architectural, Structural

1.	Storefront work:

a.	The configuration of the storefront line, as established by Landlord, shall be considered the leaseline, beyond which no element of the storefront may extend.

b.	All storefront components, including head tracks for sliding doors, grille roller supports, guides and supports for side rolling grilles, etc., shall be structurally fastened and braced to the building structure. All aluminum storefront components which remain visible during business hours, such as sliding doors and other glazing sections, rolling grilles or ornamental metal shall have an anodized finish.

c.	Electronic surveillance or other shoplifting detection devices and security systems shall be incorporated and integrated within Tenant’s storefront. Free-standing “boxes” or “columns” or other exposed equipment or decals shall be prohibited.

2.	Ceilings:

Non-combustible ceilings on a concealed metal suspension system shall be used throughout all of Tenant’s public areas. An exposed metal suspension system may be permitted only if the system consists of 2’ x 2’ tee grid with regressed lay-in acoustical tile in horizontal planes only; vertical or sloped use of exposed tees is prohibited. Taped, painted and/or plaster sprayed gypsum board ceilings shall be used in conjunction with all storefront soffits. The use of exposed wood or other combustible material above ceilings or in any other attic spaces is prohibited.

3.	Walls:

5/8” Firecode (UL listed) gypsum board shall be used on all party walls where a one-hour fire resistant separation is required. All interior partitions shall have gypsum board finish on all sides. A one-hour fire resistant rating is required for all steel columns.

4.	Floors:

a.	Carpeting and/or other quality floors, such as glazed or unglazed tiles or hardwood flooring shall be used in Tenant’s public areas. The reuse of flooring materials not in compliance with the foregoing is prohibited.

b.	Toilet rooms and kitchens shall have waterproofed floors and door thresholds.

5.	Service Exit Door:

One hinged 3’-0” x 7’-0” x 1-3/4” prime coated, one-hour fire labeled, hollow metal service exit door, frame, and commercial grade hardware unless otherwise required by code. The service door shall be installed in a vestibule, by Tenant at its expense, if required by code.

Exhibit B, page 4
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

6.	Rubbish Storage:

a.	Food and beverage service Tenants shall provide rubbish and solid waste storage room(s) within Leased Premises.

b.	Floor area to be waterproofed with membrane approved in writing by Landlord.

7.	General:

a.	Landlord shall have the right to locate, both vertically and horizontally, utility lines, air ducts, flues, refrigerant lines, drains, sprinkler mains and valves, and such other facilities, including access panels for same, within the Leased Premises, as deemed necessary by engineering design and/or code requirements. Landlord’s right to locate facilities within the Leased Premises shall include the facilities required by other tenants. Landlord shall also have the right to locate mechanical and other equipment on the roof over the Leased Premises.

b.	Notwithstanding anything to the contrary contained in this Lease or in any of the exhibits attached thereto, all flashing, counter-flashing, roof penetrations, and roofing repairs shall conform to the project roofing specifications. Roof repairs or penetrations required by removal or relocation of existing equipment or installation of new equipment (cutting of roof and deck material and/or repair of same) shall be performed by Landlord’s roofing contractor at Tenant’s expense.

Tenant shall enter into a direct contract with Landlord’s roofing contractor.

D.	Mechanical

1.	Plumbing:

a.	Plumbing fixtures and accessories shall be of commercial quality and shall be of water conserving type.

b.	Tenant shall provide a water meter (calibrated in gallons) in an easily accessible location (or, at Landlord’s direction, Tenant will install a remote reader device).

c.	Floor drains shall be provided in toilet rooms and kitchens and/or food service areas.

~~d.~~	~~Tenant shall be obligated to pay to Landlord, at the time Tenant obtains its construction permit, any capital facility connection charge imposed by the governmental unit having jurisdiction, together with all other costs and expenses incurred or to be incurred by Landlord with respect to Tenant’s construction of and connection to water and wastewater facilities, and with respect to particular plumbing fixtures, in accordance with all applicable ordinances in effect from time to time.~~

Refer to Exhibit B-1 for additional criteria.

2.	Heating, Ventilating and Air Conditioning:

a.	If Tenant elects to utilize existing HVAC system, said system shall be completely upgraded and repaired to like new condition at Tenant’s sole cost and expense.

b.	If Tenant elects to install a new HVAC system or a supplement to an existing system, said systems, shall be installed in complete compliance with criteria presently established for the Shopping Center.

Refer to Exhibit B-1 for additional criteria.

3.	Fire Protection:

Hydraulically calculated fire protection sprinkler system, fire hose cabinets, fire extinguishers and other equipment within the Leased Premises in accordance with Landlord’s insurance underwriters’ Fire Rating Inspection Bureau, and Code requirements. Since the entire fire protection system for the project is required to be an inter-related, centrally controlled installation, Tenant shall cause to be designed and installed, by a qualified sprinkler contractor acceptable to Landlord, said system within the Leased Premises in accordance with Landlord’s requirements and shall submit shop drawings, specifications and hydraulic calculations for the sprinkler system to Landlord’s Insurance Underwriters’ Fire Rating Inspection Bureau for approval. Landlord’s approval of the foregoing shall not constitute the assumption of any responsibility by Landlord for the accuracy of sufficiency thereof, and Tenant shall be solely responsible therefor. Said work shall be accomplished without interrupting fire service to remainder of Shopping Center during occupied hours.

Exhibit B, page 5
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

E.	Electrical

1.	Tenant, at its expense, shall furnish and install and/or modify the existing to provide a complete electrical service proceeding from Landlord’s point of connection as defined in Exhibit B-1 to a point within the Leased Premises. This work shall include, but not be limited to, furnishing and installing a fusible disconnect switch at Landlord’s/utility company’s distribution equipment and conduit and conductors of sufficient capacity for Tenant’s requirements. All conductors shall be insulated copper wire type THW or THWN.

2.	All fluorescent or incandescent lighting fixtures in Tenant’s public areas, other than track type and decorative fixtures, shall be recessed. Fluorescent fixtures shall have low brightness, parabolic lenses or diffusers and be no larger than 2’ 0” x 2’ 0” in size. Bare lamp fluorescent or incandescent fixtures may not be used except in concealed areas and/or stock rooms. Connections to all devices in Tenant’s public areas shall be concealed.

3.	Emergency lighting shall be provided by Tenant per code to illuminate stock and/or sales areas and rear exitway during power outage, which lighting shall be battery-operated, twin-head light pack(s) and/or fluorescent fixtures. In public areas battery assembly for emergency lights shall be concealed.

4.	Circuits serving signs shall be controlled by a time switch.

5.	Audio systems installed by Tenant shall be designed such that sound shall be contained within the Leased Premises. No speaker or sound emitting device shall be installed or employed within twenty feet (20’) of Tenant’s storefront lease line and shall be directed toward the interior of the space.

Refer to Exhibit B-1 for additional criteria.

F.	Tenant’s Permanent Sign

1.	General:

Tenant shall submit quadruplicate copies of its sign drawings and specifications, including samples of materials and colors, for Landlord’s approval, prior to fabrication of Tenant’s sign. Such drawings shall show location of sign on storefront elevation drawing and shall clearly indicate color, materials, attachment devices, dimensions and construction details.

2.	Criteria:

Only the storefront of the Leased Premises facing malls and/or courts shall be identified by a sign. Tenant’s sign shall be subject to the following requirements and limitations:

a.	The average height of sign letters or components shall not exceed twelve inches (12”).

b.	No part of the sign letters shall hang free of the background.

c.	Sign shall not project beyond the leaseline of the Leased Premises more than two inches (2”) if less than eight feet (8’) above finished floor line, or more than six inches (6”) if above eight feet (8’).

d.	Signs shall be limited to the store name only as set forth in Section 16.01 of this Lease; reference to merchandise or activity is prohibited.

e.	Sign letters or components shall not have exposed neon or other lamps. All light source shall be concealed by translucent material. Surface brightness of translucent material shall be consistent in all letters and components of the sign. All edges and the backs shall be fully encased in metal.

f.	The storefront sign shall not employ the name of the Shopping Center as part of Tenant’s store identification.

g.	The outer limits of sign letters, components or insignia shall fall within a rectangle, the two short sides of which must be at least twenty-four inches (24”) from the side leaselines of the Leased Premises, the top side of which must be at least twelve inches (12”) from the soffit of the mall fascia element.

Exhibit B, page 6
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

h.	All electrical sign components must bear U.L. label. Such U.L. label must be inconspicuously placed.

3.	The following types of signs or sign components are prohibited:

a.	Signs employing moving or flashing lights or any audible or moving components.

b.	Signs employing exposed raceways, ballast boxes or transformers.

c.	Signs exhibiting manufacturer’s name, stamps or decals.

d.	Signs employing painted and/or non-illuminated letters.

e.	Signs employing luminous-vacuum formed plastic letters.

f.	Signs of box or cabinet type, employing transparent, translucent or luminous plastic background panels.

g.	Shadow-box type signs.

h.	Signs employing unedged or uncapped plastic letters with no returns.

i.	Any exposed fastenings whatsoever.

j.	Cloth, paper, plastic or cardboard signs, stickers, decals, or painted signs of any kind, hung around, on or behind storefront glass or within storefront space.

k.	Back-illuminated signs.

l.	Free-standing signs.

4.	The service door of the Leased Premises shall be identified with a plastic sign, uniform to all Tenants, in accordance with Center Management criteria.

SECTION V. PROCEDURE, SCHEDULES AND OBLIGATIONS FOR THE COMPLETION OF PLANS AND SPECIFICATIONS BY TENANT.

All prints, drawing information and other material to be furnished by Tenant to Landlord for approval as required in this Exhibit shall be addressed to Landlord at 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304- 2324. Approvals of such documents shall be deemed invalid unless given by Landlord in writing. Any approval given by Landlord with respect to Tenant’s Work or any subsequent alterations by Tenant shall be effective only for a period of one hundred twenty (120) days following Landlord’s notice to Tenant of such approval. If Tenant shall not have commenced construction with respect to such work or alterations within such one hundred twenty (120) day period (or shall not be diligently pursuing such work or alterations to completion), Tenant shall be required to resubmit the applicable plans and specifications to Landlord for re-approval prior to commencement or continuation of such work or alterations. All notices, drawing information and other material furnished by Landlord to Tenant under this Exhibit or pursuant to Sections 5.01 or 5.02 of the Lease may be effectively submitted to Tenant by mailing the same to Tenant at the address set forth on the Data Sheet on page 1 of the Lease or to Tenant’s architect if Tenant has provided Landlord with such an address, notwithstanding any contrary or additional requirement contained in any other section of the Lease.

A.	Space Layout Drawings

1.	Landlord shall furnish Tenant with one (l) set of prints of Space Layout Drawings giving technical and design information for the Leased Premises; provided that Landlord shall not be responsible for the accuracy, efficacy or sufficiency of said Space Layout Drawings and Tenant shall be solely responsible for all technical and other examinations of the Leased Premises and shall be exclusively responsible with respect to verification of actual field conditions and actual field measurements and a full review of all technical and engineering requirements with respect to the Leased Premises and Tenant’s construction thereon.

B.	Working Drawings and Specifications

1.	Tenant shall submit Working Drawings and Specifications for the construction of all improvements in the Leased Premises on the date referenced in Section 5.01(b) of the Data Sheet to this Lease. Tenant shall engage an Architect registered in the state in which the Shopping Center is located for the purpose of preparing Working Drawings and Specifications for the Leased Premises. Working Drawings and Specifications shall be prepared in strict compliance with the Construction Criteria and requirements as set forth in Section IV of this Exhibit and shall adhere to the design as indicated in Section 5.01(b) of the Data Sheet of the Lease to which this exhibit is attached.

Exhibit B, page 7
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

2.	All Working Drawings and Specifications prepared by Tenant’s Architect shall be submitted by Tenant, in the form of one (l) set of bond or vellum prints, or electronic files in .dxf or .tif format transmitted electronically or via CD along with a Notice of Certification by Tenant’s Architect that such drawings and specifications comply with Section 5.01(b) of the Data Sheet and Landlord’s Construction Criteria. Any required revisions to such Working Drawings and Specifications shall be prepared and resubmitted by Tenant to Landlord within ten (10) days of receipt of notice from Landlord.

3.	Tenant shall pay all fees of its Architect. The fee identified in Section II of Exhibit B-1 shall, in part, be for Landlord’s review of the various plans and specifications submitted by Tenant and for Landlord’s facilitation and coordination of Tenant’s actual construction in the Leased Premises; however, Landlord shall not be in any way responsible or liable with respect to the accuracy, sufficiency, or feasibility of Tenant’s plans, and Tenant shall be totally responsible for same.

SECTION VI. PROCEDURE, SCHEDULES AND OBLIGATIONS FOR THE CONSTRUCTION OF THE LEASED PREMISES BY TENANT.

A.	Commencement of Construction

1.	Tenant shall commence demolition and/or construction of the Leased Premises not later than fourteen (14) days from either of the following dates, whichever shall be the later to occur: (1) the date of receipt by Tenant of written notice from Landlord that (a) Landlord has substantially completed Landlord’s Work, if any, and that (b) payment therefor, as required herein, is due (other than work which cannot be performed by Landlord until Tenant makes the Leased Premises ready for the performance thereof) and that (c) the Leased Premises are ready for Tenant’s Work; or (2) the date on which Landlord approves Tenant’s Working Drawings and Specifications for the Leased Premises. Tenant shall carry such construction to completion with all due diligence.

2.	The failure of Tenant to comply with procedures and requirements set forth in this Exhibit, or to commence or complete the construction of the Leased Premises prior to the date of commencement of the term of the Lease to which this Exhibit is attached and made a part shall have no effect whatsoever upon the commencement of said term, which shall in any event commence at the time provided for in Section 1.02 of said Lease.

B.	General Requirements

1.	Tenant shall submit to Landlord via Certified or Registered Mail, at least five (5) days prior to the commencement of construction, the following information:

a.	The names and addresses of the General, Mechanical and Electrical Contractors Tenant intends to engage in the construction of its Leased Premises.

b.	The date on which Tenant’s construction work will commence, together with the estimated date of completion of Tenant’s construction work and fixturing work, and date of Tenant’s projected opening for business in the Leased Premises.

c.	Evidence of insurance as called for hereinbelow.

d.	Itemized statement of estimated construction costs, including architectural, engineering and contractor’s fees.

e.	Tenant’s Contractors’ Performance and/or Labor and Material bonds, if so required by Landlord, or any other bond to be furnished by Tenant as may be required by Landlord to insure the faithful performance of the work in accordance with the Drawings and Specifications approved by Landlord.

2.	Tenant shall engage the services of such bondable, licensed contractors who will work in harmony with Landlord’s contractors and the contractors employed by the other tenants so that there shall be no labor disputes which would interfere with the operation, construction and completion of the Shopping Center or with any work being carried out therein.

3.	Construction shall comply in all respects with applicable Federal, State, County and/or City statutes, ordinances, regulations, laws and codes. All required building and other permits in connection with the construction and completion of the Leased Premises shall be obtained and paid for by Tenant. Landlord’s review of Tenant’s Working Drawings and Specifications shall be for the purpose of ascertaining compliance with the requirements of this Lease and Landlord’s requirements, and shall in no event extend to any confirmation or authorization, express or implied, that Tenant’s Working Drawings and Specifications have been prepared in accordance with the requirements of applicable laws, codes, ordinances and regulations, including, without limitation, the Americans with Disabilities Act, and Tenant shall be solely responsible with respect to all necessary compliance with such laws, codes, ordinances and regulations.

Exhibit B, page 8
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

Tenant shall provide temporary heat if required.

Tenant shall provide temporary electrical if required.

Tenant shall apply and pay for all utility services.

Tenant shall cause its Contractor to provide warranties for not less than one year against defects in workmanship, materials and equipment.

4.	Tenant’s Work shall be subject to the inspection of Landlord, its consultants, and its supervisory personnel.

~~5.~~	~~Upon the expiration of one half (1/2) of the lease term, Tenant shall, within thirty (30) days after direction from Landlord, submit Working Drawings and Specifications as set forth in Section V of this Exhibit showing the work to be performed by Tenant to completely remodel and refurbish the Leased Premises. Tenant will cause such work to be performed not later than ninety (90) days following the date of Landlord’s direction in accordance with Working Drawings and Specifications approved by Landlord specifying the remodeling work to be done by Tenant.~~

~~All such work shall be subject to and shall be carried out in accordance with the provisions of this Lease, including, without limitation, the provisions of Section 5.01(b) governing construction of the Leased Premises and the remedies of Landlord in the event of noncompliance by Tenant, including, but not limited to, termination of this Lease as therein set forth. Without limiting the foregoing, in the event that Tenant shall fail to perform such remodeling work, or if Tenant shall fail to operate the Leased Premises as required in the Lease or shall fail to surrender possession of the Leased Premises to Landlord as required in the Lease or under law, Landlord shall have the right to erect, at Tenant’s expense, a storefront barricade in front of the Leased Premises, which barricade shall not be removed except upon Landlord’s prior written consent and with Tenant paying the cost of such removal.~~

C.	Landlord’s Right to Perform Work

1.	Landlord shall have the right to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines in its sole discretion should be performed immediately and on an emergency basis for the best interest of the project, including without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris.

D.	Temporary Facilities During Construction

1.	Tenant shall pay for all temporary utility facilities, and the removal of debris, as necessary and required in connection with the demolition and/or construction of the Leased Premises. Storage of Tenant’s Contractors’ construction material, tools, equipment and debris shall be confined to the Leased Premises and in areas which may be designated for such purposes by Landlord. In no event shall any material or debris be stored in the mall or in service or exit corridors.

2.	During construction, Landlord may provide temporary electrical service in an area designated by Landlord. Tenant shall request, in writing, permission to connect temporary lines to the power source for service to its Leased Premises. The cost to Tenant for this service is incorporated in the fee identified in Exhibit B-1 for Landlord provided facilities. In the event that the Leased Premises presently contain a metered electrical service, Tenant shall utilize the existing service and reimburse Landlord on the metered basis.

3.	During initial construction, Tenant fixturing and merchandise stocking, Landlord may require Tenant to utilize trash removal service from designated truck courts. Tenant is responsible for breaking down boxes and placing trash in containers in the designated truck court areas. The cost to Tenant for this service is incorporated in the fee identified in Exhibit B-1 for Landlord provided facilities. At any time, as determined by Landlord, Landlord may discontinue trash removal service and Tenant shall assume responsibility therefor. All such work shall be performed by contractors approved by Landlord.

E.	Construction Completion

1.	A Letter of Certification by Tenant’s Architect stating that the store has been satisfactorily completed in compliance with the Landlord Approved Working Drawings. Any deficiencies should be outlined and sent to Tenant’s contractor for correction within thirty (30) days.

Exhibit B, page 9
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

F.	Landlord’s Letter of Acceptance

1.	Upon the completion of Tenant’s construction and fixturing work, and upon written request to Landlord from Tenant, Landlord shall issue a Landlord’s Letter of Acceptance of said Leased Premises. The issuing of such a Letter shall be contingent upon Tenant satisfying all of the following conditions (which conditions shall, in any event, be satisfied by Tenant as an obligation hereunder):

a.	The satisfactory completion by Tenant of the work to be performed by Tenant under Section III of this Exhibit including correction of deficiencies and inconsistencies with approved Working Drawings and Specifications.

b.	Furnishing by Tenant to Landlord of all waivers of liens and sworn statements from all persons performing labor and/or supplying materials in connection with such work showing that all of said persons have been compensated in full.

c.	Submittal by Tenant to Landlord of a detailed breakdown of Tenant’s final and total construction costs.

d.	Submittal by Tenant to Landlord of warranties for not less than one (1) year against defects in workmanship, materials and equipment, if so required by Landlord.

e.	Full payment by Tenant of all sums due Landlord for items of work performed by Landlord on behalf of Tenant, as outlined in this Exhibit.

f.	The issuance of a Certificate of Occupancy by the Building and Safety Department of the local unit of government.

2.	Upon written request from Tenant, Landlord shall also inspect that portion of Tenant’s Work which shall have been completed up to the date of such request, and upon satisfaction of all of the foregoing conditions set forth in paragraph 1 above (other than issuance of a Certificate of Occupancy) with respect to the portion of Tenant’s Work so completed, Landlord shall issue a Landlord’s Letter of Acceptance with respect to such completed work. No payments, if any, required to be made by Landlord to Tenant shall be made unless and until Tenant shall have obtained a current Letter of Acceptance with respect to all of Tenant’s Work completed as of the date of such required payment.

G.	Payments by Tenant

1.	Tenant shall pay Landlord all sums due Landlord for items of work performed or expenses incurred by Landlord on behalf of Tenant within ten (10) days after receipt by Tenant of a statement therefor from Landlord. Such items of work and expenses incurred include, but are not necessarily limited to, the following:

a.	All items called for as Tenant’s cost obligations in this Exhibit.

b.	In the event that the Leased Premises are located in a retail development, or in an expansion wing of a retail development, which development or expansion wing shall not yet have opened for business to the public at the time of the commencement by Tenant of its construction hereunder, Tenant shall be obligated to pay to Landlord Tenant’s pro rata share of costs and expenses incurred by Landlord in arranging for a final cleaning of and debris removal from the Common Areas and vacant premises in preparation for the grand opening of the retail development or of such expansion wing. Tenant’s pro rata share shall be computed on the basis that the square footage of the Leased Premises bears to the square footage of gross leased and occupied area in the Shopping Center (or in the expansion wing of the Shopping Center, as applicable) as of the earlier of: the date of the opening of the Shopping Center (or the expansion wing, as applicable), or the date that Tenant is notified of its pro rata share of such costs and expenses.

~~2.~~	~~In the event Tenant fails to open its store for business to the general public upon the commencement date of the term of the Lease, or fails to complete the remodeling required under Section 5.01 of the Lease within ninety (90) days following such commencement date (to the extent that this Lease represents a renewal lease for the same premises as are presently occupied by Tenant), then in addition to all other fees and charges hereunder, Tenant shall pay a fee to Landlord in accordance with the following schedule for additional coordination, administration, and other services, which fee shall be paid for each full calendar month after the commencement date, or after the expiration of such ninety (90) day period, as applicable (with periods of less than one month to be prorated), that Tenant shall have failed to open its store for business, or shall have failed to complete its required remodeling as set forth above, as applicable. The payment of the foregoing fee shall not excuse Tenant from default for failure to open, or failure to remodel, as applicable, shall not preclude the exercise of default remedies by Landlord, and shall not render Landlord liable in any manner for or in connection with Tenant’s construction.~~

Exhibit B, page 10
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

~~Floor Area of Leased Premises~~	~~Applicable Amount in $~~

~~1 to 500 sq. ft.~~	~~2,500.00~~
~~501 to 750 sq. ft.~~	~~3,000.00~~
~~751 to 1,500 sq. ft.~~	~~4,000.00~~
~~1,501 to 3,500 sq. ft.~~	~~5,500.00~~
~~3,501 to 6,000 sq. ft.~~	~~7,000.00~~
~~6,001 to 10,000 sq. ft.~~	~~8,000.00~~
~~10,001 sq. ft. and over~~	~~9,500.00 + 75¢/per sq. ft. in excess of 10,000 sq. ft.~~

H.	Insurance

1.	Tenant shall secure, pay for and maintain, and cause its Contractor(s) to secure, pay for and maintain during any construction and fixturing work within the Leased Premises, all of the insurance policies required herein, in the amounts as set forth below, and such insurance as may from time to time be required from city, county, state or federal laws, codes, regulations or authorities, together with such other insurance as is reasonably necessary or appropriate under the circumstances. Tenant shall not permit its Contractor(s) to commence any work until all required insurance has been obtained and certificates of such insurance have been delivered to Landlord.

2.	Tenant’s General Contractor’s and Subcontractors’ Required Minimum Coverages and Limits of Liability.

a.	Worker’s Compensation in accordance with State statutory limits and including Employer’s Liability Insurance with a limit of not less than Two Million and 00/100ths Dollars ($2,000,000.00) for each accident, and any insurance required by any Employee Benefit Acts or other statutes applicable where the work is to be performed as will protect the Contractor and Subcontractors from any and all liability under the aforementioned acts.

b.	Commercial General Liability Insurance in an amount not less than Two Million and 00/100ths Dollars ($2,000,000.00) for any one occurrence to include bodily injury, personal injury, property damage liability, and completed operations liability or a combination thereof with an aggregate limit of Two Million and 00/100ths Dollars ($2,000,000.00).

Such insurance shall insure Tenant’s General Contractor against any and all claims for personal injury, including death resulting therefrom and damage to or destruction of property of any kind whatsoever and to whomsoever belonging and arising from his operations under the Contract and whether such operations are performed by Tenant’s General Contractor, Subcontractors, or any of their Subcontractors, or by any one directly or indirectly employed by any of them.

c.	Comprehensive Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, and non-owned, in the following amounts:

(1)	Bodily injury, per occurrence for personal injury and/or death	$2,000,000.00

(2)	Property Damage Liability	$2,000,000.00

Such insurance shall insure the General Contractor and/or Subcontractors against any and all claims for personal injury, including death resulting therefrom and damage to the property of others caused by accident and arising from its operations under the Contract and whether such operations are performed by the General Contractor, Subcontractors, or by anyone directly or indirectly employed by any of them.

Exhibit B, page 11
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

3.	Tenant’s Commercial General Liability Insurance.

Tenant shall provide Commercial General Liability Insurance as will insure Tenant against any and all liability to third parties for damages because of personal injury liability (or death resulting therefrom) and property damage liability of others or a combination thereof which may arise from work in connection with the Leased Premises, and any other liability for damages which Tenant’s General Contractor and/or Subcontractors are required to insure against under any provisions herein. Said insurance shall be provided in minimum amounts as follows:

a.	Bodily injury, per occurrence for personal injury and/or death	$2,000,000.00

b.	Property Damage Liability	$2,000,000.00

4.	Tenant’s Builder’s Risk Insurance -- Completed Value Builder’s Risk Material Damage Insurance.

Coverage:

Tenant shall provide an “All Physical Loss” Builder’s Risk insurance policy on the work to be performed for Tenant in the Leased Premises as it relates to the building within which the Leased Premises is located. The policy shall include Tenant, its Contractor and Subcontractors, Landlord, and the partners and agents of Landlord, as insureds as their interests may appear. The amount of insurance to be provided shall be one hundred percent (100%) of the replacement cost.

5.	All such insurance policies required under this Exhibit, except as noted above, shall include (i) Landlord, its Managing Agent, its Architect, its General Contractor, and the partners and agents of Landlord, and the partners of such partners, and any other parties in interest designated by Landlord, as additional insureds; except Worker’s Compensation Insurance, and (ii) an endorsement waiving all rights of subrogation against Landlord, its Managing Agent, its Architect, General Contractor, partners and agents, and the partners of such partners, and any other parties in interest designated by Landlord. All such insurance shall be primary and noncontributing with respect to any policies carried by Landlord, and any insurance provided by Landlord shall be carried on an excess basis.

Certificates of Insurance shall provide that no reduction in the amounts or limits of liability or cancellation of such insurance coverage shall be undertaken without prior thirty (30) day written notice to Landlord.

The insurance required under this Exhibit shall be in addition to any and all insurance required to be procured by Tenant pursuant to Section 11.01 of the Lease to which this Exhibit is attached.

[End of text of Standard Construction Exhibit]

Exhibit B, page 12
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

THE MALL AT GREEN HILLS (INCLUDING E BUILDING)
EXHIBIT B-1

UTILITIES

(Attached to and forming a part of Exhibit B;

Section references correspond to the Section numbers set forth in Exhibit B.)

SECTION II: LANDLORD’S WORK.

A.	Building Utilities and Services and Chargebacks:

1.	The following list of items will be provided by Landlord ~~for the fee set forth in the schedule below~~.

a.	Sanitary sewer stub.
b.	Domestic cold water stub.
c.	Plumbing vent stub.
d.	Fire protection sprinkler system main (not applicable for space numbers 300, 306, 310, 312 or 314).
e.	Fresh air supply duct stub (if applicable).
f.	Fresh air supply duct stub for the expansion area E level 1 and level 2 building.
g.	Toilet exhaust duct stub.
h.	Central electric utility company distribution centers (277/480 V, 3PH, 4W, 60C).
i.	Central telephone distribution boards.
j.	Central gas utility company metering manifolds (if applicable).
k.	Demising walls, studs only.
l.	Corridor demising walls, studs, and gypsum on corridor side only.
m.	Landlord architect coordination and administrative services.
n.	Temporary electric.
o.	Construction and merchandising debris removal.
p.	Condenser water taps (if applicable).

~~2.~~	~~Fee Schedule:~~

	~~Floor Area of Leased Premises~~ 	~~Applicable Rate~~

	~~1 through 1,500 sq. ft.~~	~~$12.00/s.f.~~
	~~1,501 through 3,500 sq. ft.~~ 	~~$10.00/s.f.~~
	~~3,501 sq. ft and over~~ 	~~$ 8.00/s.f.~~

SECTION IV: CRITERIA - TENANT’S WORK.

The requirements, criteria, and/or outline specifications as set forth herein represent minimum standards for the design, construction, and finish of the mechanical and electrical systems installed by Tenant.

A.	Mechanical

1.	Plumbing (plumbing below level 1 (exterior) needs heat trace):

a.	Plumbing fixtures and accessories shall be of commercial quality and shall be of a water- conserving type.
b.	Water heaters shall be electric, except Food and Beverage Service Tenants where gas units may be permitted if gas is available.
c.	Floor drains shall be provided in toilet rooms, kitchens, and/or other rooms with water supply.
d.	Food and Beverage Service Tenants shall further provide gas service, if required by Tenant, including meter and branch line extension from project manifold designated by Landlord to Leased Premises. All gas piping to be welded black steel.

2.	Heating, Ventilating, and Air Conditioning:

a.	Tenants designated to install individual heating, ventilating and air conditioning systems:

(i)	Each Tenant shall provide its own individual system (i.e., heating, ventilation and air- conditioning equipment and controls, ducts, insulation, water supply, venting and drainage, fresh air supply and return, exhaust and make-up air, dehumidification and humidification equipment, water saving equipment and all structural, plumbing and electrical work related thereto). All equipment shall bear UL label.
(ii)	All equipment shall be contained with Tenant’s Leased Premises except rooftop air- cooled condensing units, make-up air units, and hood exhausters. Such equipment located on the roof shall only be located in areas designated by Landlord to specified heights, and in accordance with Landlord’s standard details for roof-mounted equipment. All refrigerant piping shall be installed in ceiling space and extend through roof adjacent to the equipment. Suction lines shall be insulated.
(iii)	Tenant’s air handling units shall be floor-supported in Tenant’s space independent of Landlord’s structural system.

Exhibit B-1, page 1
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

(iv)	All process exhausts, hood exhausts, equipment vents, and other contaminated exhausts permitted by Landlord shall discharge vertically to the atmosphere, and be located a minimum of twenty feet (20’) horizontally from any fresh air intakes, properly dispersing odors or fumes away from same.
(v)	All supply and fresh-air ductwork shall be insulated and all ductwork on all levels shall be installed in concealed space above ceilings. Space between ceilings and structure shall not be used as a return air plenum.
(vi)	All odors shall not migrate to the public mall or adjacent spaces.
(vii)	Standards of design and construction shall be in accordance with latest ASHRAE and SMACNA Guides.
(viii)	Tenant shall provide all process requirements, hood exhausts make-up air supplies, equipment vents and other contaminated exhausts. When permitted by Landlord, Tenant may extend its ductwork through the roof. Ductwork which passes through service corridor walls shall have U.L. approved fire dampers located in ductwork at wall. Provide approved access doors for such dampers. Where fire dampers are not allowed by code, a fire rated enclosure must be provided.
(ix)	Tenant roof equipment shall be located in areas designated by Landlord to specified heights and in accordance with Landlord’s standard details for equipment on the roof.

(a)	Should weight or location of equipment by Tenant require supports, screens, cat walks or roof hatch and ladder, they shall be provided by Tenant in accordance with standard details. Landlord shall determine when and where the above shall be required.

(b)	All above equipment shall be finish painted in accordance with Landlord’s paint schedule and specifications.

(c)	Tenant’s roof equipment shall be clearly identified with Tenant’s name.

3.	HVAC Water Source Heat Pump:

All retail tenants are to utilize a mechanical system in accordance with the type available in the area for all their HVAC requirements; water source heat pump (WSHP). Tenant must remove and dispose of all existing unused rooftop equipment over the tenant space, at tenant’s expense. Tenant shall verify mechanical system in field, including availability of tie to Landlord’s system.

a.	Landlord provides valved condenser water supply and return (CS/CR) piping at a location to allow Tenant to connect to and extend to the Leased Premises. Tenant provides WSHP air handling unit in Tenant’s space suspended from structure above (not decking).

Tenant shall verify mechanical system in field.

b.	Landlord’s CS/CR loop water system will provide heat rejection for the equipment refrigerating effect of 36,000 BTU’s per hour per 1,000 square feet of Leased Premises for tenants located on the lower level; 40,000 BTU’s per hour per 1,000 square feet of Leased Premises for tenants located on the upper level; 120,000 BTU’s per hour per 1,000 square feet of Leased Premises for restaurant tenants. Tenants’ monthly charge will be increased if Tenant exceeds these loads. Relocation or change in size of loop water piping, if possible, shall be by Landlord’s contractor at Tenant’s expense (including design and engineering costs).

c.	The space heating system is included in the loop system piping for use by the WSHP heating/cooling units. Heating is available at a rate of 24,000 BTU’s per hour per 1,000 square feet of Leased Premises for tenants located on the lower level; 30,000 BTU’s per hour per 1,000 square feet for tenants located on the upper level.

d.	HVAC system, including WSHP air handling unit, ductwork, air diffusers (adjustable for volume as well as direction), registers, grilles, thermostat, power and control wiring, etc. will be designed and installed by Tenant. Tenant shall use a new commercial unit, Daikin, Trane, Carrier or Florida Heat Pump (FHP), hung from structure above and piped with isolation valves to Landlord’s central WSHP loop water system. Supply ductwork must be insulated sheet metal. Return air shall be ducted with installed sheet metal.

e.	Condenser water will be supplied between 70 - 88 degrees with heat rejection systems selected for a 15 degree rise.

f.	Air handling units and exhaust fans with a capacity of 2,000 CFM or greater or any unit serving an area of egress, regardless of capacity, shall have a smoke detector, which shuts down the unit when the building central fire alarm system is activated.

g.	Outside ventilation air should be taken through the AC unit at a rate up to 0.50 CFM per square foot in accordance with applicable ASHRAE Standards and any other pertinent codes.

h.	Lower and upper level tenants will connect to Landlord-provided toilet exhaust duct, located within Tenant space.

i.	Lower level tenants will connect to Landlord-provided outside air supply duct conical tap to Tenant space.

j.	Upper level tenants will connect to the Landlord provided roof penetration with hoods for fresh air supply. Fourteen inches (14”) conical outside air tap located in tenant ceiling for Phase 3B.

k.	Outside ventilation air shall be ducted by Tenant to return plenum on Tenant’s WSHP air handling unit. Tenant shall install manual volume damper at connection of air handling unit. Tenant shall insulate outside air duct inside Leased Premises with 1 ½” thick, foil faced fiberglass blanket insulation.

Exhibit B-1, page 2
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

l.	Tenants will maintain positive air pressure to enclosed mall by providing ventilation air excess of exhaust air by ten percent (10%) or 100 CFM whichever is greater.

m.	Tenants may not penetrate floor or roof areas without the express written consent of the Owner.

n.	Gas is not available to individual Tenants.

o.	After condenser water WSHP unit piping has been completed and connected to Landlord’s isolation valves per WSHP piping detail. Tenant shall flush the piping to prevent any trash from entering the main condenser water loop piping. The drain valve at the hose kits shall be opened and each of Landlord’s isolation valves shall be slightly opened and closed in sequence to flush all new piping. The strainer at the hose kit will also be back-flushed and cleaned.

p.	Tenant’s HVAC Contractor shall start up WSHP air handling unit and verify its operation, check- out operation of fire stat and balance air distribution to space.

4.	Packaged Units (where permitted by owner):

Packaged unit, Condensing Unit Located On Roof or Deck Above, Air Handling Unit Located in Space. All retail tenants are to utilize a mechanical system in accordance with the type available in the area for all their HVAC requirements: packaged or split system.

a.	Enclosed mall tenants will use either packaged units or split systems; condensing until located on the roof or deck above, air handling unit located in tenant space in areas.

Tenant shall verify mechanical system in field.

b.	Lower Level tenants located under existing upper level tenants must coordinate the location of refrigerant and electrical lines through the upper level space with existing Tenant.

c.	HVAC system for these tenant spaces including condensing unit and associated refrigerant and electrical lines, air handling unit, electrical duct heater mounted in ductwork, ductwork, air diffusers, registers, thermostat, power and control wiring, etc., will be designed, furnished and installed by Tenant.

d.	Tenant shall use new commercial equipment (Carrier, Lennox, Trane, Daikin or FHP).

e.	Air handling units and exhaust fans with a capacity of 2,000 CFM or greater, or any unit serving an area of egress, regardless of capacity, shall have a duct-mounted smoke detector, which shuts units down the unit when the building central fire alarm system is activated.

f.	For spaces under upper level tenants, no heat gain or loss need be calculated through the upper level floor slab. For tenant spaces under the parking deck, the U-factor for the insulated slab shall be 0.18; U-factor for upper level spaces is 0.2.

g.	Cooling capacity of the system should not exceed 36,000 BTU’s per hour per 1,000 square feet of Leased Premises for tenants located on the lower level; 40,000 BTU’s per hour per 1,000 square feet of Leased Premises for tenants located on the upper level; 120,000 BTU’s per hour per 1,000 square feet of Leased Premises for restaurant tenants.

h.	Outside ventilation air should be taken through the AC unit at a rate up to 0.50 CFM per square foot in accordance with applicable ASHRAE Standards and any other pertinent codes.

i.	Lower Level tenants and Tenants under parking deck will connect to Landlord provided exhaust duct stubbed into Tenant Space. Tenant will be back charged for this stub in.

j.	Upper Level tenants will provide individual penetrations through the roof for toilet exhaust. All roof penetrations shall be by Landlord’s Contractor at Tenant’s expense.

k.	Lower Level tenants and tenants under the parking deck will connect to Landlord provided fresh air supply duct stubbed into Tenant space.

l.	Upper Level tenants will provide individual penetrations through the roof for fresh air supply. All roof penetrations shall be by Landlord’s Contractor at Tenant’s expense.

m.	Outside ventilation air shall be ducted by Tenant to return plenum on Tenant’s air handling unit. Tenant shall insulate the Landlord and Tenant provided outside air duct inside demised premises with two inches (2”) thick sealed foil faced fiberglass blanket insulation.

n.	Tenants will maintain positive air pressure to enclosed mall by providing ventilation air in excess of exhaust air by ten percent (10%) or 100 CFM, whichever is greater.

Exhibit B-1, page 3
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

B.	Design Conditions

The following are suggested design conditions for Tenant space (Tenant’s consultants to verify correct design conditions):

a.	Outside design conditions:

i.	Winter:	14 deg F (99.6%)
ii.	Summer:	95 deg F (0.4%)
Wetbulb coincidental 75 deg F (0.4%)

b.	Inside design conditions:

i.	Retail Areas:	75 (+/-2) deg F / 60% RH (summer)
70 (+/-2) deg F (winter)

ii.	Corridors:	unconditioned
60 deg F (winter, Unit Heaters)
iii.	Restaurants	75 (+/-2) deg F / 60% RH (summer)
70 (+/-2) deg F (winter)

c.	Minimum exhaust air quantities:

Toilets	As required by code.

*Spaces with air contaminated by odors or other contaminates shall provide an adequate amount of exhaust to maintain a negative pressure within the space.

d.	Minimum outside air supply:

Sales spaces	As required by code.
Inactive stock spaces	None
Active stock spaces	As required by code.

e.	Occupancy load for heat gain calculations:

Retail:	One (1) person per 66.67 sq. ft. in retail areas.

Restaurant:	One (1) person per 10 sq. ft. in restaurant dining rooms.

f.	Envelope Area:

Areas of exterior walls shall be calculated from floor to underside of roof.

Area of roof shall equal the Rentable Area of premises.

g.	Electrical Load:

Internal heat gain from electrical loads shall be based on the following:

i.	One hundred percent (100%) of the total wattage from all installed lighting including but not limited to general, showcase, valance, accent, sign, and miscellaneous lighting.

ii.	One hundred percent (100%) of all wattage of all appliances, motors, and equipment operated continuously for three (3) hours or more.

iii.	A percentage of connected wattage for all appliances, motors, and equipment operated intermittently. The percentage shall be determined by the nameplate duty cycle or, if such nameplate rating is unavailable as indicated in the latest edition of the ASHRAE Fundamentals Handbook.

C.	Miscellaneous Mechanical Requirements

1.	Total air circulated will be based on internal sensible heat load at peak requirements but not less than code requirements.

2.	Tenant’s HVAC system shall provide outside air for ventilation at a minimum rate of 0.1 cfm per square foot of lease area or as directed in design criteria for Mall areas but not less than code requirements, should same be greater. Outside air shall flow through the air conditioning unit only.

Exhibit B-1, page 4
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

D.	Electrical

1.	General Requirements:

a.	Access: Equipment must be installed allowing clear access for servicing.

b.	Electrical Data Tabulation Sheets: Must be filled out completely, certified by engineer of record, and submitted with construction document for the landlord review process.

c.	Tenant Electric Design Loads:

i.	Retail (dry goods): 14 watts/sq ft

ii.	Restaurant (sit down style): 30 watts/sq ft

d.	Lighting Control: Utilize daylight sensors and dimmable ballasts to control light levels in day-lit zones of your space where appropriate and occupancy sensors for lighting in auxiliary spaces (non-sales areas).

2.	Tenant Work

a.	Electrical Service Feeders and Other Equipment: Tenant shall provide electrical service feeders in existing conduit from Landlord provided tenant distribution switchboard to the Leased Premises. All conductors shall be insulated copper wire, type THHN/THWN.

b.	Tenant Service Circuit Breakers: All Tenant service circuit breakers in the Landlord provided tenant metering switchboards are to be furnished by Tenant and installed by Landlord’s contractor at Tenant’s expense.

c.	Tenant shall provide all panelboards, transformers, conduits, wiring, and final connections to all electrical devices, equipment, and appurtenances within the Leased Premises.

d.	Tenant shall provide all lighting fixtures, lamps, signs, controls, and all associated conduits and wiring within the Leased Premises.

e.	Panelboard Design: Panelboards shall be designed for twenty percent (20%) minimum spare ampacity (based on connected load) and twenty percent (20%) spare breaker space.

f.	Lighting Fixtures: Select high quality, energy efficient fixtures considering aesthetics and the visual comfort of occupants. All lighting fixtures in the sales areas, other than decorative fixtures, shall be recessed. Fluorescent fixtures shall be direct/indirect type with perforated center basket diffusers. Track Lighting at the storefront display area shall be recessed or concealed. Track lighting outside the storefront display area may be surface mounted.

i.	Lighting shall not spill outside the Leased Premises and no direct glare shall be visible to public view.

ii.	Bare lamp fluorescent or incandescent fixtures may not be used except in stockrooms or areas inaccessible to customers.

g.	Telecommunications Service Cabling: Tenant shall provide telecommunications service cabling in existing conduit from the telecommunications closet to the Leased Premises.

h.	Television, LCD’s and Security Equipment: Television, LCD screens and security equipment, and all conduits, wiring, and related items in the sales area are subject to Landlord review and approval. The installation of televisions and LCD screens in sales area for marketing and advertising are subject to Landlord review and approval. Television & LCD screens must be a minimum of ten feet (10’) from the storefront leaseline. The installation of any roof mounted antenna must be approved, in writing, by Landlord.

i.	Exit/Emergency Lighting System: Tenant shall provide exit/emergency lighting system functioning on a normal source or battery operated source for loss of power conditions (as required by governing codes).

j.	Emergency lighting: Tenant shall provide emergency lighting as required to illuminate stock, food preparation area or sales area and rear exit way during power outages. Said lighting shall be battery operated, recessed lights or twin-head light pack(s). In areas visible to customers, battery assembly for emergency and exit lights shall be concealed and remote type light fixtures used.

Exhibit B-1, page 5
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

k.	Signage: Tenant shall provide transformers, ballasts, conduit, wiring, and related items for signs. Circuits serving sign(s) shall be connected by a time switch.

l.	Transformers: Transformers are to be mounted on the floor or structural wall, not from the building structure or demising wall.

m.	Three phase transformers (dry-type): Three phase dry-type transformers shall have six standard full capacity tap arrangements. Entire installation within the Leased Premises shall be balanced to within ten percent (10%) across all three phases.

n.	Service Call System: Tenant shall provide and install a buzzer call system and all related conduit and wire located at back service corridor and must not be audible in sales area.

o.	Codes and UL: Entire installation shall meet all requirements of national or local electrical codes. All equipment shall bear UL labels or labels from other third party testing agencies recognized by local code enforcement authority.

p.	Conduit: All electrical wiring systems shall be in conduit. The use of “Bx” or “Romex” is not permitted. Speaker, security, or other low voltage wiring within the Leased Premises must be plenum rated or in conduit.

[End of text of Exhibit “B-1” Utilities.]

Exhibit B-1, page 6
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

EXHIBIT B-2D
STORE DESIGN DRAWINGS

(Attached to and forming a part of Exhibit B and showing certain modifications thereof;

Section references correspond to the Sections of Exhibit B)

SECTION III. TENANT’S WORK.

Tenant, at its sole cost and expense, shall perform all work required to complete the Leased Premises to a finished condition ready for the conduct of business therein. Tenant’s Work shall conform to criteria, procedures, and schedules as set forth in Sections IV, V and VI, respectively, of Exhibit B, except as herein modified, and shall further include the preparation of Store Design Drawings and related matters as set below.

SECTION V. PROCEDURE, SCHEDULES AND OBLIGATIONS FOR THE COMPLETION OF PLANS AND SPECIFICATIONS BY TENANT.

B.	Store Design Drawings

1.	Within thirty (30) days from either of the following dates, whichever shall be later to occur: (a) receipt by Tenant of Space Layout Drawings, or (b) execution of this Lease by the parties hereto, Tenant shall submit to Landlord one (1) set of reproducible prints of Store Design Drawings prepared by a qualified architect specializing in retail design, showing intended design character and finishing of the Leased Premises. The Store Design Drawings shall comply with the design criteria of the development and shall set forth the requirements of Tenant within the Leased Premises. Said drawings shall include but not be limited to the following:

a.	Merchandising layout of the space: merchandise allocations and fixture locations, both permanent and movable.

b.	Architectural design of the space, including storefront: floor plans, reflected ceiling plans and elevations including sign(s), sections and complete fixturing information, material selections and finishes, including color and material sample boards.

c.	Mechanical system: basic equipment to be used and its position and capacity, duct distribution system and diffuser locations.

d.	Electrical system: floor and reflected ceiling plans showing outlets, type of lighting fixtures, other electrical equipment contemplated and location of panelboard(s), switchboard(s) and projected electrical loads.

e.	General demolition plan.

2.	After review of Store Design Drawings, Landlord shall return to Tenant one (1) set of prints of Store Design Drawings with Landlord’s modifications and/or approval.

3.	If Store Design Drawings are returned to Tenant with modifications, but not bearing Landlord’s approval, said Store Design Drawings shall be immediately revised by Tenant and resubmitted to Landlord for approval within ten (10) days of their receipt by Tenant.

C.	Working Drawings and Specifications

1.	Immediately following the date on which Store Design Drawings bearing Landlord’s approval are returned to Tenant, Tenant shall engage an Architect registered in the state in which the Shopping Center is located for the purpose of preparing Working Drawings and Specifications for Tenant’s Leased Premises. Working Drawings and Specifications shall be prepared in strict compliance with the Design Criteria and requirements as set forth in Section IV of this Exhibit and shall adhere to the Store Design Drawings as approved by Landlord.

2.	All Working Drawings and Specifications prepared by Tenant’s Architect shall be submitted by Tenant, in the form of one (l) set of reproducible prints (i.e., sepias) and one (l) set of prints, to Landlord within twenty-one (21) days from receipt by Tenant of Landlord’s approved Store Design Drawings. Any required revisions to such Working Drawings and Specifications shall be prepared and resubmitted by Tenant to Landlord within ten (10) days of receipt of notice from Landlord.

3.	Tenant shall pay all fees of its Architect. The fee identified in Section II of Exhibit B-1 shall, in part, be for Landlord’s review of the various plans and specifications submitted by Tenant and for Landlord’s facilitation and coordination of Tenant’s actual construction in the Leased Premises; however, Landlord shall not be in any way responsible or liable with respect to the accuracy, sufficiency, or feasibility of Tenant’s plans, and Tenant shall be totally responsible for same.

D.	Completion Schedule

The submittal dates for Store Design Drawings and for Working Drawings and Specifications shall be included and shall be consistent with the requirements of paragraphs B and C above.

[End of text of Standard Design Exhibit]

Exhibit B-2D, page 1
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

THE MALL AT GREEN HILLS
EXHIBIT C

CENTRALIZED CONDENSER WATER SUPPLY SYSTEM

All tenants have been designated to receive Condenser Water from a Centralized Condenser Water Plant at fixed temperature and variable volume during regular Shopping Center hours as determined by Landlord. The Condenser Water shall be delivered to Tenants through a network of pipes and each tenant shall include a minimum of one set of connections. The basis of design calls for the condenser water to be supplied between 70-88 degrees with heat rejection systems selected for a 15 degree rise. The temperatures may vary based on load but shall satisfy cooling requirements.

The Centralized Condenser Water Supply System will be installed by Landlord on behalf of Tenant ~~at Tenant’s sole cost and expense for the charge in the Initial Reimbursement Schedule below~~.

Tenant will provide Condenser Water Heat Pump Units within the Leased Premises for conditioning of the leased space.

Tenant shall initially design and construct all heating, ventilating, and air conditioning systems within or directly related to its Premises, proceeding from the Condenser Water supply connections, all in accordance with Landlord’s requirements and approval.

A.	TENANT TO REIMBURSE LANDLORD

~~Landlord’s initial charge for providing said system, shall be determined from the following schedule, and shall be due and payable within ten (10) days after Tenant has been invoiced for such amount by Landlord.~~

1.	Centralized Condenser Water Plant and Supply System~~, Initial Reimbursement Schedule~~ and Annual VAC Charge Rate Schedule.

Charges will be computed by multiplying the floor area of the Leased Premises by the applicable amounts shown in this schedule.

Floor Area of Leased Premises	~~Initial Reimbursement Schedule~~	Annual VAC Charge Rate Schedule

Up to 250 square feet	~~23.70~~	5.92
251 to 500 square feet	~~14.95~~	5.85
501 to 750 square feet	~~13.12~~ 	5.76
751 to 1,000 square feet	~~12.63~~	5.69
1,001 to 1,250 square feet	~~12.07~~	5.60
1,251 to 1,500 square feet	~~11.66~~	5.54
1,501 to 1,750 square feet	~~11.17~~	5.46
1.751 to 2,000 square feet	~~10.61~~	5.38
2,001 to 2,500 square feet	~~10.34~~	5.31
2,501 to 3,000 square feet	~~9.65~~	5.23
3,001 to 3,500 square feet	~~8.97~~	5.15
3,501 to 4,000 square feet	~~8.30~~	5.08
4,001 to 4,750 square feet	~~7.94~~	5.00
4,751 to 5,500 square feet	~~7.60~~	4.93
5,501 to 6,250 square feet	~~7.28~~	4.85
6,251 to 7,000 square feet	~~6.92~~	4.76
7,001 to 7,750 square feet	~~6.59~~	4.69
7,751 to 8,500 square feet	~~6.23~~	4.62
8,501 to 9,250 square feet	~~5.89~~	4.55
9,251 to 10,000 square feet	~~5.57~~	4.46
10,001 to 12,500 square feet	~~5.04~~	4.38
12,501 to 15,000 square feet	~~4.54~~	4.31
15,001 to 17,500 square feet	~~4.18~~	4.24
17,501 to 20,000 square feet	~~3.88~~	4.17
Over 20,000 square feet	~~3.66~~ 	4.08

B.	OPERATING COSTS AND EXPENSES

From and after the date Tenant connects to the Centralized Condenser Water Plant and Supply System, or from and after Tenant’s lease term commencement date, whichever shall be first to occur, Tenant agrees to pay Landlord an amount, determined in the manner hereinafter provided. Said amount shall include Tenant’s share of all costs and expenses incurred by Landlord on Tenant’s behalf in connection with said system, including but not limited to the costs and charges for operation, administration, electricity, insurance, repairs, replacement, maintenance and property taxes.

Exhibit C, page 1
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

The annual amount, hereinafter termed Annual Ventilating and Air Conditioning Charge or “Annual VAC Charge,” will not include costs incurred by Tenant for maintenance of operation of equipment installed by Tenant.

The base Annual VAC Charge is determined by a unit rate per square foot floor area of Tenant’s Premises from the “Annual VAC Charge Rate Schedule,” and when established in accordance with Landlord’s requirements and approval, shall be paid by Tenant to Landlord in accordance with the following Section 1.

Section 2 provides the basis for adjustment to the Annual VAC Charge rate if Tenant’s design load exceeds Landlord’s base standards.

Section 3 provides the basis for adjustment to the Annual VAC Charge rate for increases to the operating variables.

1.	Method for Developing Annual VAC Charge

a.	For the purpose hereof, the term “Base Unit Rate” shall be the rate determined from the Annual VAC Charge Rate Schedule, by using the total square foot floor area of the Leased Premises.

b.	The term “Actual Unit Rate” shall be the rate after the Base Unit Rate has been adjusted as provided by Section 2 hereof.

c.	The Actual Unit Rate is then multiplied by the total square foot floor area of the Leased Premises. The product is the Annual VAC Charge which shall be divided into twelve (12) equal monthly installments hereinafter designated as the Monthly VAC Charge.

2.	Design Load Adjustment

a.	The Base Unit Rate for VAC service has been developed in part from the Design Criteria which also includes heat rejection up to 36 BTU’s per hour per square feet of Leased Premises.

The Base Unit Rate shall be increased by two and one half percent (2.5%) or the fraction thereof for each BTU per square foot or fraction thereof in excess of the maximum identified above, all as determined by Landlord or Landlord’s energy services consultant.

b.	The Actual Unit Rate shall initially be determined by inspection of Tenant’s Working Drawings. Landlord shall have the right to inspect Tenant’s Premises, and in the event “As-Built” lighting and heat producing equipment exceeds loads indicated on initial working drawings, Landlord will adjust Actual Unit Rate on the basis of the above formula.

3.	Operating Expense Adjustment

a.	The Base Unit Rate for VAC has been developed as follows:

i.	Electrical Energy: An average unit cost of electricity per kilowatt hour, including energy charge, demand charge, fuel adjustments and taxes, from the applicable local utility provider’s schedules as filed March 1, 2014.

ii.	All Other Expenses: All costs and expenses for operation, administration, insurance, repairs, replacement, maintenance and property taxes accrued to said system, in effect as of March 1, 2014.

b.	The VAC Charge shall be adjusted from time to time in accordance with the following provisions:

i.	Eighty percent (80%) of the Actual Unit Rate shall be increased by a percentage equal to the percentage increase in the previously defined average cost of electrical power per kilowatt hour.

ii.	Twenty percent (20%) of the Actual Unit Rate shall be increased during each annual period by a percentage equal to the percentage increase from the base period of the “Consumer Price Index For All Urban Consumers (1982-84 = 100), U.S. City Average, All Items,” published by the United States Department of Labor, Bureau of Labor Statistics.

iii.	Landlord shall have the right to adjust retroactively and increase VAC charges for preceding periods. The adjusted Actual Unit Rate shall become the applicable rate until further adjusted by Landlord.

Exhibit C, page 2
Impossible Kicks /The Mall at Green Hills/03/21/23
COMMON AREA CHARGE

Certificate Of Completion
Envelope Id: 1CA8F437A715469687AD364127797E4B		Status: Completed
Subject: Complete with DocuSign: Impossible Kicks_MGH_LEASE revised final .pdf
Source Envelope:
Document Pages: 64	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Shannon Arnold
AutoNav: Enabled		200 E. Long Lake Rd. Suite 300
EnvelopeId Stamping: Enabled		Bloomfield Hills, MI 48304
Time Zone: (UTC-05:00) Eastern Time (US & Canada)		SMartinez@Taubman.com
IP Address: 68.41.159.159

Record Tracking
Status: Original	Holder: Shannon Arnold	Location: DocuSign
3/21/2023 4:12:02 PM	SMartinez@Taubman.com

Signer Events	Signature	Timestamp
Rod Granero	/s/ Rod Granero	Sent: 3/21/2023 4:13:20 PM
rgranero@impossiblekicks.com		Viewed: 3/21/2023 5:27:02 PM
Security Level: Email, Account Authentication (None)		Signed: 3/21/2023 5:27:33 PM
Signature Adoption: Pre-selected Style
Using IP Address: 97.130.241.71

Electronic Record and Signature Disclosure:

Accepted: 3/21/2023 5:27:02 PM

ID: d321c27c-a5e3-4852-bd93-481f9da30f49

Michele Walton	/s/ Michele Walton	Sent: 3/21/2023 5:27:36 PM
mwalton@taubman.com		Viewed: 3/22/2023 9:32:15 AM
Authorized Signatory		Signed: 3/22/2023 9:32:23 AM
Security Level: Email, Account Authentication	Signature Adoption: Pre-selected Style
(None)	Using IP Address: 24.192.55.18

Electronic Record and Signature Disclosure:

Accepted: 3/22/2023 9:32:15 AM

ID: 90599706-0f51-458d-b290-612d55419332

Shannon Martinez	Completed	Sent: 3/22/2023 9:32:26 AM
smartinez@taubman.com		Viewed: 3/29/2023 10:04:48 AM
-----		Signed: 3/29/2023 10:05:06 AM
The Taubman Company LLC	Using IP Address: 68.41.159.159
Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:

Not Offered via DocuSign

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	3/21/2023 4:13:20 PM
Certified Delivered	Security Checked	3/29/2023 10:04:48 AM
Signing Complete	Security Checked	3/29/2023 10:05:06 AM
Completed	Security Checked	3/29/2023 10:05:06 AM

Payment Events	Status	Timestamps
Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 4/16/2019 1:54:51 PM

Parties agreed to: Rod Granero, Michele Walton

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, The Taubman Company LLC (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact The Taubman Company LLC:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

To contact us by email send messages to: jCritzon@taubman.com

To advise The Taubman Company LLC of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at JCritzon@taubman.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from The Taubman Company LLC

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to jcritzon@taubman.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with The Taubman Company LLC

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to jCritzon@taubman.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide- signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

●	You can access and read this Electronic Record and Signature Disclosure; and

●	You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and

●	Until or unless you notify The Taubman Company LLC as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by The Taubman Company LLC during the course of your relationship with The Taubman Company LLC.